Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Galileo Parent, Inc.,
a Delaware corporation;

Galileo Bidco, Inc.,
a Delaware corporation;

Galileo Topco, Inc.,
a Delaware corporation;

and

Maxar Technologies Inc.,
a Delaware corporation

Dated as of December 15, 2022

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		Page

7.12	Severability	72

7.13	Debt/Preferred Equity Financing Entities	72

7.14	Construction	73

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Exhibits

Exhibit A             Certain Definitions

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of December 15, 2022, by and among Galileo Parent, Inc., a Delaware corporation (“Parent”), Galileo Bidco, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Galileo Topco, Inc., a Delaware corporation and an indirect parent of Parent (the “Preferred Equity Issuer”) (solely for purposes of Section 3.1(c), Section 3.7 and Section 4.13 hereof) and Maxar Technologies Inc., a Delaware corporation (the “Company” and, collectively with Parent, Merger Sub and the Preferred Equity Issuer, the “Parties”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

WHEREAS, the Parties intend that, at the Effective Time, Merger Sub be merged with and into the Company (the “Merger”) in accordance with the terms and conditions set forth in this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent;

WHEREAS, subject to Section 4.6(c), the Company Board has unanimously: (i) determined that the Merger is fair to and in the best interests of the Company and the holders of shares of Company Common Stock; (ii) approved and declared advisable this Agreement and the Transactions, including the Merger; and (iii) recommended that the holders of shares of Company Common Stock adopt this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously: (i) determined that the Merger is fair to and in the best interests of its stockholder; (ii) approved and declared advisable this Agreement and the Transactions, including the Merger; and (iii) recommended that its stockholder adopt this Agreement;

WHEREAS, the board of directors of Parent has approved this Agreement and the Merger in accordance with the DGCL;

WHEREAS, concurrently with the execution of this Agreement, Parent has delivered to the Company (a) a duly executed commitment letter from investment funds affiliated with or managed by Advent International Corporation (such funds, the “Advent Sponsors”) and (b) a duly executed commitment letter from British Columbia Investment Management Corporation in its capacity as trustee of the pooled investment portfolio established under the Pooled Investment Portfolios Regulation (British Columbia) known as the “2022 Private Equity Fund” (the “BCI Sponsor” and, together with the Advent Sponsors, the “Sponsors”), dated as of the date hereof (each letter in clauses (a) and (b), an “Equity Commitment Letter”) to provide, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (the “Equity Financing”); and

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to and condition of the Company’s willingness to enter into this Agreement, Parent and Merger Sub are delivering to the Company a limited guarantee of the Advent Sponsors and the BCI Sponsor (each such Person, in such capacity, a “Guarantor”), in favor of the Company with respect to the performance by Parent and Merger Sub of their obligations hereunder, duly executed by each Guarantor and dated as of the date hereof (the “Guarantee”).

Agreement

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

Section 1.     The Merger

1.1            The Merger. At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL and upon the terms and subject to the conditions set forth in this Agreement, whereupon the separate existence of Merger Sub shall cease and the Company shall be the Surviving Corporation. From and after the Effective Time, all the property, rights, powers, privileges and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation and all of the debts, obligations, liabilities, restrictions and duties of the Company and Merger Sub shall become the debts, obligations, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

1.2            Closing; Effective Time.

(a)            The consummation of the Merger and other Transactions (the “Closing”) shall take place remotely by electronic exchange of executed documents, commencing 10:00 a.m. New York City time on the date that is three Business Days after the date on which all conditions set forth in Section 5 shall have been satisfied or waived (other than the conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at or prior to the Closing) or at such other date, time and place as Parent and the Company may mutually agree in writing. The date on which the Closing takes place is referred to as the “Closing Date.”

(b)            Subject to the provisions of this Agreement, at the Closing, the Company shall cause a certificate of merger with respect to the Merger to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL, and the Parties shall make any other filings or recordings required by the DGCL in connection with effecting the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger has been duly filed with the Secretary of State of the State of Delaware (or at such later time as the Parties may mutually agree and specify in the certificate of merger).

1.3            Certificate of Incorporation and Bylaws.

(a)            Subject to Section 4.8, as of the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Merger Sub or any other Person, the certificate of incorporation of the Company shall be amended to read in its entirety as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except the name shall be Maxar Technologies Inc. and the provisions relating to the incorporator shall be omitted), and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Laws.

(b)            Subject to Section 4.8, as of the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Merger Sub or any other Person, the bylaws of the Company shall be amended to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Laws.

1.4            Directors and Officers of the Surviving Corporation. Subject to applicable Law, the directors of Merger Sub as of the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Subject to applicable Law, the officers of the Company as of the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.5            Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company or Merger Sub:

(a)            each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than (i) such shares to be cancelled in accordance with Section 1.5(b) and (ii) any Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive $53.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 1.5(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration with respect to such share or shares;

(b)            each share of Company Common Stock held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned Subsidiary of the Company (in each case, other than any such shares of Company Common Stock held in a fiduciary, representative or other capacity on behalf of third parties) immediately prior to the Effective Time (the “Cancelled Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(c)            each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid, validly issued and nonassessable share of common stock of the Surviving Corporation, $0.01 par value, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Effective Time.

1.6            Treatment of Company Stock-Based Awards.

(a)            At the Effective Time, each Company SAR, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right of the holder of such Company SAR to receive an amount in cash, without interest and subject to deduction for any required withholding Tax, equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock covered by such Company SAR, by (ii) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company SAR, with the aggregate amount of such payment rounded down to the nearest cent, such amount to be paid by the Surviving Corporation no later than ten Business Days following the Closing Date.

(b)            At the Effective Time, each Company PSU, Company RSU and Company DSU, excluding any Company RSUs granted in 2023 to any individual who is not a non-employee director of the Company (such excluded Company RSUs, “2023 Employee RSUs”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right of the holder of such Company PSU, Company RSU or Company DSU, as applicable, to receive an amount in cash, without interest and subject to deduction for any required withholding Tax, equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock covered by such award, by (ii) the Merger Consideration, with the aggregate amount of such payment rounded down to the nearest cent, such payment to be paid by the Surviving Corporation no later than ten Business Days following the Closing Date. For purposes of clause (i) of the immediately preceding sentence, in the case of Company PSUs, the number of shares of Company Common Stock subject to a Company PSU shall equal (x) for a Company PSU granted in 2020, 175% of the target number of shares of Company Common Stock covered by such Company PSU, (y) for a Company PSU granted in 2021, 176% of the target number of shares of Company Common Stock covered by such Company PSU, and (z) for a Company PSU granted in 2022, 184% of the target number of shares of Company Common Stock covered by such Company PSU.

(c)            At the Effective Time:

(i)            The Vesting Portion of each 2023 Employee RSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall be cancelled in exchange for the right of the holder of such 2023 Employee RSU to receive an amount in cash, without interest and subject to deduction for any required withholding Tax, equal to the product obtained by multiplying (A) the Vesting Portion of such 2023 Employee RSU, by (B) the Merger Consideration, with the aggregate amount of such payment rounded down to the nearest cent, such payment to be paid by the Surviving Corporation no later than ten Business Days following the Closing Date.

(ii)           The Rollover Portion of each 2023 Employee RSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall be cancelled in exchange for the right of the holder of such 2023 Employee RSU to receive an amount in cash, without interest and subject to deduction for any required withholding Tax, equal to the product obtained by multiplying (A) the Rollover Portion, by (B) the Merger Consideration, with the aggregate amount of such payment rounded down to the nearest cent, such payment to be made by the Surviving Corporation in two substantially equal installments on each of January 1, 2024, and January 1, 2025, subject to the holder’s continued employment with, or service to, the Company, the Surviving Corporation or any of their Subsidiaries through each of the applicable payment dates; provided, that, if such holder’s employment or service is terminated in a Qualifying Termination, any unpaid amount corresponding to such holder’s Rollover Portion shall be paid to the holder within thirty days following the date of termination.

(d)            With respect to the Company 2019 Employee Share Purchase Plan (the “ESPP”), the Company will take all actions reasonably necessary to provide that (i) no new Offering (as defined in the ESPP) shall commence following the date of this Agreement, (ii) no individual participating in the ESPP shall be permitted to (A) increase the amount of his or her rate of payroll contributions thereunder from the rate in effect as of the date of this Agreement, or (B) make separate non-payroll contributions to the ESPP on or following the date of this Agreement, and (iii) no individual who is not participating in the ESPP as of the date of this Agreement may commence participation in the ESPP.  If the Offering that is in progress on the date hereof will not conclude prior to the Effective Time, then no later than three Business Days prior to the Effective Time, the outstanding offering that is in progress on such date shall terminate and be the final offering under the ESPP.

(e)            Prior to the Effective Time, the Company and the Company Board or any committee thereof, as applicable, shall take all reasonable actions necessary to effectuate the provisions of this Section 1.6 and to ensure that, as of the Effective Time, (i) the Company Equity Plans and the ESPP shall terminate and (ii) no holder of a Company Stock-Based Award or other Person shall have any rights with respect to any equity incentive award to acquire the capital stock or shares, as applicable, of the Company, the Surviving Corporation or any of their Subsidiaries, except the right to receive the payment contemplated by this Section 1.6 in cancellation and settlement thereof.

1.7            Exchange and Payment.

(a)            Prior to the Effective Time, Parent shall enter into an agreement (in form and substance reasonably acceptable to the Company) with a reputable bank or trust company reasonably acceptable to the Company (which may be the Company’s transfer agent) to act as paying agent in connection with the Merger (the “Paying Agent”). At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, to be held in trust for the benefit of the holders of the shares of Company Common Stock (other than the Cancelled Shares or Dissenting Shares), cash in U.S. dollars in an amount sufficient to pay the aggregate Merger Consideration in exchange for all of the shares of Company Common Stock outstanding immediately prior to the Effective Time (other than the Cancelled Shares or Dissenting Shares) in accordance with this Section 1 (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments of the Merger Consideration due pursuant to this Section 1. The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent; provided that (i) no investment of such cash shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (ii) such investments in all events shall be in short-term obligations of the United States of America with maturities of no more than 30 days, or guaranteed by, and backed by the full faith and credit of, the United States of America. If for any reason (including investment losses) at any time the cash in the Payment Fund is insufficient to make prompt payment and delivery of the aggregate Merger Consideration as contemplated by this Section 1, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to such deficiency. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation, as Parent directs.

(b)            Promptly after the Effective Time (and after receipt by the Paying Agent from the Company’s transfer agent of all information reasonably necessary to enable the Paying Agent to effect the mailing set forth in this Section 1.7; provided that Parent and the Surviving Corporation shall use reasonable best efforts to obtain such information to enable such mailing to occur no later than the fifth Business Day following the Effective Time), Parent or the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of an outstanding certificate (a “Certificate”), if any, that immediately prior to the Effective Time represented outstanding shares of Company Common Stock, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of such Certificate in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled.

(c)           The Paying Agent shall issue and deliver to each holder of uncertificated shares of Company Common Stock represented by book entry (“Book-Entry Shares”) not held, directly or indirectly, through The Depository Trust Company (“DTC”), if any, the Merger Consideration for each such Book-Entry Share, upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), and such Book-Entry Shares shall then be cancelled. With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall reasonably cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other reasonably necessary or desirable third-party intermediaries, to the extent practicable, to enable the Paying Agent to transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of shares of Company Common Stock held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other reasonably necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Section 1.

(d)            If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of Parent and the Paying Agent that such Tax either has been paid or is not applicable.

(e)            If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Paying Agent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(f)            Until surrendered as contemplated by this Section 1.7, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Shares, as applicable, without any interest thereon. No interest will be paid to or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of such Certificates or Book-Entry Shares.

(g)            All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Section 1 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

(h)            At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares. Thereafter, such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares.

(i)            None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.8            Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time and no further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Certificate or a Book-Entry Share is presented to the Paying Agent or to the Surviving Corporation, such Certificate or Book-Entry Share shall be cancelled and shall be exchanged for the cash amount in immediately available funds to which the holder thereof is entitled to receive as a result of the Merger pursuant to Section 1.7.

1.9            Withholding. Each of the Paying Agent, Parent, the Company and the Surviving Corporation shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Paying Agent, Parent, the Company or the Surviving Corporation, as the case may be.

1.10            Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to Section 262 of the DGCL and does not vote such shares of Company Common Stock in favor of the Merger or consent thereto in writing (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL and, from and after the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in this Section 1.10. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 1.5. The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights of appraisal (including providing Parent with copies of all notices and demands) and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior consent of Parent, make any payment with respect to, or compromise or settle, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL.

1.11            Certain Adjustments to Prevent Dilution. Notwithstanding anything to the contrary set forth in this Agreement, if, during the period from the date of this Agreement through the earlier of the Effective Time and the termination of this Agreement pursuant to Section 6, the issued and outstanding shares of Company Common Stock are changed into a different number or class of shares or securities by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reorganization, reclassification, recapitalization or other similar transaction, or a record date with respect to any such event shall occur during such period, then the Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted to provide holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

Section 2.     Representations and Warranties of the Company

Except (a) as disclosed in the Company SEC Documents filed or furnished after January 1, 2020 and before the date of this Agreement, and excluding disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any Company SEC Documents to the extent that such statements are cautionary, predictive or forward-looking in nature, but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statement (it being understood that any matter disclosed in such filings shall not be deemed disclosed for purposes of Section 2.1, Section 2.2, Section 2.4 or Section 2.5(a)) and (b) subject to Section 7.9, as set forth in the Company Disclosure Schedule, the Company represents and warrants to each of Parent and Merger Sub as follows:

2.1            Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing pursuant to the DGCL. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, in each case, except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize such concept), except where the failure to be so qualified or in good standing would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in violation of the certificate of incorporation or bylaws of the Company in any material respect.

2.2            Authority, Execution and Delivery.

(a)            The Company has the requisite corporate power and authority to execute and deliver this Agreement, to comply with its obligations hereunder and, subject to the adoption of this Agreement pursuant to resolutions to be considered at a duly convened and constituted meeting of the stockholders of the Company by the holders of at least a majority of outstanding Company Common Stock (the “Company Stockholder Approval”), to consummate the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Transactions, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar Laws of general applicability relating to or affecting creditors’ rights or by general principles of equity (collectively, the “Equitable Exceptions”).

(b)            The Company Board, at a meeting duly called at which all directors of the Company were present, in accordance with the DGCL and the Company’s organizational documents, has duly and unanimously (i) approved and authorized the Company to execute and deliver the Transaction Documents, and approved the Merger and the other Transactions, (ii) determined that the Merger and the other Transactions are in the best interest of the Company and its stockholders (other than holders of Cancelled Shares), (iii) recommended that the holders of the shares of Company Common Stock vote to adopt this Agreement (the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof and (iv) directed that this Agreement be submitted to the holders of Company Common Stock for their adoption at the Company Stockholder Meeting.

(c)            The Company Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement.

2.3            Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 2.4 and, in the case of the consummation of the Merger, subject to obtaining the Company Stockholder Approval, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (c) constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation or acceleration under any Material Contract (other than any Material Contract that is terminable without cause by a party other than a Company Entity upon not more than 90 days prior notice) or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company Entities, with such exceptions, in the case of each of clauses (b) through (d), as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.4            Required Regulatory Approvals. The execution, delivery and performance by the Company of this Agreement, and the consummation of the Transactions by the Company require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware, (b) such filings as may be required under the Exchange Act, the Securities Act or Canadian Securities Laws, (c) such filings as may be required under state securities or “blue sky” laws and the listing requirements of the NYSE or the TSX, (d) the filing of applications and notices and receipt of the Consents set forth in Section 2.4 of the Company Disclosure Schedule (collectively, the “Required Regulatory Approvals”) and (e) any actions or filings the absence of which would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.5            Capitalization, Etc.

(a)            The authorized capital stock of the Company consists of 240,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. As of 5:00 p.m., New York City time, on December 14, 2022 (the “Capitalization Date”), there were (i) 74,585,585 shares of Company Common Stock outstanding, (ii) no shares of Company Preferred Stock outstanding, (iii) an aggregate of 882,419 shares of Company Common Stock subject to outstanding Company SARs, (iv) an aggregate of 1,998,895 shares of Company Common Stock subject to outstanding Company RSUs, (v) an aggregate of 1,265,812 shares of Company Common Stock subject to outstanding Company PSUs (assuming maximum performance with respect to applicable performance goals), (vi) an aggregate of 29,565.35 shares of Company Common Stock subject to outstanding Company DSUs and (vii) no shares of Company Common Stock issued and held in treasury of the Company. Since the Capitalization Date, the Company has not issued any securities (including derivative or convertible securities) except for (A) any issuances permitted by Section 4.1(b) or (B) upon the exercise of Company Stock-Based Awards that were outstanding at the Capitalization Date and in accordance with their terms in effect at such time.

(b)            All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Equity Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or any similar right pursuant to any provision of applicable Laws or Contract to which any Company Entity is a party or otherwise bound.

(c)            As of the Capitalization Date: (i) 1,806,993 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Equity Plans, and (ii) 3,548,959 shares of Company Common Stock are reserved for future issuance pursuant to the ESPP.

(d)             Except (i) as set forth in this Section 2.5 or Section 2.5(d) of the Company Disclosure Schedule, as of the Capitalization Date, there were: (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, other than Company Common Stock; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights, including that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Common Stock, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; and (vii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock. The Company does not have a stockholder rights plan or similar arrangement in effect as of the date of this Agreement.

2.6            Subsidiaries.

(a)            Except as would not be material to the Company Entities, taken as a whole, each Subsidiary of the Company is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization (with respect to jurisdictions that recognize such concept). Each Subsidiary of the Company has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except in each case, as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize such concept), except where the failure to be so qualified or in good standing would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except, in each case, as would not be material to the Company Entities, taken as a whole.

(b)            Except as would not be material to the Company Entities, taken as a whole, all of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable and (ii) is owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens).

(c)            There are no outstanding: (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company Entities to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company, or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

(d)            Other than marketable securities held in the ordinary course of business, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any Person (other than a Subsidiary of the Company).

2.7            SEC Filings; Financial Statements; Related Party Transactions.

(a)            Since January 1, 2020, the Company has filed all reports, schedules, forms and documents with the SEC required to be filed by it pursuant to applicable Laws (collectively, the “Company SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Canadian Securities Laws (as the case may be) as in effect on the date such Company SEC Document was filed; and (ii) as of its filing date (or, if amended or superseded by a filing, then on the date of such filing) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Company SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Company SEC Document; and (B) in the case of Company SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Company SEC Document. There are no unresolved comments issued by the staff of the SEC or any Canadian Security Authority with respect to any Company SEC Documents. The Company is a “reporting issuer” or equivalent thereof and not on the list of reporting issuers in default under applicable Canadian Securities Laws in each of the provinces of Canada. None of the Subsidiaries of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, or is a “reporting issuer” or equivalent thereof under applicable Canadian Securities Laws in any province or territory of Canada. As used in this Section 2.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b)            The Company’s “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) are sufficient to provide reasonable assurances: (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP; (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company properties or assets that could have a material effect on the Company’s financial statements.

(c)            The Company maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required by Rule 13a-15 or 15d-15. The Company’s system of disclosures controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules, to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(d)            The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2021, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2021. Since December 31, 2021, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of any: (A) “significant deficiency” in the internal controls over financial reporting of the Company, (B) “material weakness” in the internal controls over financial reporting of the Company or (C) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(e)           The consolidated financial statements (including all related notes and schedules) included in the Company SEC Documents: (i) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as indicated in and permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (ii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the periods covered thereby. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K.

(f)            Except as set forth in Section 2.7(f) of the Company Disclosure Schedule or as would not be material to the Company Entities, taken as a whole, and except for indemnification, compensation or other employment arrangements entered into, modified or waived in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between any Company Entity, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

(g)            To the Knowledge of the Company, no “related party” of the Company (within the meaning of MI 61-101) together with its associated Entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Company Common Stock, except for related parties who will not receive a “collateral benefit” (within the meaning of MI 61-101) as a consequence of the Transactions.

(h)            The Company is in compliance in all material respects with the applicable listing requirements of the NYSE and the TSX, and has not since January 1, 2022 received any written notice asserting any non-compliance with the listing requirements of NYSE or TSX.

2.8            Liabilities. None of the Company Entities has any obligations or liabilities of any nature, either mature or unmature, except for: (a) liabilities and obligations reflected or reserved for, in the Company Balance Sheet (or the notes thereto); (b) liabilities and obligations that have been incurred by the Company Entities since the date of the Company Balance Sheet in the ordinary course of business; (c) liabilities and obligations for performance of obligations of the Company Entities pursuant to the terms of Contracts binding on the Company or any of its Subsidiaries or pursuant to which their respective properties and assets are bound; (d) liabilities and obligations permitted or contemplated in connection with the preparation, negotiation and consummation of the Transactions or incurred in connection with the Transactions; and (e) liabilities and obligations as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.9            Absence of Changes.

(a)            Since December 31, 2021 through the date of this Agreement, (i) other than events giving rise to, and the discussion and negotiation of this Agreement and the Transactions, the business of the Company Entities, taken as a whole, has been conducted in the ordinary course in all material respects and (ii) there has not occurred a Company Material Adverse Effect.

(b)            Since December 31, 2021 through the date of this Agreement, other than events giving rise to, and the discussion and negotiation of this Agreement and the Transactions, no Company Entity has taken any action that, if taken during the Pre-Closing Period without Parent’s consent, would have constituted a breach of Section 4.1(b)(i), Section 4.1(b)(ii), Section 4.1(b)(iii), Section 4.1(b)(iv), Section 4.1(b)(v), Section 4.1(b)(vi), Section 4.1(b)(ix), Section 4.1(b)(xii) (to the extent relating to Indebtedness for borrowed money), Section 4.1(b)(xiii), Section 4.1(b)(xxii) or, to the extent relating to the foregoing, Section 4.1(b)(xxiv).

2.10            Legal Proceedings; Orders.

(a)            There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding that: (i) would have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or (ii) challenges, or would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.

(b)            No Company Entity is party to any Order and none of the assets owned or used by the Company Entities is subject to any Order, in each case, that would have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.11            Compliance with Laws. Since January 1, 2020, each of the Company Entities has been in compliance with all applicable Laws, including Anti-Corruption Laws, Anti-Money Laundering Laws, Trade Control Laws and Laws relating to employment and securities laws, except as would not be material to the Company Entities, taken as a whole. Since January 1, 2020, none of the Company Entities has received a written notice from any Governmental Authority regarding any actual violation of any applicable Laws, except as would not be material to the Company Entities, taken as a whole.

2.12            Permits. Except as would not be material to the Company Entities, taken as a whole: (a)  each of the Company Entities has held, since January 1, 2020, all Permits necessary to enable such Company Entity to conduct its business as presently conducted and as contemplated to be conducted; (b) all such Permits have been validly issued and are in full force and effect; (c) each Company Entity has been, since January 1, 2020, in compliance with the terms and requirements of such Permits; and (d) since January 1, 2020, there has been no suspension or cancellation of any of the Permits or, to the Knowledge of the Company, threatened in writing.

2.13            Personal and Real Property.

(a)            Except as would not have, or reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect, one or more Company Entities has good and marketable title to, or in the case of leased tangible assets, a valid leasehold interest in, all of its tangible assets, personal property, fixtures, equipment (and components thereof) and structures used or leased by the Company Entities in connection with the conduct of the Company’s business, as conducted on the date of this Agreement, free and clear of all Liens, other than Permitted Liens.

(b)            Section 2.13(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by any Company Entity (the “Owned Real Property”) and all material property leased by the Company Entities involving the payment of rental obligations for an amount in excess of $1,000,000 per year, except for leases with a remaining term of less than two years from the date of this Agreement (the “Leased Real Property”). Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity (i) has good and marketable title in fee simple to all Owned Real Property and (ii) has good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Liens, except Permitted Liens. Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no parcel of Owned Real Property is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed in writing to any Company Entity. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by any Company Entity, or, to the Knowledge of the Company, any other party thereto, except, in each case, as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.14            Intellectual Property.

(a)            The Company has Made Available to Parent a true and complete list of all material Company Registered IP, including, for each item of Company Registered IP, the record owner (and, if different from the record owner, the beneficial owner) of such item, the jurisdiction in which such item has been issued, registered or filed and the issuance, registration or application number and date for such item. All material Company Registered IP is subsisting, and, to the Knowledge of the Company, not invalid or unenforceable.

(b)            (i) One or more Company Entities solely and exclusively owns and possesses, free and clear of all Liens (excluding any Permitted Liens), all (A) Company Registered IP, (B) Company Software and (C) other Intellectual Property owned or purported to be owned by any of the Company Entities (clauses (A), (B) and (C), collectively, “Owned IP”), except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company Entities has sufficient rights to all other Company IP as currently used, licensed or otherwise exploited by such Company Entity in the conduct and operations of their respective businesses as currently conducted (the “Licensed IP”); and (iii) except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, the Owned IP and the Licensed IP constitute all Intellectual Property necessary for the conduct and operations of the respective businesses of the Company Entities as currently conducted.

(c)            Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the conduct or operations of the business of any Company Entity, nor any of the products or services of any Company Entity (or the making, use, offer for sale, sale, importation, exportation, distribution, performance or other disposal or exploitation of any such products or services of any Company Entity) has, since January 1, 2020, infringed, misappropriated (or constituted or resulted from a misappropriation of), diluted or otherwise violated, or does infringe, misappropriate (or constitute or result from a misappropriation of), dilute or otherwise violate, any Intellectual Property of any Person. Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, no Company Entity has received notice that any Legal Proceeding is pending or, to the Knowledge of the Company, threatened, in each case: (i) involving any claim against any Company Entity of any infringement, misappropriation or other violation of any Intellectual Property of any Person or (ii) challenging (A) any Company Entity’s ownership of any Owned IP or any Company Software or (B) the validity or enforceability of any Company Registered IP.

(d)            Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating, or has, since January 1, 2020, infringed, misappropriated, diluted or otherwise violated, any Owned IP.

(e)            Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity takes commercially reasonable steps to (i) protect its rights in all Owned IP, including all Company Registered IP and (ii) protect and maintain the confidentiality of all (A) Trade Secrets included in the Owned IP and material to the Company Entities, taken as a whole and (B) Trade Secrets owned by any Person with respect to which any Company Entity has any confidentiality obligation. Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, there has been no unauthorized access to or disclosure of any Trade Secret included in the Owned IP and material to the Company Entities, taken as a whole.

(f)            Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity owns all Intellectual Property that was developed or created for or on behalf of such Company Entity by all past and current employees, contractors and consultants of the Company Entities, by operation of law or pursuant to an agreement with such employees, contractors and consultants, as the case may be.

(g)            Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, taken as a whole, (i) each Company Entity owns or has sufficient rights to use, all Company IT Systems used by such Company Entity in the operation of its businesses as currently conducted, and (ii) to the Knowledge of the Company, the Company IT Systems are adequate and sufficient for, and operate and perform in all respects as required in connection with, the operation of the business of each Company Entity. Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, the Company IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) disrupt or adversely affect the functionality of any Company IT Systems or (B) enable or assist any Person to access without authorization any Company IT Systems. Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity takes reasonable measures to maintain the performance and security of all Company IT Systems (and all information and data stored thereon), and to the Knowledge of the Company, the Company IT Systems have not suffered any malfunction, failure or security breach that has not been fully remedied.

(h)            To the Knowledge of the Company, since January 1, 2020, each Company Entity has complied with all license terms applicable to any Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in the delivery or provision of any Company Software, in each case, except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Entity has distributed or made available for remote interaction any Company Software in or to which any Open Source Software is incorporated or linked, or incorporated or linked any Open Source Software in or to any Company Software, in each case, in a manner that requires any Company Entity to distribute or otherwise make available such Company Software: (a) in source code form; (b) under terms that permit redistribution, reverse engineering or creation of derivative works or other modification of any of such Company Software; or (c) without a license fee.

(i)            Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the source code or related source materials for any Company Software has been licensed, provided or made available to any Person other than employees, consultants or contractors of any Company Entity who are subject to confidentiality obligations with respect to such source code or related source materials, (ii) no Company Entity is a party to any source code escrow Contract requiring the deposit of any source code or related source materials for any material Company Software to any escrow agent.

(j)            Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement, nor the consummation of any of the Transactions, will, or would reasonably be expected to, with or without notice or the lapse of time, under or pursuant to any Contract to which a Company Entity is a party or is otherwise bound, result in, or give any other Person the right or option to cause, create, impose or declare: (i) any loss or impairment of any Company IP, or Lien (other than any Permitted Lien) on, any Owned IP; (ii) any grant of an exclusive license or other exclusive right, assignment or transfer to any other Person of any Owned IP; or (iii) the payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Company IP.

2.15            Data Privacy.

(a)            Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, each Company Entity and, to the Knowledge of the Company, any Person acting for or on behalf of any Company Entity has been in compliance with all Privacy Requirements. Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, each Company Entity has implemented and maintains adequate policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Personal Information. Except as would not be material to the Company Entities, taken as a whole, since January 1, 2020, to the Knowledge of the Company, there are no facts or circumstances that could form the basis of any such any claims, charges, inquiries or Legal Proceedings.

(b)            Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, to the Knowledge of the Company, there have been no failures, crashes, security breaches, unauthorized access to, use or disclosure of or other adverse events or incidents related to any Personal Information (i) in any Company Entity’s possession or under its control or (ii) Processed by or on behalf of any Company Entity. Except as would not be material to the Company Entities, taken as a whole, since January 1, 2020, no Company Entity has provided or been legally required to provide any notice to any Person in connection with an unauthorized disclosure of any Personal Information.

2.16            Contracts.

(a)            Section 2.16(a) of the Company Disclosure Schedule identifies each Company Contract falling within the following categories and existing as of the date of this Agreement (each such Contract (other than any Company Plan), a “Material Contract”):

(i)            any Company Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii)           any Contract that grants “most favored nation” or “most favored customer” status to any Person in each case, that is material to the Company Entities, taken as a whole;

(iii)          any Contract with any Material Supplier that has a term greater than one year, other than quotes, purchase orders, statements of work, sales orders, supplements or invoices entered into in the ordinary course of business;

(iv)          any Contract with any Material Customer that has a term greater than one year, other than quotes, purchase orders, statements of work, sales orders, supplements or invoices entered into in the ordinary course of business;

(v)           any Contract that imposes any restriction in any material respect on the right or ability of any Company Entity: (A) to compete with any other Person; (B) to develop, sell, supply, distribute, offer, support or service any product or other asset to or for any other Person; or (C) to perform services for any other Person in each case, that is material to the Company Entities, taken as a whole;

(vi)            any Contract providing for the lease or sublease of Leased Real Property;

(vii)         any Contract entered into since January 1, 2020 (A) relating to the disposition or acquisition of assets by any Entity with a value greater than $2,500,000 other than the disposition of assets in the ordinary course of business; or (B) pursuant to which the Company Entities acquired or will acquire any ownership interest in any other Person or other business enterprise other than any Company Entity, that is material to the Company Entities, taken as a whole, in the case of each of clauses (A) and (B), under which a Company Entity has obligations remaining to be performed as of the date of this Agreement;

(viii)        any Contract (other than those solely between or among the Company Entities) evidencing any Indebtedness of any Company Entity, except any such Contract with an aggregate outstanding principal amount not exceeding $15,000,000;

(ix)           any Contract mortgaging, pledging or otherwise granting any Person a Lien on any material portion of the assets of any Company Entity;

(x)           any Contract that: (A) provides for the authorship, invention, creation, conception or other development of any Intellectual Property (1) by any Company Entity for any Person or (2) by any Person for any Company Entity (other than with respect to this clause (A)(2), Contracts with employees, consultants or independent contractors of any Company Entity that are on substantially and materially the same terms as such Company Entity’s standard forms Made Available to Parent); or (B) provides for the assignment or other transfer of any ownership interest in any material Intellectual Property (1) by any Company Entity to any Person or (2) by any Person to any Company Entity (other than with respect to this clause (B)(2), Contracts with employees, consultants or independent contractors of any Company Entity that are on substantially and materially the same terms as such Company Entity’s standard forms Made Available to Parent);

(xi)           any Contract pursuant to which: (A) any Person grants to any Company Entity any license, sublicense, right, option, permission, consent or non-assertion under or with respect to any Intellectual Property that is material to such Company Entity (other than licenses granted by any Person to any Company Entity for (1) Open Source Software or (2) off-the-shelf Software that is generally commercially available on standard, non-negotiated terms); or (B) any Company Entity grants to any Person any license, sublicense, right, option, permission, consent or non-assertion under or with respect to any Intellectual Property that is material to such Company Entity (other than non-exclusive licenses granted to customers in the ordinary course of business);

(xii)          any material joint venture or similar Contract;

(xiii)         any Contract entered into since January 1, 2021 involving a resolution of settlement of any Legal Proceeding where the amount paid in the resolution or settlement exceeds $5,000,000; and

(xiv)         any Contract providing for indemnification of any officer, director or employee by the Company Entities with respect to service in such capacities, other than Contracts entered into on substantially the same form as the Company’s standard forms.

(b)            The Company has Made Available to Parent an accurate and complete copy of each Material Contract each as amended to the date hereof.

(c)            Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the Equitable Exceptions; (ii) there is no breach or default by the Company Entities under any Material Contract; (iii) to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Contract; (iv) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to result in the termination of any Material Contract; and (v) since January 1, 2020, none of the Company Entities has received any written notice or other written communication regarding any termination of any Material Contract.

2.17            Government Contracts.

(a)            Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, with respect to each Government Contract and each Government Bid:

(i)                no Company Entity is in breach of or default under the terms of any Government Contract and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both constitutes a breach or default thereunder by any Company Entity;

(ii)              all representations and certifications, including claims for payment, made by any Company Entity in writing (A) were current, accurate and complete when made, (B) have been updated as required and (C) have been complied with by the relevant Company Entity, and to the Knowledge of the Company, no Company Entity has received written notice from any Governmental Authority or other Person alleging any inaccuracy or incompleteness of any such representation or certification;

(iii)              no Company Entity has received or performed any Government Contract, or submitted any Government Bid, that was set aside based upon any Preferred Bidder Status, or obtained any benefit in connection with any Preferred Bidder Status;

(iv)             there has been no termination, suspension, stop work order, cost disallowance, recoupment, cure notice or show cause notice in effect, nor, to the Knowledge of the Company, has any Governmental Authority or other Person threatened in writing to issue a termination, suspension, stop work order, cost disallowance, recoupment, cure notice, or show cause notice;

(v)              no Company Entity has received written notice of any dispute between any Company Entity, on the one hand, and any Governmental Authority or other Person, on the other hand;

(vi)             each Company Entity has complied with the terms and conditions of its Government Contracts and Government Bids, and Laws applicable to any Government Contract or Government Bid, and to the Knowledge of the Company, no Company Entity has received written notice from any Governmental Authority or other Person alleging any noncompliance with such terms and conditions or Laws;

(vii)            no Company Entity has received any past performance evaluation or rating below “Satisfactory” or the equivalent;

(viii)           no Company Entity has conducted any internal investigation or made any required disclosures to a Governmental Authority and, to the Knowledge of the Company, no such disclosure is required to be made; and

(ix)              to the Knowledge of the Company, there have been no audits or investigations completed or underway by any Governmental Authority.

(b)            Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity possess all facility security clearances and similar national security authorizations, and their respective employees possess all personnel security clearances, required to perform the Government Contracts. Since January 1, 2020, to the Knowledge of the Company, each Company Entity has complied in all material respects with all applicable national security obligations, including those specified in the NISPOM Rule. To the Knowledge of the Company, there is no proposed or threatened termination or revocation of any facility security clearance, national security authorization or personnel security clearance or any situation or set of circumstances that could reasonably be expected to result in the termination or revocation of any facility security clearance, national security authorization or personnel security clearance.

(c)            No Company Entity, nor to the Knowledge of the Company, any of the Company Entities’ respective Principals (as defined in Federal Acquisition Regulation (“FAR”) 2.101) or other employees, has been suspended, debarred, proposed for debarment or declared ineligible from or non-responsible for purposes of holding, performing, bidding or participating in the award of Contracts with any Governmental Authority and, to the Knowledge of the Company, no such suspension, debarment, ineligibility or responsibility proceedings are pending or threatened.

2.18            Satellites and Earth Stations; NOAA.

(a)            The Company has Made Available to Parent all material reports maintained by the Company with respect to each In-Orbit Satellite that detail the respective health and performance and identifies any material satellite-related incidents and anomalies of such In-Orbit Satellite, in each case as of the dates of each such report (collectively, the “In-Orbit Company Satellite Reports”). From November 15, 2022 through December 15, 2022, there have been no material satellite-related incidents or anomalies experienced by any In-Orbit Satellite, except as would not be material to the Company Entities, taken as a whole.

(b)            Section 2.18(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of each Company Earth Station.

(c)           Section 2.18(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of the Company’s NOAA Remote Sensing Space System licenses and authorizations (“Company NOAA Authorizations”).

(d)            Section 2.18(d) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of all pending applications for NOAA licenses and authorizations that would be Company NOAA Authorizations, if issued or granted, or for the modification, extension or renewal of any Company NOAA Authorizations.

(e)            Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity, since January 1, 2020, is in compliance with all of the terms of the Company NOAA Authorizations, and has complied in all respects with the Land Remote Sensing Policy Act.

2.19            FCC and Foreign Communications Licenses.

(a)            Section 2.19(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all licenses and authorizations held by any Company Entity and issued (i) by the FCC (the “FCC Authorizations”) or (ii) by any foreign licensing Governmental Authority that regulates communications by radio, television, wire, satellite or cable (collectively with the FCC Authorizations, the “Communications Authorizations”). To the Knowledge of the Company, as of the date of this Agreement, such Communications Authorizations constitute all of the licenses, authorizations and approvals required for the operation of the business of the Company Entities as currently conducted under the Communications Act or under the Law of any foreign Governmental Authority that regulates communications by radio, television, wire, satellite or cable (collectively, the “Communications Laws”), except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           The Communications Authorizations are in full force and effect and have not been revoked, suspended, cancelled, rescinded or terminated and have not expired. There is no pending or, to the Knowledge of the Company, threatened action by the FCC or any foreign licensing Governmental Authority to revoke, suspend, cancel, rescind or modify any of the Communications Authorizations; and there is not now issued or outstanding or pending or, to the Knowledge of the Company, threatened by the FCC or any foreign licensing Governmental Authority, any Order to show cause, letter of inquiry, notice of violation, notice of apparent liability, or notice of forfeiture issued to or against any Company Entity or the Communications Authorizations, except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Since January 1, 2020, except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity is in compliance with all of the terms of the Communications Authorizations, and has complied in all respects with the Communications Act and applicable foreign Laws with respect to the Communications Authorizations.

(d)           To the Knowledge of the Company, no Person other than the Company Entities has the right to control the use of all or any of the Communications Authorizations, and the Company Entities are the sole legal and beneficial holders of each of the Communications Authorizations.

(e)           There is no pending or, to the Knowledge of the Company, threatened action by the FCC or any foreign licensing Governmental Authority with respect to the Communications Authorizations to deny any pending application for licenses and authorizations that would be Communications Authorizations, which if issued or granted, or for the modification, extension or renewal of any Communications Authorizations, except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.20            Anti-Corruption; Trade Controls; Sanctions.

(a)            Since January 1, 2018, no Company Entity or, to the Knowledge of the Company, any of its directors, officers, employees, agents or any party acting at the written direction of any Company Entity:

(i)            has made, authorized, solicited, offered or received any bribe, unlawful rebate, payoff, influence payment, or kickback;

(ii)            has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or is otherwise maintaining off-book assets;

(iii)          has used or is using any corporate funds for any illegal contributions, gifts, entertainment, travel or other unlawful expenses;

(iv)          has, directly or indirectly, made, offered, authorized, facilitated, or promised any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any (A) foreign or domestic government official or employee, (B) employee of a foreign or domestic government-owned or government-controlled enterprise, (C) foreign or domestic political party, political official, or candidate for political office, (D) officer or employee of a public international organization, (E) other Person acting in an official capacity for or on behalf of any such government, enterprise, party, organization, or (F) Representative of another company or organization, in each case in violation of applicable Anti-Corruption Laws;

(v)           is, or has been, to the Knowledge of the Company, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit by any party, in connection with alleged violations of applicable Anti-Corruption Laws or applicable Anti-Money Laundering Laws; or

(vi)          has received notice from, or made voluntary disclosure to, the United States Department of Justice, the United States Securities and Exchange Commission, the UK Serious Fraud Office, or any other Governmental Authority regarding alleged or possible violations of any applicable Anti-Corruption Laws or applicable Anti-Money Laundering Laws by any Company Entity.

(b)           Since January 1, 2018, each Company Entity has been in all material respects in compliance with applicable Anti-Corruption Laws and Anti-Money Laundering Laws.

(c)           Since January 1, 2018, each Company Entity has been in all material respects in compliance with applicable Trade Control Laws.

(d)           Since January 1, 2018, (i) each Company Entity and, to the Knowledge of the Company, its directors, officers, employees, agents or any party acting at the written direction of a Company Entity have been in compliance with applicable Sanctions, and (ii) no Company Entity or, to the Knowledge of the Company, any of its directors, officers, employees, agents, or parties acting at the written direction of any Company Entity, has engaged in, or is now engaging in, directly, or, to the Knowledge of the Company, indirectly, any dealings or transactions in or with a Sanctioned Country or with a Sanctioned Person. No Company Entity or any of its directors, officers or, to the Knowledge of the Company, employees, agents or any party acting at the written direction of any Company Entity is a Sanctioned Person or identified on a list of designated parties maintained under applicable Trade Control Laws.

(e)           Since January 1, 2018, to the Knowledge of the Company, there have been no claims, complaints, charges, investigations, voluntary or directed disclosures, administrative subpoenas, inquiries, audits, enforcement actions or other Legal Proceedings involving any Company Entity pertaining to any Sanctions or Trade Control Laws, and, to the Knowledge of the Company, there are no pending or threatened claims or investigations involving suspected or actual violations thereof.

(f)            The Company Entities have instituted and maintain policies and procedures designed to promote and achieve continued compliance with applicable Anti-Corruption Laws, applicable Trade Control Laws and applicable Sanctions.

2.21            Tax Matters. Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)            (i) each Tax Return required to be filed by or on behalf of the Company Entities with any Governmental Authority (the “Company Entity Returns”) (A) has been filed on or before the applicable due date (taking into account any extensions of such due date), (B) has been prepared in compliance with all applicable Laws, and (C) is true, correct and complete; (ii) all Taxes owed by each Company Entity that are due and payable have been timely paid; and (iii) each Company Entity has timely withheld and paid all Taxes required to have been withheld and paid in connection with any payment to an employee, independent contractor, creditor, stockholder, or other third party; except, in the case of each of clauses (i) through (iii), with respect to Taxes or matters for which reserves have been established on the Company Balance Sheet in accordance with GAAP;

(b)           no Company Entity and no Company Entity Return is currently under audit by any Governmental Authority with respect to Taxes and no Governmental Authority has delivered to any Company Entity a written notice or request to conduct a proposed audit or examination with respect to Taxes;

(c)            no extension or waiver of the limitation period applicable to any Company Entity Return is currently in effect (other than automatically granted extensions obtained in the ordinary course of business);

(d)            (i) no claim or Legal Proceeding is pending or has been threatened in writing against or with respect to any Company Entity in respect of any Tax; (ii) there are no unsatisfied liabilities for Taxes under any written notice of deficiency or similar document received by any Company Entity from a Governmental Authority with respect to any Tax (other than liabilities for Taxes asserted under any such written notice of deficiency or similar document which are being contested in good faith by the Company Entities and with respect to which reserves for payment have been established on the Company Balance Sheet in accordance with GAAP); and (iii) there are no Liens for Taxes upon any of the assets of any of the Company Entities, except for Permitted Liens;

(e)            no written claim has been made by a Governmental Authority in the past three years in a jurisdiction where any of the Company Entities does not file a particular Tax Return or pay a particular type of Tax that such Company Entity is or may be subject to such type of Tax by, or required to file such Tax Return in, that jurisdiction;

(f)            none of the Company Entities is (i) liable for Taxes of any other Person (other than another Company Entity) under Treasury Regulations Section 1.1502-6 (or any similar provision of Tax Law) or as a transferee or successor, or (ii) a party to any Contract allocating, sharing or providing for payments by a Company Entity with respect to any amount of Taxes of any other Person, in the case of this clause (ii) except for (A) any Contracts solely between or among Company Entities or (B) any commercial agreements not primarily related to Taxes;

(g)            no Company Entity has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify as tax-free pursuant to Section 355(a)(1) of the Code in the past two years;

(h)            no Company Entity has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b);

(i)            no Company Entity will be required to pay any Tax attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date as a result of an election under Section 965(h) of the Code; and

(j)            the Company Entities have documented their transfer pricing transactions (or series of transactions) in compliance with applicable Law.

2.22            Employee and Labor Matters.

(a)            Except as would not reasonably be expected to be material, individually or in the aggregate, none of the Company Entities is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council pertaining to any of its employees, and there are no unions, labor organizations or works councils representing or purporting to represent any Company Associates. The Company has Made Available to Parent accurate and complete copies of any collective bargaining agreement or other Contract with a labor organization or works council representing any of the Company Entities’ employees. Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no union, labor organization, works council or group of employees of the Company Entities has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, (ii) there is no organizing activity involving the Company Entities pending or, to the Knowledge of the Company, threatened by any union, labor organization, works council or group of employees of any Company Entity, (iii) since January 1, 2020, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, or, to the Knowledge of the Company, union organizing activity, or any similar activity or dispute, or any threat thereof made in writing, involving or pertaining to any of the Company Entities or any of their employees and (iv) there is not pending, and, to the Knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, or, to the Knowledge of the Company, union organizing activity or any similar activity or dispute.

(b)            Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no complaints, claims or grievances pending or, to the Knowledge of the Company, threatened relating to or arising out of the employment of or termination of employment of or failure to employ any Person by the Company Entities, any employment Contract, wages and hours (including overtime, meal and rest breaks, record keeping, timeliness of payment), leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(c)            Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company Entities is, and since January 1, 2020 has been, in compliance in all respects with: (A) the terms of the Contracts listed on Section 2.22(a) of the Company Disclosure Schedule; (B) all applicable Laws pertaining to the employment of labor and employment practices, including all Laws relating to labor relations, collective bargaining, equal employment opportunities, fair employment practices, civil rights, discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages (including the payment of and the withholding and reporting of wages), hours of work, minimum wage, overtime compensation, withholdings and deductions, employment equity, child labor, hiring, promotion and termination of employees, restrictive covenant obligations, working conditions, meal and break periods, privacy, occupational health and safety, immigration, workers’ compensation, leaves of absence and unemployment insurance, Worker Adjustment and Retraining Notification Act (“WARN Act”) and any similar state or local “mass layoff” or “plant closing” Law; and (C) any Order of any Governmental Authority respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters. There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to any Company Entity within the 12 months prior to the date hereof.

(d)            Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all individuals characterized and treated by any of the Company Entities as consultants or independent contractors of the Company are properly treated as independent contractors under all applicable Laws; (ii) all Company Associates classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects; and (iii) no Company Entity has incurred, and no circumstances exist under which the Company Entities would reasonably be expected to incur, any liability arising from (x) the failure to pay wages (including overtime wages), (y) the misclassification of employees as independent contractors or (z) the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state Laws.

(e)            Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the current Company Associates who work in the United States are authorized and have appropriate documentation to work in the United States; and (ii) since January 1, 2020, no Company Entity has been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws, concerning the Company Entities.

(f)            Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company Entities is party to a settlement agreement entered into on or after January 1, 2020 with an employee or independent contractor of the Company or its Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or any type of discrimination by either (x) an officer of the Company or its Subsidiaries or (y) a Key Employee; and (ii) to the Knowledge of the Company, in the last two years, no allegations of sexual harassment, sexual misconduct or any type of discrimination have been made against (1) any officer of the Company or its Subsidiaries or (2) a Key Employee.

(g)            Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution and delivery of this Agreement and the consummation of the Transactions do not require any of the Company Entities to seek or obtain any consent, engage in consultation with, or issue any notice to or make any filing with (as applicable) any unions, labor organizations, works councils or groups of Company Associates, or any Governmental Authority.

2.23            Company Plans.

(a)            Section 2.23(a) of the Company Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each material Company Plan.

(b)            The Company has Made Available to Parent accurate and complete copies of, to the extent applicable: (i) the written document evidencing each material Company Plan, including the amendments thereto and all related trust documents (other than any employment agreement or offer letter that is terminable “at will” (or following a notice period imposed by applicable Laws) without any obligation on the part of any Company Entity to make any severance, termination, change in control or similar payment or to provide any benefit); (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Laws in connection with each material Company Plan; (iii) if the Company Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent actuarial valuation report, if any; (iv) the most recent summary plan description; (v) the most recent IRS determination, opinion or advisory letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code; and (vi) any non-routine, material communications with any Governmental Authority regarding a Company Plan during the past three years.

(c)            Except as would not be material to the Company Entities, taken as a whole, (i) each Company Plan has been established, maintained, administered and funded in accordance with its terms and in compliance with all applicable Laws; (ii) any Company Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter as to its qualified status under the Code or is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued to the sponsor of such prototype or volume submitter plan; (iii) no event has occurred and no circumstance or condition exists that would reasonably be expected to result in the disqualification of any such Company Plan; (iv) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan; (v) there are no audits or inquiries pending or, to the Knowledge of the Company, threatened by the IRS, the DOL or any other Governmental Authority with respect to any Company Plan; and (vi) neither the terms nor the performance of any Company Plan would reasonably be expected to result in gross income inclusion after the Effective Time pursuant to Section 409A(a)(1)(A) of the Code.

(d)            None of the Company Entities has during the last six years maintained, established, sponsored, participated in or contributed to any: (x) employee benefit plan that is (or was) subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (y) “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA; or (z) plan described in Section 413(c) of the Code. No Company Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the Company Entities has during the last six years maintained, established, sponsored, participated in or contributed to any Company Pension Plan in which stock of any of the Company Entities is or was held as a plan asset.

(e)            Except as would not be material to the Company Entities, taken as a whole, with respect to any Company Plan subject to Title IV of ERISA (other than any “multiemployer plan” with the meaning of Section 3(37) of ERISA) to which any of the Company Entities has any liability or contributes to: (i) no liability under Title IV of ERISA has been incurred that has not been satisfied in full and no condition exists that is likely to cause any of the Company Entities to incur liability thereunder, other than liability for premiums due to the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due), (ii) no failure to satisfy the “minimum funding standards” within the meaning of Section 302 of ERISA and Section 412 of the Code (whether or not waived) has occurred, (iii) no “reportable event” (as defined in Section 4043 of ERISA), whether or not waived, has occurred or is reasonably expected to result, (iv) all contributions required to be made to any such plan have been timely made, (v) there has been no determination that any such plan is, or is expected to be, in “at risk” status (within the meaning of Section 303 of ERISA), and (vi) no notice from the PBGC relating to the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the Transactions has been received as of the date of this Agreement.

(f)            Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Plan provides (except at no cost to the Company Entities), or reflects or represents any material liability of any of the Company Entities to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except: (i) as may be required by applicable Laws; (ii) benefits through the end of the month of termination of employment; (iii) death benefits attributable to deaths occurring at or prior to termination of employment; (iv) disability benefits attributable to disabilities occurring at or prior to termination of employment and (v) conversion rights.

(g)            Except for payments in respect of Company Stock-Based Awards contemplated by Section 1.6, neither the execution of this Agreement nor the consummation of the Transactions will or could reasonably be expected to result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any Company Associate or under any Company Plan.

(h)            There is no plan, arrangement or other Contract covering any Company Associate, and no payments have been made or will be made to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. No Company Entity is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

2.24            Environmental Matters.

(a)           Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)             the Company Entities are, and since January 1, 2018 have been, in compliance with all Environmental Laws;

(ii)            none of the Company Entities has received any written notice from a Governmental Authority or other Person alleging that any of the Company Entities is in violation of, or may have any liability under, any Environmental Laws, which non-compliance or liability has not been fully resolved; and

(iii)            there has been no release of Hazardous Materials by any of the Company Entities, or to the Knowledge of the Company, any other Person, at, on, under, in or from any of the Owned Real Property or Leased Real Property, or to the Company’s Knowledge, any other property, including any site to which a Company Entity has sent or transported, or arranged to send or transport, any Hazardous Materials, which would reasonably be expected to result in any of the Company Entities incurring any liability or obligation for notification, investigation or remediation under any Environmental Laws.

2.25            Insurance. As of the date hereof, except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s material insurance policies and material self-insurance programs and arrangements is in full force and effect. Since January 1, 2022, none of the Company Entities has received any written notice regarding any actual: (a) cancellation or invalidation of any material insurance policy; or (b) refusal of any coverage or rejection of any material claim under any insurance policy.

2.26            Section 203 of the DGCL and Other Anti-takeover Statutes. The Company Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of any of this Agreement or the Transaction Documents or the consummation of the Transactions. Except for Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations enacted under the DGCL or other Law applies or purports to apply to this Agreement or any of the Transactions.

2.27            Opinion of Financial Advisor. The Company Financial Advisor rendered its oral opinion to the Company Board, to be subsequently confirmed by delivery of the Company Financial Advisor’s written opinion to the Company Board, to the effect that, as of the date of the opinion and subject to the factors and assumptions set forth in such written opinion, the Merger Consideration to be paid to the holders of Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

2.28            No Broker Fees. No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any of the Company Entities.

2.29            Company Disclosure Schedules. To the Knowledge of the Company, no information or disclosure that would otherwise have been included in the Company Disclosure Schedules, but that was not disclosed by the Company on the Company Disclosure Schedule pursuant to the last sentence of the “Introduction” to the Company Disclosure Schedule, is not, individually or in the aggregate, materially adverse to the Company Entities, taken as a whole.

2.30     No Additional Representation or Warranties. The Company is not relying upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to any of Parent, Merger Sub or any other Person, except as expressly set forth in Section 3, the Equity Commitment Letters, the Preferred Equity Commitment Letter and the Guarantee. Without limiting the generality of the foregoing, the Company acknowledges that none of Parent, Merger Sub or any other Person has made or makes, and the Company is not relying upon, any representation or warranty whatsoever to the Company with respect to the Transactions, whether express or implied, except as expressly set forth in Section 3, and by the Sponsors in the Equity Commitment Letters, the Preferred Equity Commitment Letter and the Guarantee.

Section 3.      Representations and Warranties of Parent

Except as set forth in, and subject to Section 7.9, the Parent Disclosure Schedule, each of Parent, Merger Sub and, solely for purposes of Section 3.7, the Preferred Equity Issuer (solely with respect to Preferred Equity Financing matters and documentation referenced therein) represents and warrants to the Company as follows:

3.1            Organization, Standing and Power.

(a)            Parent (i) is a corporation duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except in each case, where the failure to have such requisite power or authority would not have, or reasonably be expected, individually or in the aggregate, to prevent, materially delay or impair Parent or Merger Sub’s ability to perform or comply with its respective obligations under this Agreement or to consummate the Transactions.

(b)            Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except in each case, where the failure have such requisite power or authority would not have, or reasonably be expected, individually or in the aggregate, to prevent, materially delay or impair Parent or Merger Sub’s ability to perform or comply with its respective obligations under this Agreement or to consummate the Transactions.

(c)            The Preferred Equity Issuer (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except in each case, where the failure to have such requisite power or authority would not have, or reasonably be expected, individually or in the aggregate, to prevent, materially delay or impair Parent, Merger Sub or the Preferred Equity Issuer’s ability to perform or comply with its respective obligations under this Agreement or to consummate the Transactions.

(d)            Parent has made available to the Company true, correct and complete copies of the certificate of incorporation and bylaws and other similar organizational documents of Parent, Merger Sub and the Preferred Equity Issuer each as amended to the date hereof.

3.2            Authority, Execution and Delivery.

(a)            Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to comply with its obligations hereunder and, subject to the approval of this Agreement and the Transactions by Parent as the sole shareholder of Merger Sub, to consummate the Transactions. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to approve this Agreement or to consummate the Transactions, subject, in the case of the consummation of the Merger, to the approval of this Agreement by Parent as the sole shareholder of Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by the Equitable Exceptions).

(b)            Prior to the execution hereof, the board of directors of Merger Sub adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other Transactions are in the best interests of Merger Sub’s sole stockholder, (ii) approving and declaring advisable this Agreement and the Transactions, (iii) directing that this Agreement be submitted to Parent for adoption, and (iv) recommending that Parent adopt this Agreement.

(c)            The adoption of this Agreement and the Merger by Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of shares of Merger Sub necessary to approve this Agreement or the Merger or the other Transactions.

3.3            Non-Contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 3.4 and, in the case of the consummation of the Merger by Merger Sub, subject to obtaining the adoption of this Agreement by Parent, contravene, conflict with or result in a violation or breach of any provision of applicable Law, (c) constitute a default, or an event that, without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation or acceleration under any Contract to which Parent or Merger Sub are parties or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Parent or Merger Sub, with only such exceptions, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or impair Parent or Merger Sub’s ability to perform or comply with its respective obligations under this Agreement or to consummate the Transactions.

3.4            Required Regulatory Approvals. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation of the Transactions by each of Parent and Merger Sub require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware, (b) such filings as may be required under the Exchange Act, the Securities Act or Canadian Securities Laws, (c) such filings as may be required under state securities or “blue sky” laws and the listing requirements of the NYSE or the TSX, (d) the Required Regulatory Approvals and (e) any actions or filings the absence of which would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or impair Parent or Merger Sub’s ability to perform or comply with its respective obligations under this Agreement or to consummate the Transactions.

3.5            Capitalization, Etc.

(a)            Merger Sub has been formed solely for the purpose of engaging in the Transactions and, prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated by the Transactions.

(b)            All of the issued and outstanding common stock of Merger Sub are owned directly by Parent.

(c)            None of Parent or Merger Sub (i) owns, directly or indirectly, beneficially or of record, any shares of Company Common Stock or (ii) holds any rights to acquire or vote any shares of Company Common Stock, except pursuant to this Agreement. None of Parent or Merger Sub is an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.

3.6            Guarantee. Concurrently with the execution of this Agreement, each Guarantor has duly executed and delivered to the Company the Guarantee. The Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of the Guarantors in favor of the Company, enforceable by the Company in accordance with its terms, subject to the Equitable Exceptions. No event has occurred that, with notice or lapse of time or both, would constitute a default on the part of the Guarantors pursuant to the Guarantee. The Guarantors have, and will have at the Closing, access to sufficient capital to satisfy the guaranteed obligations under the Guarantee in full.

3.7            Financing.

(a)            Concurrently with the execution of this Agreement, (I) Parent has delivered to the Company true, complete and correct copies, including all exhibits, schedules or amendments thereto, of the fully executed (i) Equity Commitment Letters, pursuant to which the Sponsors have committed, upon the terms and subject solely to the conditions set forth therein, to invest in Parent the Equity Financing and (ii) (x) debt commitment letter, dated as of the date of this Agreement, by and among Parent and the lenders party thereto (collectively, the “Lender Parties”) (the “Debt Commitment Letter”), pursuant to which the Lender Parties have committed, upon the terms and subject solely to the conditions set forth therein, to provide the amounts set forth in the Debt Commitment Letter to Parent for the purpose of funding the Transactions (the “Debt Financing”) and (y) closing payments letter related thereto, dated as of the date of this Agreement, by and among Parent and the Lender Parties (the “Debt Closing Payments Letter”), subject to redaction solely of fee amounts, “flex” terms and economic terms; provided, that no such redaction covers terms that would constitute or effect a Prohibited Modification (the “Permitted Redactions”) and (II) the Preferred Equity Issuer has delivered to the Company true, complete and correct copies, including all exhibits, schedules or amendments thereto, of the fully executed (i) preferred equity commitment letter, dated as of the date of this Agreement, by and among the Preferred Equity Issuer and the Debt/Preferred Equity Financing Sources party thereto (collectively, the “Preferred Equity Investor Parties”) (the “Preferred Equity Commitment Letter” and, together with the Equity Commitment Letters and the Debt Commitment Letter, the “Financing Commitments”), pursuant to which the Preferred Equity Investor Parties have committed, upon the terms and subject solely to the conditions set forth therein, to purchase the amounts set forth in the Preferred Equity Commitment Letter in the form of preferred equity of the Preferred Equity Issuer for the purpose of funding the Transactions (the “Preferred Equity Financing” and, together with the Debt Financing, collectively, the “Debt/Preferred Equity Financing”, and the Debt/Preferred Equity Financing, together with the Equity Financing, the “Financing”) and (ii) closing payments letter, dated as of the date of this Agreement, by and among the Preferred Equity Issuer and the Preferred Equity Investor Parties (the “Preferred Closing Payments Letter” and, together with the Debt Closing Payments Letter, the “Closing Payments Letters”), subject to redaction solely for the Permitted Redactions, as applicable. Each Equity Commitment Letter provides that the Company is an express third party beneficiary thereof and is entitled to enforce such letter.

(b)      (i)      As of the date of this Agreement, (A) none of the Financing Commitments or Closing Payments Letters has been amended, altered or modified and (B) none of the respective commitments contained in the Financing Commitments has been withdrawn, terminated, reduced or rescinded in any respect, and, to the Knowledge of Parent, Merger Sub and the Preferred Equity Issuer, as applicable, no withdrawal, termination, reduction or rescission thereof, or failure to perform thereunder, is contemplated. As of the date of this Agreement, no modification or amendment to the Financing Commitments or Closing Payments Letters is contemplated (other than, in accordance with Section 4.13, modifications or amendments to the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement).

(ii)            As of the date of this Agreement, except for (A) the Closing Payments Letters, (B) the Financing Commitments and (C) as otherwise expressly set forth in the Debt Commitment Letter, there are no side letters, understandings, Contracts or other agreements or arrangements of any kind to which the Preferred Equity Issuer, Parent or Merger Sub is a party that would reasonably be expected to affect the conditionality, enforceability or availability of the full amount of the Financing required to fund the Required Financing Amount.

(iii)            As of the date of this Agreement, the Financing Commitments are in full force and effect and constitute the legally valid, enforceable and binding obligations of Parent, the other parties to the Equity Commitment Letters, the Preferred Equity Issuer and, to the Knowledge of Parent, the other parties to the Debt Commitment Letter and the Preferred Equity Commitment Letter, in each case, subject to the Equitable Exceptions.

(iv)            As of the date of this Agreement, (A) there are no conditions precedent or other contractual contingencies between Parent or the Preferred Equity Issuer, as applicable, and any other party to the applicable Financing Commitment or Closing Payments Letter related to the funding of the full amount of the Financing (including any “flex” provisions contained in the Debt Closing Payments Letter), other than as expressly set forth in the applicable Financing Commitment and (B) to the Knowledge of Parent, Merger Sub and the Preferred Equity Issuer, as applicable, no event has occurred which (with or without notice, lapse of time or both) would constitute a breach or failure by the Preferred Equity Issuer or Parent, as applicable, to satisfy a condition under the terms and conditions of the Financing Commitments.

(v)            Assuming (x) the accuracy of the representations and warranties set forth in Section 2 in a manner that would satisfy the condition set forth in Section 5.2(a) and (y)  the satisfaction of the condition set forth in Section 5.2(b), the Financing, when funded in accordance with the Financing Commitments and giving effect to any “flex” provisions in the Debt Closing Payments Letter, shall provide Parent on the Closing Date with cash proceeds, together with the available cash and cash equivalents (in each case, if any) of the Company, sufficient for Parent to pay all amounts required to be paid by Parent or Merger Sub pursuant to, and to satisfy all its financial obligations under, this Agreement (including the repayment or redemption, as applicable, of Indebtedness of the Company Entities as contemplated by Section 4.11 and Section 4.12), the other Transaction Agreements, the Financing Commitments and the Closing Payments Letters, and all related fees and expenses, in each case, at the Closing (such amount, the “Required Financing Amount”).

(vi)            As of the date of this Agreement and assuming (x) the accuracy of the representations and warranties set forth in Section 2 in a manner that would satisfy the condition set forth in Section 5.2(a) and (y) the satisfaction of the condition set forth in Section 5.2(b), none of the Preferred Equity Issuer, Parent and Merger Sub has any reason to believe that any of the conditions to the Financing Commitments will not be satisfied or that the Financing will not be available to Parent on the Closing Date. Parent has fully paid all commitment fees and other fees required to be paid on or prior to the date hereof pursuant to the Financing Commitments and the Closing Payments Letters.

(vii)            In no event shall the receipt or availability of any funds or financing (including the Financing) by the Preferred Equity Issuer, Parent, Merger Sub or any of their respective Affiliates be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

(viii)            The Preferred Equity Issuer is not, and, to the Knowledge of the Preferred Equity Issuer, Parent and Merger Sub, none of the Preferred Equity Investor Parties is a foreign person as defined in 31 C.F.R. § 800.224 (a “Foreign Person”).

3.8            Stockholder and Management Arrangements. As of the date of this Agreement, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into any Contracts with any director, officer or Affiliate of the Company relating to (a) this Agreement or the Transactions or (b) the Company Entities, businesses or operations (including as to continuing employment) from and after the Effective Time.

3.9            Solvency. Neither Parent nor Merger Sub is entering into the Transactions, transferring any property or incurring any obligation in connection with the Transactions, in each case, with the actual intent to hinder, delay or defraud either present or future creditors of Parent, its Affiliates or the Company Entities. Assuming (a) the accuracy of the representations and warranties set forth in Section 2 in a manner that would satisfy the condition set forth in Section 5.2(a) and (b) the satisfaction of the condition set forth in Section 5.2(b), immediately after giving effect to the Transactions (including the Merger, the repayment or redemption of Indebtedness of the Company Entities as contemplated herein, the funding of the Financing on the Closing Date, and the payment of all related fees and expenses), Parent and its Subsidiaries (including the Company Entities), on a consolidated basis, will be Solvent.

3.10            Legal Proceedings; Orders.

(a)            There is no Legal Proceeding pending or, to the Knowledge of Parent or any of its Affiliates, threatened in writing, against Parent or Merger Sub, except as would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or impair Parent or Merger Sub’s ability to perform or comply with its respective obligations under this Agreement or to consummate the Transactions.

(b)            None of Parent, Merger Sub or the Sponsors (or any of their respective Affiliates) is party to any Order that would reasonably be expected, individually or in the aggregate, to prevent, materially delay or impair Parent or Merger Sub’s ability to perform or comply with its respective obligations under this Agreement or to consummate the Transactions.

3.11            Nondebarment. As of the date of this Agreement, neither Parent nor Merger Sub is suspended, debarred, proposed for debarment or ineligible from or non-responsible for purposes of holding, performing, bidding or participating in the award of Contracts with any Governmental Authority and, to the Knowledge of Parent or any of its Affiliates, no such suspension, debarment, ineligibility or responsibility proceedings are pending or threatened.

3.12            No Broker Fees. No broker, investment banker, financial advisor or other Person, other than Goldman Sachs & Co. LLC and its Affiliates and Morgan Stanley & Co. LLC and its Affiliates, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their Affiliates.

3.13            No Additional Representation or Warranties. Parent acknowledges, on behalf of itself and its Subsidiaries, that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Neither Parent nor Merger Sub are relying upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Company, the Company Entities or any other Person, except as expressly set forth in Section 2. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that none of the Company, the Company Entities or any other Person has made or makes, and Parent or Merger Sub, as applicable, is not relying upon, any representation or warranty whatsoever to Parent or Merger Sub, as applicable, with respect to the Transactions, whether express or implied, except as expressly set forth in Section 2 of this Agreement. Subject to and without limiting any rights under this Agreement with respect to the representations and warranties expressly made by the Company in Section 2, neither the Company nor any other Person shall be subject to any liability to Parent, Merger Sub or any other Person resulting from the Company’s making available to Parent, Merger Sub or their respective Representatives, or Parent’s, Merger Sub’s and their respective Representatives’ use of such information, including any information, documents or material made available to Parent, Merger Sub and their respective Representatives in the due diligence materials provided to Parent, Merger Sub or their respective Representatives, including in the “data room,” other management presentations (formal or informal) or in any other form in connection with the Transactions. Parent acknowledges, on behalf of itself and its Subsidiaries, that the Company makes no representation or warranty to Parent or Merger Sub or any other Person with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries.

Section 4.      Covenants of the Parties

4.1            Pre-Closing Obligations of the Company.

(a)            During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the valid termination of this Agreement pursuant to Section 6 (the “Pre-Closing Period”), except (i) as set forth in Section 4.1(a) of the Company Disclosure Schedule, (ii) for any actions taken reasonably and in good faith in response to or as a result of COVID-19 or in response to or to comply with COVID-19 Measures, (iii) as otherwise required, contemplated or expressly permitted by this Agreement, (iv) as may be required or requested by a Governmental Authority or required by applicable Laws or Permits, (v) for any actions taken reasonably and in good faith in response to a WorldView Legion Event; provided that the Company will provide prompt written notice of such WorldView Legion Event to Parent and shall reasonably consult with Parent regarding such WorldView Legion Event and consider in good faith any suggestions Parent has with respect to actions or proposed actions to be taken in connection therewith prior to taking any such actions or (vi) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall use reasonable best efforts to, and shall cause each of the other Company Entities to use reasonable best efforts to (A) conduct their respective businesses in the ordinary course in all material respects, (B) keep their physical assets and properties intact, (C) maintain in effect, in all material respects, (1) all Communications Authorizations and Company NOAA Authorizations and (2) all other Permits, except where the failure to maintain such other Permits in this clause (2) would not be material to the Company Entities, taken as a whole, and (D) maintain satisfactory relationships with employees, customers, suppliers or other Persons, in each case, having material business relationships with the Company Entities; provided that any action taken or failed to be taken by the Company Entities that is specifically permitted or required by Section 4.1(b) shall not constitute a breach under this Section 4.1(a).

(b)            Except (i) as set forth in Section 4.1(b) of the Company Disclosure Schedule, (ii) for any actions taken reasonably and in good faith in response to or as a result of COVID-19 or in response to or to comply with COVID-19 Measures, (iii) as otherwise required, contemplated or expressly permitted by this Agreement, (iv) as may be required or requested by a Governmental Authority or required by applicable Laws or Permits, (v) for any actions taken reasonably and in good faith in response to a WorldView Legion Event; provided that the Company will provide prompt notice of such WorldView Legion Event to Parent and shall reasonably consult with Parent regarding such WorldView Legion Event and consider in good faith any suggestions Parent has with respect to actions or proposed actions to be taken in connection therewith prior to taking any such actions or (vi) as may be consented to in writing by Parent (which consent shall not to be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall not and shall cause the other Company Entities not to:

(i)            amend or permit the adoption of, any amendment to (A) the Company’s certificate of incorporation or bylaws (except for immaterial or ministerial amendments) or (B) the charter, bylaws or organizational documents of the other Company Entities, except, in the case of this clause (B) for any changes that would not be materially adverse to Parent;

(ii)            split, combine or reclassify any shares of capital stock of any Company Entity, or issue or authorize or propose the issuance of any other Company Securities or other securities of any Company Entity in respect of, in lieu of or in substitution for, shares of capital stock or other equity or voting interest other than any such transactions solely involving direct or indirect wholly owned Subsidiaries of the Company;

(iii)            declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest of any Company Entity, except for (a) a regular quarterly dividend on the Company Common Stock in accordance with the Company’s dividend policy in effect as of the date hereof and not in excess of $0.01 per share per quarter, (b) dividends paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company or (c) pro rata dividends or distributions by a Subsidiary other than a wholly owned Subsidiary of the Company to the Company in the ordinary course of business;

(iv)            sell, issue, grant, transfer or authorize the sale, issuance, grant or transfer of: (A) any shares of capital stock or other security of any Company Entity; (B) any option, call, warrant or right to acquire any capital stock or other security of any Company Entity; or (C) any instrument convertible into or exchangeable for any capital stock or other security of any Company Entity (except that the Company may issue shares of Company Common Stock, (x) upon the exercise or settlement of Company Stock-Based Awards, in each case outstanding as of the date of this Agreement in accordance with their existing terms) and (y) pursuant to the ESPP;

(v)            amend or waive any of its rights under, or accelerate the vesting under, any provision of any Company Equity Plan or any provision of any agreement evidencing any outstanding Company Stock-Based Award, or otherwise modify any of the terms of any outstanding Company Stock-Based Award, warrant or other security or any related Contract, other than any acceleration of vesting that is contemplated in any Company Equity Plan in effect as of the date hereof;

(vi)            effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction, except in each case for any such transaction that is (A) by, between or among the Company and/or one or more wholly owned Subsidiaries of the Company which remain wholly owned Subsidiaries of the Company after consummation of such transaction and (B) not adverse to Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries in any material respect;

(vii)            from the period beginning January 1, 2023, make any capital expenditure or series of related capital expenditures, other than (a) capital expenditures not in excess of $180 million per twelve months, (b) to the extent reasonably necessary to protect human health and safety, (c) any unbudgeted capital expenditures not to exceed $25 million per twelve months in the aggregate in connection with WorldView Legion and (d) any unbudgeted capital expenditures not to exceed $25 million per twelve months in the aggregate, without taking into account any amounts permitted by the foregoing clauses (a), (b) and (c) (and, for the avoidance of doubt, which amount may also be spent in connection with WorldView Legion);

(viii)            (A) enter into any Material Contract or any Contract that would be a Material Contract if in effect as of the date hereof, other than in the ordinary course of business; or (B) amend, terminate, or waive any material right or remedy under any Material Contract or any Contract that would be a Material Contract if in effect as of the date hereof, in each case with respect to this clause (B), other than in the ordinary course of business (including ordinary course modifications, renewals, terminations, waivers or amendments of leases or subleases of Leased Real Property) or (C) enter into any Contract within the Space Infrastructure segment of the Company (whether or not in the ordinary course of business) that contemplates the payment or delivery of cash or other consideration by any Company Entity in an amount or having a value in excess of $100,000,000;

(ix)            acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or enter into any joint venture, legal partnership, limited liability corporation or similar arrangement with any third Person, if such acquisition or investment is in excess of $5,000,000 individually or $10,000,000 in the aggregate, other than (A) pursuant to Contracts in effect on the date hereof, (B) transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or (C) acquisitions of inventory or other goods in the ordinary course of business;

(x)            lease, exclusively license, sell, abandon, transfer, assign, guarantee, or exchange any assets, tangible or intangible (including any material Intellectual Property), in each case in excess of $5,000,000 individually or $10,000,000 in the aggregate, other than (A) the sale, lease or licensing of products or services of the Company Entities or other materials embodying Intellectual Property in the ordinary course of business, (B) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (C) sales of inventory, raw materials and other property or services in the ordinary course of business and sales of obsolete assets or (D) transactions solely between the Company Entities;

(xi)            make any pledge of any of its material assets or permit any of its material assets to become subject to any Liens, except for Permitted Liens;

(xii)            incur or assume any Indebtedness, except for (A) any Indebtedness solely among the Company Entities, (B) guarantees by the Company of Indebtedness of wholly owned Subsidiaries of the Company or guarantees by wholly owned Subsidiaries of the Company of Indebtedness of the Company or any of its wholly owned Subsidiaries, which Indebtedness is incurred in compliance with this clause (xii) or is outstanding on the date hereof, (C) Indebtedness incurred under the Credit Agreement, as is in effect on the date hereof, (D) Indebtedness incurred under the Receivables Facility Agreement in the ordinary course of business and consistent with past practice, (E) obligations under letters of credit in effect on the date hereof or incurred, assumed, issued or entered into in the ordinary course of business and consistent with past practice and as would not exceed $10,000,000 in the aggregate outstanding at any time, (F) entry into, and payments under, capital lease agreements and guarantees of Indebtedness, in each case in the ordinary course of business and consistent with past practice and as would not exceed $10,000,000 in the aggregate outstanding at any time and (G) additional Indebtedness entered into in the ordinary course of business not to exceed $20,000,000 in aggregate principal amount outstanding at any time;

(xiii)            make any loans or advances or capital contributions to, or investments in, any other Person (other than in respect of acquiring any material equity interest in any other Person, which shall be governed by Section 4.1(b)(ix)) in excess of $10,000,000, except for (A) extensions of credit to customers in the ordinary course of business; and (B) loans, advances or capital contributions to, or investments in, direct or indirect wholly owned Subsidiaries of the Company;

(xiv)            establish, adopt, enter into or materially amend any Company Plan, pay or grant any bonus, incentive compensation (including equity-based compensation, whether payable in stock, cash or other property) or severance to, or increase the amount of wages, salary, commissions, bonuses, incentive compensation (including equity-based compensation, whether payable in stock, cash or other property), severance, fringe benefits or other compensation payable to, or adopt or agree to any change in control or retention arrangements with or for the benefit of, any Company Associates (except that the Company: (A) may provide routine, reasonable base salary or base wage increases, not in excess of 3% per individual, in the ordinary course of business and in accordance with past practices in connection with the Company’s customary annual employee review process; (B) may enter into offer letters with any newly hired employees (other than members of the Executive Leadership Team) in the ordinary course of business and consistent with past practices) and (C) may take any action to the extent required by any Company Plan or collective bargaining agreement in effect as of the date of this Agreement or entered into or adopted during the Pre-Closing Period in compliance with this Agreement;

(xv)            hire any employee that would be a member of the Executive Leadership Team or Senior Vice President of the Company or above (each such employee, a “Key Employee”), promote any employee to the level of Key Employee, or terminate any Key Employee without cause;

(xvi)            announce, implement or effect any reduction-in-force, lay-off or other similar program of any Company Entity resulting in the termination of employees, in each case, that would trigger the WARN Act;

(xvii)            except as required by applicable Laws or GAAP, make any material change in any of its financial accounting principles or practices;

(xviii)            (A) make, change or rescind any material Tax election (other than in the ordinary course of business); (B) change any annual Tax accounting period or adopt or change any material method of Tax accounting, in each case, relating to a material amount of Tax; (C) enter into a closing agreement relating to any material amount of Taxes, including pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law), except in connection with any settlement permitted pursuant to subclause (D); (D) settle or compromise any Tax audit, claim or assessment by a Governmental Authority relating to a material amount of Taxes for an amount materially in excess of the amount reserved with respect thereto; (E) file any material amended Tax Return; (F) surrender any claim for a refund of a material amount of Taxes; or (G) give or request any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than in the ordinary course of business) without promptly notifying Parent of such extension or waiver in writing;

(xix)            settle or compromise any Legal Proceeding (other than with respect to Stockholder Litigation, which shall be governed by Section 4.16 or any Legal Proceeding or other claim relating to Taxes, which shall be governed by Section 4.1(b)(xviii)) other than (A) for amounts that do not exceed $10,000,000 for individual settlements and $20,000,000 in the aggregate for all settlements during the Pre-Closing Period, (B) such settlements or compromises as would not reasonably be expected to involve any criminal liability or (C) such settlements or compromises as would not reasonably be expected to result in any non-monetary obligation that would be material to the Company Entities, taken as a whole;

(xx)            enter into any Contract covering any Company Associate, or make any payment to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code;

(xxi)            except as required by existing Company Plans or by applicable Laws, recognize any union or enter into, modify, amend, extend, renew, replace or terminate any collective bargaining or other Contract with any labor organization;

(xxii)            (A) enter into a material new line of business or (B) discontinue any material line of business;

(xxiii)            adopt or enter into a plan of complete or partial liquidation, dissolution, reclassification, recapitalization or other reorganization, except for any such plan solely among or between the Company and any of its wholly owned Subsidiaries, or among or between any of the wholly owned subsidiaries of the Company; or

(xxiv)            agree or commit to take any of the actions described in clauses (i) through (xxiii) of this Section 4.1(b).

(c)            Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or its Affiliates, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time, and the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations prior to the Effective Time.

4.2            Pre-Closing Obligations of Parent and Merger Sub. During the Pre-Closing Period, each of Parent and Merger Sub shall not (and shall cause (a) the Persons listed on Section 4.2(a) of the Parent Disclosure Schedule and their controlled Affiliates and (b) the Persons listed on Section 4.2(b) of the Parent Disclosure Schedule, not to), directly or indirectly, whether by merger, consolidation, or otherwise, acquire, purchase, lease, or license or otherwise enter into a transaction with (or agree to acquire, purchase, lease, or license or otherwise enter into a transaction with) any business, corporation, partnership, association, or other business organization or division or part thereof, if doing so would be reasonably likely to prevent, materially delay or materially impede the consummation of the Transactions.

4.3            Go-Shop. Notwithstanding anything to the contrary contained in this Agreement, during the period commencing on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on February 14, 2023 (the “No Shop Period Start Date” and such period of time, the “Go-Shop Period”), the Company and its directors, officers, employees and other Representatives shall have the right to (and may without restriction hereunder, but subject to compliance with the terms of this Agreement), directly or indirectly:

(a)            solicit, seek, initiate, propose, facilitate, induce or encourage any Acquisition Proposals or any proposal, inquiry or offer that constitutes, or could lead to, result in or constitute an Acquisition Proposal;

(b)            subject to the prior entry into, and solely pursuant to, an Acceptable Confidentiality Agreement, furnish to any Third Party or its Representatives any non-public information relating to the Company Entities and afford to such Third Party or its Representatives access to non-public information related to the business, properties, personnel, assets, books, records and other non-public information of the Company Entities, in each such case with the intent to solicit, seek, initiate, propose, facilitate, induce or encourage any Acquisition Proposals or any proposal, inquiry or offer that constitutes, or could lead to, result in or constitute an Acquisition Proposal; provided, that (i) the Company shall promptly (and in any event within 36 hours) provide to Parent and its Representatives, or provide Parent and its Representatives access to, any such non-public information concerning the Company Entities that is provided to any such Third Party or its Representatives that was not previously Made Available to Parent or its Representatives and (ii) the Company Entities shall not, in connection with the actions permitted by this Section 4.3, provide (and shall not permit any of their respective Representatives to provide) any competitively sensitive non-public information to any Third Party who is believed by the Company at the time of such disclosure to be a competitor of the Company, except in accordance with customary “clean room” or other similar procedures; and

(c)            otherwise cooperate with or assist any Acquisition Proposal or any proposal, inquiry or offer that constitutes, or could lead to, result in or constitute any Acquisition Proposal, including that the Company may grant a waiver under any “standstill provision” or similar obligation of any Third Party with respect to any Company Entity to allow such Third Party to submit or amend an Acquisition Proposal on a confidential basis to the Company Board (or any committee thereof).

4.4            No Shop.

(a)            Except as permitted by the terms of this Section 4.4, during the period commencing on (i) (A) with respect to any Third Party who is an Excluded Party as of the No Shop Period Start Date, the date in which such Third Party is no longer an Excluded Party, or (B) with respect to any other Third Party, the No Shop Period Start Date, and (ii) continuing until the earlier of the Effective Time or the valid termination of this Agreement pursuant to Section 6, the Company shall, and shall cause its officers, and shall instruct and use reasonable efforts to cause its directors and other Representatives to, promptly cease and cause to be terminated any solicitation, discussions or negotiations with any Third Party or its Representatives with respect to any Acquisition Proposal or any other proposal, inquiry or offer that constitutes, or would reasonably be expected to lead to, result in or constitute an Acquisition Proposal and shall promptly terminate all physical and electronic data room access previously granted to any such Person, cease providing any further non-public information of the Company Entities to any such Third Party or its Representatives and request the return or destruction of any non-public information of the Company Entities theretofore furnished to any such Person with whom a confidentiality agreement with respect to an Acquisition Proposal or any other proposal, inquiry or offer that constitutes, or could reasonably be expected to lead to, result in or constitute an Acquisition Proposal was entered into at any time within the twelve-month period immediately preceding the No Shop Period Start Date. Other than with respect to a Third Party who is an Excluded Party on the No Shop Period Start Date (and only until such time as such Excluded Party is no longer an Excluded Party, at which time the provisions of this Section 4.4(a) shall become applicable), subject to the terms of Section 4.4(b), during the period commencing on the No Shop Period Start Date and continuing until the earlier of the Effective Time or the valid termination of this Agreement pursuant to Section 6, the Company shall not, and shall cause its officers not to, and shall instruct and use reasonable efforts to cause its directors and other Representatives not to, directly or indirectly:

(i)            solicit, seek, initiate, propose, knowingly facilitate or knowingly encourage any Acquisition Proposals or any proposal, inquiry or offer that constitutes, or could reasonably be expected to lead to, result in or constitute, an Acquisition Proposal;

(ii)            in furtherance of any Acquisition Proposal, or any proposal, inquiry or offer that could reasonably be expected to lead to, result in, or constitute an Acquisition Proposal, furnish to any Third Party or its Representatives any non-public information relating to the Company Entities or afford to such Person access to the business, properties, assets, books, records or other non-public information, or to the personnel of the Company Entities;

(iii)            enter into or participate in or otherwise engage in any discussions or negotiations with any Third Party or its Representatives regarding any Acquisition Proposal or any other proposal, inquiry or offer that constitutes, or could reasonably be expected to lead to an Acquisition Proposal (it being understood that notifying such Person of the terms and existence of this Section 4.4 shall not be a breach of this Section 4.4);

(iv)            (A) adopt, approve, endorse or recommend any Acquisition Proposal or any proposal, inquiry or offer that constitutes, or could reasonably be expected to lead to an Acquisition Proposal or (B) approve any Person or “group” (as defined in the Exchange Act) becoming an “interested stockholder” under Section 203 of the DGCL; and

(v)            except for an Acceptable Confidentiality Agreement entered into in accordance with Section 4.4(b), enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or analogous agreement or Contract constituting, or which provides for, is intended to provide for or would reasonably be expected to provide for, an Acquisition Proposal or Acquisition Transaction.

During the period commencing on the No Shop Period Start Date and continuing until the earlier of the Effective Time or the valid termination of this Agreement pursuant to Section 6, the Company will be required to enforce, and will not be permitted to waive, terminate, fail to enforce or otherwise modify any provision of any standstill, confidentiality or other similar agreement that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof), unless (x) the Company Board determines in good faith, after consultation with its outside counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws and (y) if such determination in clause (x) is made, the Company provides notice to Parent of such determination within 24 hours thereafter. For the avoidance of doubt, the receipt of an unsolicited proposal, inquiry or offer received pursuant to any standstill, confidentiality or other similar agreement that permits the submission of private or confidential proposals to the Company Board shall not, by itself, violate, or be deemed to be in violation of, the preceding sentence.

(b)            Notwithstanding anything set forth in Section 4.4(a), at any time prior to the receipt of the Company Stockholder Approval, neither this Section 4.4 nor any other provision of this Agreement shall prohibit the Company from furnishing any information regarding, or affording any Person access to the business, properties, assets, books or records of any of the Company Entities to, or engaging in discussions and negotiations with any Person in response to an unsolicited, bona fide, written Acquisition Proposal with respect to the Company that is submitted to the Company by such Person after the date hereof (and not withdrawn), if:

(i)            no Company Entity nor any officer, director or financial advisor of the Company shall have materially breached any of the provisions set forth in this Section 4.4 (it being understood that any action by any Company Entity or any officer, director or financial advisor of the Company that would constitute a breach of this Section 4.4 if taken by the Company, shall constitute a breach by the Company);

(ii)            the Company Board concludes in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to or result in, a Superior Proposal;

(iii)            the Company Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws;

(iv)            prior to furnishing any non-public information with respect to the business, properties, assets, books, records or other non-public information with respect to the Company Entities to such Person, the Company receives from such Person an executed Acceptable Confidentiality Agreement;

(v)            no more than 24 hours after furnishing any such non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such nonpublic information has not been previously Made Available by the Company to Parent).

(c)            The Company shall, during the period commencing on the No Shop Period Start Date and continuing until the earlier of the Effective Time or the valid termination of this Agreement pursuant to Section 6:

(i)            promptly (and in any event within (A) 24 hours after the end of the No Shop Period Start Date with respect to previously received Acquisition Proposals or (B) 24 hours after receipt by the Company of any Acquisition Proposal, as applicable) notify Parent of any Acquisition Proposal received by any Company Entity or their respective Representatives, which notice shall identify the material terms and conditions thereof and the identity of the Third Party making such Acquisition Proposal and include copies of all material documents and other material written materials (including any proposed Contracts or proposal letters or other material written agreements) submitted with such Acquisition Proposal;

(ii)            within 24 hours of the written request of Parent (as to which email shall suffice), and which written request may be made no more than once in any period of five consecutive Business Days, confirm to Parent (A) whether any Acquisition Proposal remains under discussion, negotiation or review by the Company at such time and (B) whether there has been any material change to the financial terms of any such Acquisition Proposal (other than as previously disclosed pursuant to this Section 4.4(c)); and

(iii)            promptly (and in any event within 24 hours of receipt thereof) provide Parent with copies of all material documents and other material written materials (including any proposed Contracts or proposal letters or other material written agreements) relating to any Acquisition Proposal received following the No Shop Period Start Date, including the material terms related to the financing thereof.

4.5            Proxy Statement.

(a)            Promptly following the date of this Agreement (but in no event later than 30 Business Days following the date hereof), the Company shall prepare, with the assistance of Parent and its Representatives reasonably necessary in connection therewith, and cause to be filed with the SEC a preliminary proxy statement with respect to the Company Stockholder Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”). Parent and Merger Sub shall provide to the Company such information as the Company may reasonably request for inclusion in the Proxy Statement. The Company shall use reasonable best efforts to cause the Proxy Statement to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each of the Company and Parent shall use reasonable best efforts to ensure that none of the information supplied by it, any of its controlled Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement shall, at the date of mailing to stockholders of the Company, at the time of the Company Stockholders Meeting or of filing with the SEC or Canadian Securities Authorities (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that (i) the Company assumes no responsibility with respect to information supplied by or on behalf of Parent, its Subsidiaries or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement, and (ii) Parent and Merger Sub assume no responsibility with respect to any information supplied by or on behalf of the Company Entities or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement shall include the Company Board Recommendation, except to the extent that the Company Board shall have effected an Adverse Recommendation Change, solely as permitted by Section 4.6(c).

(b)            The Company shall promptly notify Parent of the receipt of any comments of the staff of the SEC with respect to the Proxy Statement and of any request by the staff of the SEC for any amendment or supplement thereto or for additional information, and shall promptly provide Parent with copies of all correspondence between the Company and the staff of the SEC with respect to the Proxy Statement. Each of the Company and Parent shall use their reasonable best efforts to promptly provide responses to the SEC with respect to all comments of the SEC received on the Proxy Statement. Prior to the submission to the SEC of the Proxy Statement (including, for the avoidance of doubt, any supplement or amendment thereto) and any responses to the staff of the SEC, the Company shall reasonably cooperate and provide Parent and its legal counsel with a reasonable opportunity to review and comment on the Proxy Statement and any responses to the SEC and shall consider in good faith any comments reasonably proposed by Parent. The Company shall use its reasonable best efforts to have the comments of the SEC (if any) on the Proxy Statement (and any supplement or amendment thereto) addressed to the satisfaction of the staff of the SEC as promptly as practicable. If Parent or Merger Sub determines that it is required to file any document with the SEC or Canadian Securities Authorities as a result of the Transactions or the Company Stockholder Meeting pursuant to applicable Law, then Parent and Merger Sub will use their respective reasonable best efforts to promptly prepare (including providing the Company and its counsel a reasonable opportunity to review and comment thereon, and giving good faith consideration to all reasonable additions, deletions or changes suggested by the Company or its counsel) and file such materials with the SEC or Canadian Securities Authorities, and Parent and Merger Sub will cause any such materials to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC.

(c)            As promptly as reasonably practicable following the earlier to occur of: (i) in the event the preliminary Proxy Statement is not reviewed by the staff of the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act and (ii) in the event the preliminary Proxy Statement is reviewed by the staff of the SEC, receipt of oral or written notification of the completion of the review by the staff of the SEC (such earlier date, the “Proxy Clearance Date”), the Company will (A) notify Parent, promptly after it receives notice thereof, of the Proxy Clearance Date and (B) cause the Proxy Statement to be filed in definitive form with the SEC and Canadian Securities Authorities as promptly as practicable and cause the commencement of the printing and mailing of the definitive Proxy Statement to stockholders of the Company in compliance with applicable Laws as promptly as reasonably practicable (but in any event within three Business Days following the filing of the definitive Proxy Statement with the SEC). Notwithstanding anything to the contrary in this Agreement, in no event shall the Proxy Statement be required to be filed in definitive form or mailed to the Company stockholders prior to the No Shop Period Start Date.

(d)            If, at any time prior to the Company Stockholders Meeting, a Party becomes aware that any information contained in the Proxy Statement shall have become false or misleading in any material respect, or that the Proxy Statement is required to be amended in order to comply with applicable Laws, then (i) the Party that discovers such information shall notify the other Party or Parties (as the case may be), and (ii) after such notification, the Company shall, to the extent required by applicable Laws, prepare (with the assistance of Parent as may be reasonably necessary) an amendment or supplement to the Proxy Statement. The Company shall use reasonable best efforts to cause the Proxy Statement as so amended or supplemented to be filed with the SEC and Canadian Securities Authorities, and the Company shall cause such Proxy Statement to be disseminated to the holders of shares of Company Common Stock, as applicable, in each case to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Company’s organizational documents.

4.6            Company Stockholder Meeting.

(a)            The Company, commencing upon the initial submission to the SEC of the preliminary Proxy Statement in accordance with Section 4.5(a), shall reasonably promptly following any request by Parent (but in any event not more than once in any ten Business Day period), run a broker search for a deemed record date of 20 Business Days after the date of such search. Promptly following the Proxy Clearance Date (provided, however, that if the Proxy Clearance Date occurs prior to the No Shop Period Start Date, then the following actions in clauses (i) and (ii) shall be taken one Business Day following the No Shop Period Start Date and clause (iii) shall commence upon the filing of the definitive Proxy Statement), the Company shall (i) by resolutions of the Company Board, establish the earliest practicable record date for the Company Stockholder Meeting, (ii) by resolutions of the Company Board, establish the earliest practicable date for a special meeting of the Company stockholders to vote on a proposal to adopt this Agreement (the “Company Stockholder Meeting”) in accordance with the Company organizational documents and (iii) solicit proxies to obtain the Company Stockholder Approval at the Company Stockholder Meeting. In connection therewith, the Company Board shall duly call, give notice of, convene and hold the Company Stockholder Meeting within 30 Business Days after the definitive Proxy Statement is mailed to stockholders of the Company; provided, further, that the Company may adjourn or postpone, after consultation with Parent, and if requested by Parent in writing, shall adjourn or postpone, the Company Stockholder Meeting in compliance with applicable Laws if (1) there are holders of an insufficient number of shares of Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at such meeting (in which case the Company shall, and shall cause its proxy solicitor to use reasonable best efforts to, solicit as promptly as practicable the presence, in person or by proxy of a quorum), but only until there are a sufficient number of shares of Company Common Stock present or represented by proxy at the Company Stockholder Meeting to obtain such a quorum, (2) on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, in order to solicit additional proxies from stockholders for the purposes of obtaining the Company Stockholder Approval, but only until there are a sufficient number of shares of Company Common Stock present or represented by proxy at the Company Stockholder Meeting to obtain the Company Stockholder Approval or (3) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Laws is disclosed to the Company stockholders; provided, however, that (A) with respect to an adjournment or postponement in the case of clauses (1) and (2), the Company shall not change the record date for the Company Stockholder Meeting without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed), (B) with respect to an adjournment or postponement in the case of clauses (1) and (2), adjourn the meeting to a date that is more than 15 Business Days after the date for which the Company Stockholder Meeting was originally scheduled without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and (C) the Company may postpone or adjourn the Company Stockholder Meeting with Parent’s prior written consent. Notwithstanding the foregoing, in the event the Company postpones or adjourns the Company Stockholder Meeting pursuant to the foregoing sentence, the Company shall use its reasonable best efforts to reconvene and hold a Company Stockholder Meeting as promptly as reasonably practicable. Subject to any Adverse Recommendation Change as permitted by Section 4.6(c), the Company shall (x) recommend that the Company’s stockholders adopt this Agreement at the Company Stockholders Meeting and (y) use its reasonable best efforts to obtain the Company Stockholder Approval, including soliciting proxies therefor.

(b)            Except as permitted by Section 4.6(c), during the Pre-Closing Period, neither the Company Board nor any committee thereof shall: (i) fail to make, withdraw, qualify, amend or modify (or publicly propose to fail to make, withdraw, qualify, amend or modify) in a manner adverse to Parent, the Company Board Recommendation (an “Adverse Recommendation Change”); (ii) adopt, approve, endorse or recommend (or propose publicly to adopt, endorse, approve or recommend) any Acquisition Proposal, or cause or permit any Company Entity to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or analogous agreement or Contract which provides for, is intended to provide for or would reasonably be expected to provide for, directly or indirectly in, an Acquisition Proposal or Acquisition Transaction (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 4.4(b)); (iii) following public disclosure of an Acquisition Proposal, fail to reaffirm the Company Board Recommendation, within seven Business Days after Parent reasonably requests in writing that such recommendation or determination be reaffirmed or, if earlier, at least two Business Days prior to the Company Stockholder Meeting, which request may be made only once with respect any such Acquisition Proposal, except that Parent may make an additional request after any material change in the terms of such Acquisition Proposal; (iv) fail to include the Company Board Recommendation in the Proxy Statement or (v) fail to publicly announce, within ten Business Days after an Acquisition Proposal in respect of an Acquisition Transaction structured as a tender offer or exchange offer relating to the securities of the Company shall have been commenced, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer (any of the foregoing in clauses (i) through (v), a “Triggering Event”).

(c)            Notwithstanding anything contained in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Company Board may effect an Adverse Recommendation Change, or, in the case of Section 4.6(c)(i), terminate this Agreement pursuant to Section 6.1(h), if:

(i)            (A) the Company has received an Acquisition Proposal from any Third Party that did not result from a material breach of Section 4.4; (B) such Acquisition Proposal has not been withdrawn; (C) the Company Board determines in good faith, after consultation with an independent financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that, in light of such Superior Proposal (and absent any further revisions to the terms and conditions of this Agreement), the failure to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 6.1(h), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood and agreed that such determination in and of itself shall not be deemed an Adverse Recommendation Change); (D) the Company provides to Parent written notice (“Notice of Change”) to the effect that the Company Board has determined in good faith, after consultation with an independent financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and advises Parent that the Company Board intends to effect an Adverse Recommendation Change absent revisions to the terms and conditions of this Agreement that would cause such Acquisition Proposal to cease to be a Superior Proposal (it being agreed that the provision of such Notice of Change shall not constitute an Adverse Recommendation Change); (E) during the period from the time the Notice of Change is provided until 5:00 p.m., New York City time, on the fourth Business Day immediately following the day on which Company delivered the Notice of Change (such period, the “Notice of Change Period” (it being understood and agreed that each material revision, amendment, update or supplement to the terms and conditions of such Superior Proposal, including any revision in price or financing, in each case during such two Business Day period shall be deemed to constitute a new Acquisition Proposal and shall require a new written notice by the Company to Parent in compliance with clause (E), except the “Notice of Change Period” shall be the two Business Day period from the date of such notice), if requested by Parent, the Company and its Representatives engage in good faith negotiations with Parent and its Representatives, the intent and purpose of which is to amend this Agreement in such a manner that obviates the need for such Adverse Recommendation Change or the need to terminate this Agreement pursuant to Section 6.1(h), as applicable; (F) at the end of the Notice of Change Period, such Acquisition Proposal has not been withdrawn, and the Company Board reaffirms in good faith after consultation with its independent financial advisor and outside legal counsel that such Acquisition Proposal continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause (E) or otherwise) and (G) the Company Board determines in good faith, after having consulted with its independent financial advisor and outside legal counsel, that, in light of such Superior Proposal, the failure to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 6.1(h), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law; or

(ii)            in response to an Intervening Event, only if: (A) the Company provides to Parent written notice, at least five Business Days prior to any meeting of the Company Board at which the Company Board will consider whether such Intervening Event requires the Company Board to take such action, specifying the date and time of such meeting and the reasons for holding such meeting, including a reasonably detailed description of facts relating to the underlying Intervening Event; (B) the Company Board determines in good faith, after consultation with an independent financial advisor and outside legal counsel, to effect an Adverse Recommendation Change absent any revision to the terms and conditions of this Agreement; (C) following such meeting, the Company provides to Parent written notice (a “Notice of Intervening Event”) to the effect that the Company Board has determined in good faith, after consultation with an independent financial advisor and outside legal counsel, that the Company Board proposes to effect an Adverse Recommendation Change absent any revision to the terms and conditions of this Agreement; (D) during the period from the time the Notice of Intervening Event is provided until 5:00 p.m., New York City time, on the fourth Business Day immediately following the day on which Company delivered the Notice of Intervening Event (such period, the “Notice of Intervening Event Period” (it being understood and agreed that each material development with respect to an Intervening Event during such four Business Day period shall require a new written notice by the Company to Parent in compliance with clause (C), except the “Notice of Intervening Event Period” shall be the three Business Day period from the date of such notice), if requested by Parent, the Company and its Representatives have engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for such Adverse Recommendation Change; (E) the Company Board has considered in good faith any revisions to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause (D) or otherwise and (F) the Company Board determines in good faith (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause (D) or otherwise), after consultation with its independent financial advisor and outside legal counsel, that the failure to make such an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.

(d)            Nothing in this Agreement shall prevent the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 under the Exchange Act or (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated pursuant to Rule 14d-9 under the Exchange Act; provided, that any such disclosure or communication in each of clause (i) or (ii) shall be deemed to be an Adverse Recommendation Change if the Company fails to expressly and publicly reaffirm the Company Board Recommendation in such disclosure or communication.

(e)            Notwithstanding any Adverse Recommendation Change, unless earlier terminated in accordance with Section 6, this Agreement shall be submitted to the holders of the Company Common Stock at the Company Stockholder Meeting for the purpose of voting on the adoption of this Agreement.

4.7            Employee Benefits.

(a)            For a period of twelve months following the Closing Date, Parent shall provide, or shall cause to be provided, to each Continuing Employee, (i) annual base salary or base hourly wage and target annual cash bonus opportunity (as a percentage of base salary), in each case, that are no less favorable than the annual base salary or base hourly wage and target annual cash bonus opportunity (as a percentage of base salary) provided to such Continuing Employee immediately prior to the Closing and (ii) severance benefits that are no less favorable than the severance benefits provided to such Continuing Employee immediately prior to the Closing. Parent, or an Affiliate of Parent, shall establish a long-term incentive plan following the Closing and shall issue awards under such plan in consultation with the Chief Executive Officer of the Company. Through the end of the calendar year following the first anniversary of the Effective Time, Parent shall provide, or shall cause to be provided, to each Continuing Employee, health, welfare and retirement benefits that are no less favorable on a benefit-by-benefit basis than the health, welfare and retirement benefits provided to such Continuing Employee immediately prior to the Closing (excluding severance, defined benefit pension benefits, retiree welfare benefits, nonqualified deferred compensation benefits and change in control benefits). For purposes of eligibility, vesting, vacation entitlement, and severance under the employee benefit plans of Parent which provide benefits to Continuing Employees (the “Parent Plans”), Parent shall credit each Continuing Employee with his or her years of service with the Company Entities and any predecessor Entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Plan; provided that such recognition of service shall not (i) operate to duplicate any benefits of a Continuing Employee with respect to the same period of service or (ii) apply to any Parent Plan that is grandfathered or frozen, either with respect to level of benefits or participation. Notwithstanding the foregoing, this Section 4.7(a) shall not apply to Continuing Employees who are covered by a collective bargaining agreement.

(b)            Parent shall (i) cause to be waived under any applicable Parent Plan any pre-existing condition limitations, actively-at-work requirements, exclusions and waiting periods to the extent waived or not applicable under, or previously satisfied by such Continuing Employee under, the relevant Company Plan and (ii) cause the Continuing Employees to be given credit under the applicable Parent Plan for amounts paid during the plan year in which such Continuing Employees commence participation in such Parent Plan for purposes of applying deductibles, co-payments, co-insurance and out-of-pocket maximums.

(c)            To the extent any employee notification or consultation requirements are imposed by applicable Laws with respect to any of the Transactions, Parent and the Company shall cooperate to ensure that such requirements are complied with prior to the Effective Time.

(d)            The Company shall provide to Parent copies of any written, broad-based communications with Company Associates regarding the impact of the Transactions on the Company Associate’s employment, compensation or benefits for Parent’s prior approval, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that no such prior approval shall be required in the event that Parent has previously approved the information contained in such communication.

(e)            Nothing in this Section 4.7 or elsewhere in this Agreement, expressed or implied, shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any of their Subsidiaries or shall, other than as may be required pursuant to Section 4.9, interfere with or restrict in any way the rights of Parent or any of its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any of their respective Affiliates and the Continuing Employee. Nothing herein shall be construed to limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to amend or terminate any Parent Plan, any Company Plan or any other employee benefit plan. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 4.7 shall create any third party rights, benefits or remedies of any nature whatsoever in any Company Associate (or any beneficiaries or dependents thereof) or any other Person that is not a party to this Agreement.

4.8            Indemnification of Officers and Directors.

(a)            From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries, to indemnify and hold harmless each current or former director, officer or employee of the Company Entities, and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of the Company or any other Company Entity, in each case, prior to the Effective Time (the “Indemnified Parties”) to the fullest extent permitted under applicable Laws, against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Legal Proceeding, incurred in connection with, arising out of or otherwise related to any actual or threatened Legal Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring or alleged to have occurred whether prior to, at or after the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any Entity if such service was at the request of or for the benefit of the Company). In the event of any such actual or threatened Legal Proceeding, Parent and the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such actual or threatened Legal Proceeding.

(b)            Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance, and (ii) the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Policy”), in each case, for any claims reporting or discovery period of the Tail Period with respect to any claim related to matters existing or occurring at or prior to the Effective Time from the Company’s D&O Policy carrier as of the date of this Agreement or one or more insurance carriers with the same or better credit rating as such carrier with terms, conditions with respect to coverage, retention and amounts no less favorable in the aggregate than the D&O Policy; provided, that in no event shall the premium amount for such policies exceed the amount set forth in Section 4.8(b)(i) of the Company Disclosure Schedule. If the Company for any reason fails to obtain or Parent for any reason fails to cause to be obtained such “tail” insurance policies as of the Effective Time, for a period of six years following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to be maintained in effect the D&O Policy covering claims arising from facts or events that occurred at or prior to the Effective Time to the extent that such claims are of the type covered by the D&O Policy (including for acts or omissions occurring in connection with this Agreement and the consummation of the Transactions to the extent that such acts or omissions are covered by the D&O Policy) and covering each Indemnified Party who is covered as of the Effective Time by the D&O Policy, in any case on terms with respect to coverage, retention and amounts that are no less favorable in the aggregate than those terms in effect on the date hereof; provided, that in no event shall Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the larger of the current annual premium paid by the Company, as set forth in Section 4.8(b)(ii) of the Company Disclosure Schedules (the larger such amount, the “Maximum Annual Premium”); and provided further, that if the annual premium of such insurance coverage exceeds the Maximum Annual Premium, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest comparable coverage available for a cost not exceeding the Maximum Annual Premium.

(c)            Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the Indemnified Parties as provided in the relevant applicable organizational documents of any Company Entity or in any agreement shall survive the consummation of the Transactions and shall continue in full force and effect.

(d)            During the Tail Period, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ organizational documents in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Parties; provided, however, that all rights to indemnification in respect of any Legal Proceeding pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(e)            The obligations under this Section 4.8 shall not be terminated, amended or otherwise modified without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 4.8(b) (and, after the death of any of the foregoing persons, such person’s heirs and Representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 4.8(b) (and, after the death of any of the foregoing persons, such person’s heirs and Representatives) are intended to be third party beneficiaries of this Section 4.8, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 4.8(b) (and their heirs and Representatives)) under this Section 4.8 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by any Company Entity, or applicable Laws (whether at law or in equity).

(f)            In the event that the Surviving Corporation or any of its Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or Entity in such consolidation or merger, then in each case, to the extent necessary to protect the rights of the Indemnified Parties and other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 4.8(b) (and their respective heirs and Representatives), proper provision shall be made so that the continuing or surviving corporation or Entity (or its successors or assigns, if applicable) shall assume the obligations set forth in this Section 4.8.

4.9            Regulatory Approvals and Related Matters.

(a)            Subject to Section 4.9(f) and Section 4.9(g), Parent and the Company shall cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Transactions as promptly as practicable following the date of this Agreement, including (i) preparing and filing as promptly as practicable after the date of this Agreement with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations and submissions, in each case, as required to obtain the Required Regulatory Approvals, (ii) obtaining and maintaining all Required Regulatory Approvals and other Consents, waivers and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the Transactions, (iii) executing and delivering any additional instruments necessary to consummate the Transactions, and (iv) defending through litigation on the merits any Legal Proceeding, whether judicial or administrative, by any Person in order to avoid entry of, or to have vacated or terminated, any temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Transactions prior to the End Date; provided, that in no event shall Parent, Merger Sub or the Company be required to waive any right or condition set forth in this Agreement or any Transaction Document.

(b)            In furtherance and without limiting the generality of the foregoing, Parent and the Company shall promptly after the date of this Agreement, (i) prepare and file the notifications required under any applicable Law in connection with the Transactions that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, including the HSR Act, “Antitrust Laws”) (and file the notifications required under the HSR Act within ten Business Days), (ii) submit to the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”) within 30 calendar days of the date of this Agreement any notifications regarding the Transactions required pursuant to Section 122.4 of the ITAR, (iii) prepare and file a draft CFIUS Notice, and, after receipt of confirmation reasonably acceptable to both Parent and the Company that CFIUS has no further comments or inquiries related to the draft CFIUS Notice, Parent and the Company shall, as promptly as practicable after such receipt, submit the CFIUS Notice, (iv) prepare and submit to DCSA or, to the extent applicable, any other agency of the U.S. government, notification of the Transactions pursuant to the NISPOM Rule, (v) make any filing or notice as known by the Parties to be required to be made by the Company under the Land Remote Sensing Policy Act and Communications Laws, (vi) prepare and file the notifications required, agreed to be appropriate or requested under Foreign Investment Laws, (vii) make each other appropriate filing required to obtain any other Required Regulatory Approvals, (viii) comply with any request under any of the applicable Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from any Governmental Authority in respect of such filings or such requests, and in any event no later than required by such Governmental Authority, and (ix) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Laws, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith), and in connection with resolving any investigation or other inquiry of any Governmental Authority under any of the applicable Laws with respect to any such filing or any such investigation or inquiry, including, subject to the confidentiality provisions of the Confidentiality Agreement, and except where prohibited by applicable Law, promptly supplying each other with any information which may be required by a Governmental Authority and required by applicable Law in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 4.9(a); provided, that Parent shall cause any Subsidiary, Affiliate or stockholder or other indirect equity holder of Parent to take any and all actions necessary for Parent and Company to fulfill their obligations under this Section 4.9(b), in each case, subject to Section 4.9(f) and Section 4.9(g).

(c)            All filing fees payable in connection with the filings, notices, petitions, statements, registrations or submissions contemplated by Section 4.9(b) shall be paid by Parent.

(d)            Each of Parent and the Company shall promptly provide notice to the other with respect to the receipt of: (i) any substantive communication from or with any Governmental Authority in connection with this Agreement or the Transactions; (ii) knowledge of the commencement of any Legal Proceeding by or before any Governmental Authority with respect to the Transactions (and shall keep the other Party reasonably informed as to the status of any such Legal Proceeding or threat); and (iii) any request by any official of any Governmental Authority for any amendment or supplement to any filing made pursuant to this Agreement or any information required to comply with any applicable Laws with respect to the Transactions. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 4.9(a), Parent or the Company, as the case may be, shall promptly provide notice to the other of the occurrence of such event and cooperate in filing with the applicable Governmental Authority such amendment or supplement.

(e)            Parent and the Company shall work cooperatively in connection with obtaining any actions or Consents of any Governmental Authority with respect to the Transactions. In that regard, each Parent and the Company shall (i) consult with the other in good faith and consider the other’s views in good faith prior to taking a position with respect to or submitting any filing with any Governmental Authority; (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Authority by or on behalf of any Party in connection with any Legal Proceeding related solely to this Agreement or the Transactions (including any such Legal Proceeding relating to any Antitrust Laws); (iii) coordinate with the other in preparing and exchanging such information; (iv) promptly provide the other Parties (and their counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such Party with or to any Governmental Authority related solely to this Agreement or the Transactions; and (v) not participate in any substantive meeting, teleconference or other communication with any Governmental Authority regarding the Agreement or the Transactions unless it, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate therein. Without limiting the foregoing or any of the other provisions of this Section 4.9, (A) Parent and the Company shall jointly devise and implement the strategy of the Parties with respect to seeking any actions or Consents of any Governmental Authority pursuant or in relation to the Land Remote Sensing Policy Act, Communications Laws, CFIUS Laws, NISPOM Rule, and any Foreign Investment Law, including, without limitation, taking into consideration such actions that seek to have the least impact on the Company and Parent, and (B) Parent shall have the principal responsibility, in consultation with the Company and subject to the other provisions of this Section 4.9, to devise and implement the strategy of the Parties with respect to seeking any actions or Consents of any Governmental Authority pursuant to any Antitrust Law.

(f)            With respect to the CFIUS Approval, DCSA Approval and any Foreign Investment Approvals (excluding, for the avoidance of doubt, any other Consents or Required Regulatory Approvals, which are subject to Section 4.9(g)), the reasonable best efforts referred to in Section 4.9(a) shall include Parent taking, and causing any Subsidiary, Affiliate or stockholder or other indirect equity holder of Parent to take, all actions necessary to satisfy, as promptly as practicable, all conditions, undertakings and requirements as may be necessary or appropriate to obtain expeditiously all such Consents, and to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to avoid or eliminate each and every impediment asserted by CFIUS, DCSA or under any Foreign Investment Laws, including agreeing to any conditions sought or imposed by CFIUS or DCSA or under the Foreign Investment Laws, in any event, to permit the Closing by the End Date; provided that Parent and the Company shall not be required to take or agree to take any action that is not conditioned upon consummation of the Transactions.

(g)            With respect to all other required Consents from Governmental Authorities, including the Required Regulatory Approvals (excluding the CFIUS Approval, DCSA Approval and any Foreign Investment Approvals, which are subject to Section 4.9(f)), the reasonable best efforts referred to in Section 4.9(a) shall include Parent and the Company taking all actions necessary to satisfy, as promptly as practicable, all conditions, undertakings and requirements as may be necessary or appropriate to obtain expeditiously all such Consents from Governmental Authorities, and to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to avoid or eliminate each and every impediment asserted in connection with any such Consent or Required Regulatory Approval, in any event and in each case, to permit the Closing to occur by the End Date, including: (i) Parent and the Company disposing of, transferring or exclusively licensing, or causing any of their respective Subsidiaries, including the Company Entities, to dispose of, transfer or exclusively license, any assets, businesses or product lines of either Parent or the Company to any Person (other than Parent or the Company), or Parent and the Company committing to (or causing any of their respective Subsidiaries, including the Company Entities, to commit to) dispose of, transfer or exclusively license any assets, businesses or product lines of either Parent or the Company to any Person (other than Parent or the Company); (ii) Parent and the Company discontinuing or causing any of their respective Subsidiaries, including the Company Entities, to discontinue, or committing to (or causing any of their respective Subsidiaries, including the Company Entities, to commit to) discontinue, offering any product or service; (iii) Parent and the Company licensing or otherwise making available, or causing any of their respective Subsidiaries, including the Company Entities, to license or otherwise make available, to any Person (other than Parent or the Company) any Intellectual Property, or committing to (or causing any of their respective Subsidiaries, including the Company Entities, to commit to) license or otherwise make available to any Person (other than Parent or the Company) any Intellectual Property; (iv) Parent and the Company holding separate or causing any of their respective Subsidiaries, including the Company Entities, to hold separate any assets, businesses or operations (either before or after the Effective Time), or committing to (or causing any of their respective Subsidiaries, including the Company Entities, to commit to) hold separate any assets, businesses or operations or (v) Parent and the Company making or causing any of their respective Subsidiaries, including the Company Entities, to make any commitment, or committing to (or causing any of their respective Subsidiaries, including the Company Entities, to commit to) make any commitment (to any Governmental Authority or otherwise) regarding their future operations or the future operations of their respective Subsidiaries, including any Company Entity; provided, that (x) the Company shall not, and shall cause the other Company Entities not to, take or agree to take any of the actions in clauses (i), (ii), (iii), (iv) and (v) without the prior written consent of Parent; (y) neither Parent nor the Company shall be required to take or agree to take any action that is not conditioned upon consummation of the Transactions; and (z) for the avoidance of doubt, the obligations of Parent in this Section 4.9(g) apply only with respect to Parent and its Subsidiaries and not to any Affiliate or stockholder or other indirect equity holder of Parent (including the Preferred Equity Investor Parties).

4.10            Public Disclosure. Parent and the Company have agreed to the text of the joint press release announcing the signing of this Agreement. Thereafter, the Company and Parent shall consult with each other, provide each other with a reasonable opportunity for review and give due consideration to reasonable comments by each other prior to issuing any further press release or otherwise making any other public statement disclosures, filings or communications with respect to the Transactions, except (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, interdealer quotation service, the NYSE or TSX, (b) with respect to any Adverse Recommendation Change made in compliance with Section 4.6(c) or (c) with respect to the Parties’ disclosures or communications with any Governmental Authority regarding the Proxy Statement or any Required Regulatory Approvals as contemplated by this Agreement. Notwithstanding the foregoing, in addition the exceptions set forth in clauses (a) through (c) of the preceding sentence, (x) each of the Company and Parent (and Representatives thereof, stockholders or other indirect equity holders of Parent and each Sponsor) may make any public statement, disclosure or communication (1) so long as such statements, disclosures and communications regarding the Transactions are substantially consistent with previous press releases, public disclosures or public statements or announcements made jointly by the Parties (or individually, if previously approved by the other Parties) and (2) in connection with a Legal Proceeding where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties and (y) Parent and its stockholders or other indirect equity holders and each Sponsor may make disclosures or communications with respect to the Transactions to existing or prospective general or limited partners, investors or clients of such Person or any Affiliates of such Person, in each case subject to customary confidentiality restrictions.

4.11            Redemption of Notes. With respect to the Notes:

(a)            Within four Business Days of receiving written notice from Parent instructing the Company to issue or cause to be issued a Conditional Redemption Notice (which written notice from Parent shall specify the expected Closing Date), the Company shall issue a conditional notice of redemption in respect of all of the outstanding aggregate principal amount of each series of Notes in accordance with the terms of the applicable Indenture governing such series of Notes and in a form reasonably acceptable to the Company and Parent (each such notice, a “Conditional Redemption Notice”). Parent and the Company hereby agree that any Conditional Redemption Notice shall be delivered by the Company at least ten days but not more than 60 days before the redemption date of the applicable series of Notes (subject to extension to the extent permitted by the applicable Indenture) (the “Redemption Period”).

(b)            Parent shall fund or cause to be funded to, or as directed by, the Company prior to 10:00 a.m. New York City time on the Closing Date (or such earlier time or date as the trustee under each applicable Indenture may require) an amount sufficient to satisfy in full all amounts due in connection with the redemption of the Notes in accordance with the applicable Indenture (including, for the avoidance of doubt, any redemption premium or interest payable in respect of such redemption).

(c)            To the extent the Company delivers a Conditional Redemption Notice in accordance with this Section 4.11, the Company shall take such actions that are reasonably necessary to facilitate the redemption of each series of Notes pursuant to the terms of the applicable Indenture, including the delivery of customary legal opinions and officer’s certificates to the trustee and collateral agent for the Notes, and, subject to Parent’s satisfaction of its obligations under this Section 4.11, the Company shall redeem each series of Notes, and use its reasonable best efforts to deliver or cause to be delivered customary evidence of the release of the Liens securing each such series of Notes in accordance with the terms of the applicable Indenture, at the Closing; provided, that (i) within three Business Days of receiving written notice from Parent instructing the Company to delay the redemption date in respect of a series of Notes to a subsequent redemption date within the Redemption Period (as extended to the extent permitted by the applicable Indenture), the Company shall (in accordance with the terms of the applicable Indenture) amend the applicable Conditional Redemption Notice setting forth such new subsequent redemption date in respect of such series of Notes and (ii) in the event the Closing Date shall be a date not within the Redemption Period (as extended) in respect of a series of Notes, in lieu of redeeming the applicable series of Notes the Company shall take such actions as are reasonably necessary to effectuate the satisfaction and discharge of such series of Notes and facilitate the release of the Liens securing such series of Notes, including delivery of customary legal opinions and officer’s certificates to the trustee and collateral agent for the Notes, on the Closing Date (provided that Parent shall fund or cause to be funded to, or as directed by, the Company prior to 10:00 a.m. New York City time on the Closing Date (or such earlier time or date as the trustee under the applicable Indenture may require) an amount sufficient to satisfy in full all amounts due in connection with the satisfaction and discharge of the applicable series of Notes (including, for the avoidance of doubt, any redemption premium or interest payable in respect of such satisfaction and discharge)).

4.12            Termination of Credit Agreement.

(a)            The Company shall:

(i)            prior to the Closing, (A) deliver (or cause to be delivered) notices of prepayment or termination of the Credit Agreement (which notices may be conditioned upon the consummation of the Closing) within the time periods required thereunder and (B) take all other actions reasonably required to facilitate the termination of the commitments thereunder and the release of any Liens and termination of all guarantees granted in connection therewith, in each case on the Closing Date, subject to the payment by Parent of the Payoff Amount pursuant to Section 4.12(b); and

(ii)            at least one Business Day prior to the Closing Date, deliver or cause to be delivered to Parent in escrow (subject to release on the Closing Date) a duly executed customary payoff letter, in form reasonably acceptable to Parent, from the administrative agent and collateral agent under the Credit Agreement (the “Payoff Letter”), (A) specifying the total payment required to be made as of the Closing Date to repay in full all obligations under the Credit Agreement (including interest, premiums, penalties, make-whole payments, breakage costs and other fees and expenses (if any) that are required to be paid by any Company Entity as a result of such repayment on the Closing Date), together with pay-off instructions for making such repayment on the Closing Date (such amounts, the “Payoff Amount”), (B) providing for the release of all Liens securing obligations under, and all guarantees of, the Credit Agreement upon the receipt by such holders of the Payoff Amount and (C) providing that, upon receipt of the Payoff Amount, the obligations under the Credit Agreement shall be repaid in full.

(b)            Subject to the terms and conditions of this Agreement, upon the Closing, Parent shall pay or cause to be paid on behalf of the Company Entities, by wire transfer of immediately available funds, the Payoff Amount pursuant to the instructions contained in the Payoff Letter delivered to Parent in accordance with Section 4.12(a).

4.13            Financing.

(a)            None of the Preferred Equity Issuer, Parent or Merger Sub shall (i) permit, consent or agree to any amendment, replacement, supplement or other modification of, or waive any of its rights or any other party’s obligations under, any Financing Commitment, Closing Payments Letter or, to the extent entered into prior to the Closing Date, Definitive Agreement, in each case, without the prior written consent of the Company, if such amendment, replacement, supplement or other modification or waiver would or would reasonably be expected to (A) reduce the aggregate amount of the Financing below the Required Financing Amount, (B) impose new or additional, or adversely modify any existing, conditions precedent to the receipt of any Financing to be funded on the Closing Date, (C) adversely affect the ability of Parent or the Preferred Equity Issuer to enforce its rights against the other parties to the Financing Commitments or, to the extent entered into prior to the Closing Date, the Definitive Agreements, in each case, relative to the ability of Parent or the Preferred Equity Issuer to enforce its rights against the other parties to the Financing Commitments as in effect on the date hereof, (D) prevent or materially delay the Closing or the consummation of the Transactions or (E) solely with respect to the Preferred Equity Commitment Letter (or, to the extent entered into prior to the Closing Date, any Definitive Agreement with respect to the Preferred Equity Financing), add or join as a Debt/Preferred Equity Financing Source any Entity that is a Foreign Person (clauses (A) through (E), collectively, the “Prohibited Modifications”) or (ii) terminate any Financing Commitment (except in connection with any replacement of any Financing Commitment that does not constitute or effect a Prohibited Modification) or, to the extent entered into prior to the Closing Date, any Definitive Agreement. Parent shall promptly deliver to the Company copies of any such amendment, replacement, supplement, termination, modification or waiver. Upon any amendment, replacement, supplement, modification of or waiver under any Equity Commitment Letter, the Debt Commitment Letter or the Preferred Equity Commitment Letter not in violation of this Section 4.13(a), the terms “Equity Commitment Letter”, “Debt Commitment Letter” and “Preferred Equity Commitment Letter” shall mean the Equity Commitment Letter, Debt Commitment Letter and Preferred Equity Commitment Letter, as applicable, as so amended, replaced, supplemented or modified or subject to such waiver in accordance with this Section 4.13(a).

(b)            The Preferred Equity Issuer, Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things proper, advisable or necessary to consummate and obtain the Financing by the Closing Date on the terms and subject only to the conditions described in the Financing Commitments (as such terms may be modified or adjusted in accordance with the terms of, and within the limits of, the “flex” provisions contained in the Debt Closing Payments Letter) or on other terms acceptable to Parent that would not effect a Prohibited Modification, including using reasonable best efforts to (i) maintain in effect the Financing Commitments in accordance with the terms and subject to the conditions thereof (subject to Parent’s ability to increase the amount of any Financing, provided that such increase does not effect a Prohibited Modification), (ii) negotiate definitive Contracts with respect thereto on the terms and conditions contained therein and without effecting any Prohibited Modification (the “Definitive Agreements”), (iii) satisfy at or prior to the Closing all conditions to the funding of the Financing at the Closing applicable to Parent or the Preferred Equity Issuer, as applicable, in the Financing Commitments and, to the extent entered into prior to the Closing Date, the Definitive Agreements that are within their respective control, (iv) draw or otherwise obtain the Financing at the Closing in the Required Financing Amount and (v) timely enforce their rights under the Financing Commitments and, to the extent entered into prior to the Closing Date, the Definitive Agreements. Subject to Section 4.13(f), upon written request by the Company, Parent shall keep the Company informed on a current basis in reasonable detail of the status of its and the Preferred Equity Issuer’s efforts to obtain and consummate the Financing; provided that, notwithstanding the foregoing or anything to the contrary in this Section 4.13, in no event shall Parent have any obligation to disclose any information pursuant to this Section 4.13 that would waive the protection of attorney-client or similar privilege if Parent has used its reasonable best efforts to disclose the substance of such information in a way that would not waive such privilege (provided, that Parent shall, to the extent reasonably practicable, provide the Company with written notice that it is withholding or otherwise not providing access to such information, and the Parties shall cooperate in good faith to develop substitute arrangements that would not reasonably be expected to so result in the loss of attorney-client or similar privilege). Without limiting the generality of the foregoing, in the event that all conditions contained in any Financing Commitment (or, to the extent entered into prior to the Closing Date, any Definitive Agreement) and this Agreement (other than, in each case, those conditions that by their nature are to be satisfied or waived at Closing), in each case, have been satisfied or waived, the Preferred Equity Issuer and Parent, as applicable, shall use their reasonable best efforts to cause the Debt/Preferred Equity Financing Sources, as applicable, to comply with their respective obligations thereunder, including to fund the applicable portion of the Financing.

(c)            In the event (i) any portion of the Debt/Preferred Equity Financing required to consummate the Transactions on the Closing Date becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter or the Preferred Equity Commitment Letter, as applicable (in each case, as such terms may be modified or adjusted in accordance with the terms of, and within the limits of, the “flex” provisions contained in the Debt Closing Payments Letter), or (ii) the Debt Commitment Letter, the Preferred Equity Commitment Letter or, to the extent entered into prior to the Closing Date, any of the Definitive Agreements shall be withdrawn, repudiated, terminated or rescinded, in the case of each of clauses (i) and (ii), regardless of the reason therefor, such that the aggregate amount of the Financing would be less than the Required Financing Amount, Parent and, in the case of the Preferred Equity Financing, the Preferred Equity Issuer shall (x) promptly notify the Company and (y) use its reasonable best efforts to arrange and obtain, as promptly as practicable, financing from the same or alternative sources (the “Alternative Debt/Preferred Equity Financing”) in the Required Financing Amount, the economic terms, negative covenants and financial covenants of which, taken as a whole, are no less favorable, in any material respect, to the Preferred Equity Issuer or Parent, as applicable, than as set forth in the Preferred Equity Commitment Letter or the Debt Commitment Letter, as applicable, in effect as of the date hereof (assuming for purposes hereof that all “flex” provisions contained in the Debt Closing Payments Letter have been exercised); provided, that nothing herein or in any other provision of this Agreement shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, (aa) the Preferred Equity Issuer, Parent or any of their Affiliates to waive any term or condition of this Agreement, (bb) Parent, the Preferred Equity Issuer or any of its Affiliates to pay any fees or other amounts in excess of those contemplated by the Debt Commitment Letter or the Preferred Equity Commitment Letter, as applicable, as of the date of this Agreement (in each case, assuming for purposes hereof that all “flex” provisions contained in the Debt Closing Payments Letter), (cc) Parent or any of its Affiliates to replace any portion of the Debt Financing with preferred equity financing, (dd) Parent or any of its Affiliates to seek any additional common equity financing or commitments or (ee) the Preferred Equity Issuer or Parent to agree to any Alternative Debt/Preferred Equity Financing the terms of which violate or are prohibited by the terms of any other Financing (as in effect on the date hereof). In the event that Alternative Debt/Preferred Equity Financing is arranged in accordance with this Section 4.13(c), (A) the terms “Debt Commitment Letter” or “Preferred Equity Commitment Letter,” as applicable, shall be deemed to include the commitment letters for such Alternative Debt/Preferred Equity Financing (as amended, replaced, supplemented or modified in accordance with Section 4.13(a)), (B) the terms “Debt Financing” or “Preferred Equity Financing,” as applicable, shall be deemed to include such Alternative Debt/Preferred Equity Financing and (C) the term “Debt/Preferred Equity Financing Sources” shall be deemed to include the lender parties or investor parties to the commitment letters for such Alternative Debt/Preferred Equity Financing. In the event that Alternative Debt/Preferred Equity Financing shall be obtained pursuant to this Section 4.13(c), Parent and the Preferred Equity Issuer shall comply with the covenants and prohibitions in Section 4.13(a) and Section 4.13(b) with respect to such Alternative Debt/Preferred Equity Financing and related commitment letters. Upon written request by the Company, Parent shall keep the Company informed on a current basis in reasonable detail of the status of its efforts to obtain and consummate the Alternative Debt/Preferred Equity Financing; provided, that notwithstanding the foregoing or anything to the contrary in this Section 4.13, in no event shall Parent have any obligation to disclose any information pursuant to this Section 4.13 that would waive the protection of attorney-client or similar privilege if Parent has used its reasonable best efforts to disclose the substance of such information in a way that would not waive such privilege (provided, that Parent shall, to the extent reasonably practicable, provide the Company with written notice that it is withholding or otherwise not providing access to such information, and the Parties shall cooperate in good faith to develop substitute arrangements that would not reasonably be expected to so result in the loss of attorney-client or similar privilege).

(d)            Prior to the Closing, the Company shall (i) as promptly as reasonably practicable, provide Parent with the Required Information in Compliant form (provided that the filing of the financial statements contemplated by the Required Information in Compliant form on Form 10-K or Form 10-Q with the SEC will satisfy the delivery requirement of this clause) and (ii)  to the extent Parent may reasonably request in connection with the Debt Financing (and, solely with respect to clauses (iv)(B) and (vii) below, the Preferred Equity Financing), use its reasonable best efforts to, and shall use its reasonable best efforts to cause its officers, employees and advisors to use their reasonable best efforts to, provide to Parent such cooperation as is customary for financings of the type contemplated by the Debt Commitment Letter (and, solely with respect to clauses (iv)(B) and (vii) below, the Preferred Equity Commitment Letter), including using reasonable best efforts to:

(i)            assist with the negotiation, execution and delivery of definitive financing documents (including any loan agreement, pledge and security documents, currency or interest hedging agreement, control agreements and related deliverables (including any schedules and exhibits thereto)) with respect to the Debt Financing as may be reasonably requested by Parent;

(ii)            make senior management of the Company reasonably available for meetings, conference calls, due diligence sessions and sessions with ratings agencies at mutually agreeable times and upon reasonable notice;

(iii)          assist with the preparation of any confidential information memorandum or similar documents required in connection with the Debt Financing and, as promptly as reasonably practicable, furnish Parent with supplements to the Required Information to the extent necessary to ensure that the Required Information remains Compliant;

(iv)          ensure that the chief financial officer or similar officer of the Company executes (A) prior to the Closing, customary “authorization” letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders, containing a “10b-5 representation” consistent with that set forth in the Debt Commitment Letter and identifying any portion of such information that constitutes material, nonpublic information regarding the Company Entities and (B) at the Closing, a solvency certificate in the forms required by the Debt Commitment Letter and the Preferred Equity Commitment Letter (it being understood and agreed that execution thereof will only be required of such officers of the Company who retain their respective positions as of the Closing);

(v)           facilitate the pledging of, and granting of security interests in, collateral and the perfection of the applicable security interests (including obtaining insurance certificates with customary endorsements as required by the Debt Financing);

(vi)          ensure that the syndication efforts in respect of the Debt Financing benefit from the existing lending relationships of the Company;

(vii)         furnish Parent and the Debt/Preferred Equity Financing Sources promptly, and in any event no later than four Business Days prior to the Closing Date, with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested by Parent at least nine Business Days prior to the Closing Date;

(viii)        cause the taking of corporate and other actions by the Company that are reasonably necessary to permit the consummation of the Debt Financing on the Closing Date; it being understood and agreed that (A) no such corporate or other action will take effect prior to the Closing and (B) any such corporate or other action will only be required of the directors, members, partners, managers or officers of the Company Entities who retain their respective positions as of the Closing;

(ix)          consent to the reasonable use of the logos of each Company Entity in connection with the Debt Financing in a manner that is customary for financing transactions of the type contemplated by the Debt Commitment Letter; it being understood that such logos will not be used in a manner that is intended to or reasonably likely to harm or disparage any Company Entity or the reputation or goodwill of any Company Entity;

(x)           assist Parent in its obtaining corporate and facilities ratings in connection with the Debt Financing; and

(xi)           in connection with the marketing effort contemplated by the Debt Commitment Letter and upon reasonable request of the Parent, file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to any Company Entity or any of their respective securities which Parent reasonably determines (and the Company does not reasonably object) to include in customary marketing materials for the Debt Financing (provided that the Company will be afforded reasonably adequate time to review such request and shall be reasonably satisfied with such filing);

provided that notwithstanding anything in this Agreement to the contrary, (A) no Company Entity shall be required to provide cooperation or take action under this Section 4.13(d) (1) to the extent it would, in the Company’s reasonable judgment, materially interfere with the normal ongoing business or operations of any Company Entity (it being understood and agreed that the actions specified in clauses (i) through (xi) of this Section 4.13(d) do not materially interfere with the business or operations of any Company Entity), (2)  that would reasonably be expected to cause any condition to Closing set forth in Section 5 to fail to be satisfied, (3) that involves any actions that would reasonably be expected to conflict with, result in a violation or breach of, or default (with or without notice, lapse of time or both) under any applicable Law, this Agreement, their organizational documents or any Material Contract, (4) that would reasonably be expected to cause any director, officer or employee of any Company Entity or any of their respective Affiliates to incur any personal liability, (5) that directly or indirectly requires any Company Entity to pay any commitment or other fee unless and until the Closing occurs, (6) other than with respect to the “authorization” letters contemplated in clause (iv)(A) above and the Form 8-K contemplated by clause (xi) above, requires any Company Entity to have any liability or obligation under any loan agreement or any related document or any other Contract or document related to the Debt Financing, unless and until the Closing occurs, (7) to the extent it would, in the Company’s reasonable judgement, require it to prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice, (8) that would reasonably be expected to cause any representation or warranty in this Agreement to be breached by any Company Entity or (9) that requires any Company Entity to execute or deliver any certificate, opinion, document, instrument or agreement, or agree to any change or modification of any existing certificate, opinion, document, instrument or agreement, in each case, prior to the Closing (other than the obligation to deliver the customary “authorization” letter referenced above and the Form 8-K contemplated by clause (xi) above) (it being understood that no obligations of any Company Entity under any certificate, opinion, document, instrument or agreement delivered pursuant to this Section 4.13(d) (other than such “authorization” letter) shall be required to be effective prior to the Closing), and (B) counsel to the Company and its Subsidiaries shall not be required to provide any legal opinions, in each case, other than as expressly set forth in Section 4.11.

(e)            To the extent the Closing Date does not occur, Parent shall indemnify and hold harmless each Company Entity, and their respective Representatives and Affiliates, from and against any and all loss, liability, damages, cost or expense (including reasonable legal fees and expenses) (collectively, “Losses”) incurred by any of them in connection with the Company’s compliance with Section 4.11, Section 4.12 and Section 4.13(d) and the arrangement of the Debt Financing and the utilization of any information in connection therewith, except to the extent such Losses arise out of or result from (A) any material inaccuracy in any information provided by or on behalf of any Company Entity or (B) the gross negligence, fraud or willful misconduct by the Company or any of its Affiliates. To the extent the Closing Date does not occur, Parent shall promptly and in no event later than within 10 days of the Company’s written request therefor, reimburse the Company and its Subsidiaries for all reasonable and documented expenses incurred by any of them or their Representatives in connection with fulfilling their respective obligations pursuant to Section 4.11, Section 4.12 and Section 4.13(d) (including reasonable and documented out-of-pocket attorneys’ fees).

(f)            Parent shall give the Company prompt written notice of (i) any actual or threatened breach by any party of any material term or condition of the Financing Commitments of which Parent, the Preferred Equity Issuer or any of its Affiliates becomes aware, (ii) any actual or threatened cancellation, termination or rescission of the Financing Commitments or (iii) any event, information, development or circumstance that would reasonably be expected to result in any condition precedent to the funding of the Financing on the Closing Date not being satisfied at the Closing Date.

4.14            Resignation of Directors. Upon Parent’s written request at least 10 Business Days prior to the Closing Date, the Company shall use its reasonable best efforts to cause any member of the Company Board to execute and deliver a letter effectuating his or her resignation as a member of the Company Board, subject to and effective as of the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any Company Plan applicable to such individual’s status as a corporate officer or director of a Company Entity).

4.15            Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all actions that may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent or the Company to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Laws.

4.16            Stockholder Litigation. Without limiting in any way the respective obligations of Parent and the Company under Section 4.1 and Section 4.9, in the event any stockholder litigation related to this Agreement or the Transactions is brought against the Company or any Indemnified Party (such litigation, “Stockholder Litigation”), each of Parent and the Company shall give the other the a reasonable opportunity to participate in the defense or settlement of such Stockholder Litigation, and no such settlement shall be agreed to, and no agreement or arrangement with any stockholder shall be entered into by Parent or the Company outside the ordinary course of business, without the prior written consent of the other, which consent with respect to any such settlement shall not be unreasonably withheld, conditioned or delayed. Each of Parent and the Company shall cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate, in the defense against such claim or Legal Proceeding; provided that the Company shall in any event control such defense or settlement and, for the avoidance of doubt, the disclosure of information to Parent in connection therewith shall be subject to Section 4.17; provided, further, that the Company may not settle Stockholder Litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed, if, in connection with such settlement, (a) no equitable or injunctive relief is granted as part of such settlement and (b) to the extent such parties are named in such litigation, such settlement includes an express, complete and unconditional release of Parent and its directors, officers, employees and agents with respect to all claims asserted in such litigation to the extent applicable).

4.17            Access and Investigation.

(a)            During the Pre-Closing Period, subject to generally applicable health and safety protocols and upon reasonable advance notice, the Company shall, and shall cause each other Company Entity to, solely for the purposes of consummating the Transactions: (i) provide Parent and its Representatives with reasonable access during normal business hours to their respective employees and to existing books, records, work papers and other documents and information relating to any Company Entity, in each case as reasonably requested by Parent; and (ii) provide the Parent and its Representatives with such copies of the existing books, records, work papers and other documents and information relating to it or any Company Entity that is reasonably requested by Parent; provided that (A) notwithstanding anything to the contrary set forth herein, neither the Company nor any other Company Entity shall be required to provide or cause to be provided any such access or furnish any such information or documents to the extent doing so would: (1) violate any applicable Laws (including COVID-19 Measures); (2) waive or give rise to a material risk of waiving any attorney-client or other applicable privilege or protection concerning pending or threatened (in writing) Legal Proceedings; (3) in light of COVID-19, jeopardize the health and safety of any officer or employee of the Company Entity; (4) result in the disclosure of any trade secrets in a manner that would result in any such trade secrets no longer being protected as such under applicable Law following such disclosure; (5) cause a breach of any Contract with a third party; (6) result in the disclosure of information or access that is reasonably pertinent to a Legal Proceeding where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties; provided, however, that, the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall reasonably cooperate with Parent to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate any of clauses (1) through (5), and (B) in no event shall the work papers of the Company Entities’ independent accountants and auditors be accessible to Parent or any of its Representatives unless and until such accountants and auditors have provided a consent related thereto in form and substance reasonably acceptable to such auditors or independent accountants. Any access granted in connection with a request made pursuant to this Section 4.17(a) shall be conducted in such a manner so as not to unreasonably interfere with any of the businesses, properties or assets of the Company Entities. Notwithstanding the foregoing, Parent and its Representatives shall not be permitted to perform any onsite procedure (including any onsite environmental study) with respect to any property of the Company Entities.

(b)            Without limiting the generality of the other provisions of this Section 4.17, the Company and Parent, as each deems advisable and necessary, after consultation with their respective outside legal counsel, may reasonably designate competitively sensitive information and documents as “Outside Counsel Only Information.” Such information and documents shall only be provided to the outside legal counsel of the Company or Parent (as the case may be), or subject to such other similar restrictions mutually agreed to by the Company and Parent, and subject to any amendment, supplement or other modification to the Confidentiality Agreement or additional confidentiality or joint defense agreement between or among the Company and Parent; provided, however, that, subject to any applicable Laws relating to the exchange of information, and in a manner that is not reasonably likely to waive any applicable legal privilege, the outside legal counsel receiving such information and documents may prepare one or more reports summarizing the results of any analysis of any such shared information and documents, and disclose such reports, other summaries or aggregated information derived from such shared information and documents to Representatives of such outside legal counsel’s client.

(c)            To the extent that any of the information or documents furnished or otherwise made available pursuant to this Section 4.17 or otherwise in accordance with the terms and conditions of this Agreement or the Confidentiality Agreement constitutes information or documents that may be subject to an attorney-client privilege or protection (including attorney-client privilege, attorney work-product protections and confidentiality protections) or any other applicable privilege or protection concerning pending or threatened (in writing) Legal Proceedings, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material and information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under such privileges and protections.

(d)            No access or information provided to Parent or any of its Representatives or to the Company or any of its Representatives following the date of this Agreement, whether pursuant to this Section 4.17 or otherwise, shall affect or be deemed to affect, modify or waive the representations and warranties of the Parties set forth in this Agreement and, for the avoidance of doubt, all information and documents disclosed or otherwise made available pursuant to Section 4.5, Section 4.9, this Section 4.17 or otherwise in connection with this Agreement and the Transactions shall be governed by the terms and conditions of the Confidentiality Agreement (it being understood that except that, notwithstanding this Section 4.17, Parent and Merger Sub shall be permitted to disclose such information to the Debt Financing Sources, other potential sources of capital, rating agencies and prospective lenders during syndication of the Debt Financing or any permitted replacement, amended, modified or alternative financing subject to the potential sources of capital, ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities)) and subject to applicable Laws relating to the exchange or sharing of information and any restrictions or requirements imposed by any Governmental Authority.

4.18            Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary or advisable on its part pursuant to applicable Law and the rules and regulations of NYSE or TSX to enable (a) the delisting of the Company Common Stock from NYSE and TSX, (b) the deregistration of the Company Common Stock pursuant to the Exchange Act and (c) the Company to cease being a reporting issuer in each of the provinces of Canada, in each case, as promptly as practicable after the Effective Time (in the case of clause (a)) or such delisting (in the case of clause (b) and (c)).

4.19            Parent Consent. Immediately following the execution and delivery hereof, Parent, as the sole stockholder of Merger Sub, shall adopt a resolution by written consent adopting this Agreement and approving the Transactions.

4.20            Company Stock-Based Awards. Prior to the Effective Time, the Company shall deliver all required notices to each holder of Company Stock-Based Awards, setting forth each holder’s rights pursuant to the respective Company Equity Plan and stating that such Company Stock-Based Awards shall be treated in the manner set forth in Section 1.7.

4.21            Third-Party Consents. During the Pre-Closing Period, the Company shall use commercially reasonable efforts to seek the Consents of each of the parties (other than the Company Entities) to the Contracts listed on Section 4.21 of the Company Disclosure Schedule; provided that, this Section 4.21 shall not require any Company Entity to (a) make any payment or provide any value or other consideration (including increased or accelerated payments) or (b) incur any liability (it being understood and agreed that no breach of this Section 4.21 shall have any effect on, or be considered with respect to, whether the condition set forth in Section 5.2(b) has been satisfied).

Section 5.     Conditions to Closing

5.1            Conditions to Closing. The obligations of each Party to effect or otherwise consummate (or cause the consummation of) the Transactions are subject to the satisfaction or (to the extent permitted by applicable Laws) waiver in writing, at or prior to the Closing, of each of the following conditions:

(a)            Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)            Governmental Approvals.

(i)            Any waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated;

(ii)            the CFIUS Approval shall have been obtained;

(iii)            the DCSA Approval shall have been obtained;

(iv)            at least 60 days shall have elapsed since the Company submitted the notification to DDTC pursuant to Section 122.4(b) of the ITAR; and

(v)            each other Required Regulatory Approval set forth on Section 5.1(b) of the Parent Disclosure Schedule shall have been obtained.

(c)            No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and no statute, rule, regulation or Order will have been enacted, entered, enforced or deemed applicable to the Merger that makes consummation of the Merger illegal (any such Order, injunction, order, statute, rule or regulation, a “Legal Restraint”).

5.2            Additional Conditions Precedent to Parent’s Obligations. The obligations of each of Parent and Merger Sub to effect or otherwise consummate (or cause the consummation of) the Transactions are subject to the satisfaction or (to the extent permitted by applicable Laws) waiver in writing by Parent and Merger Sub, at or prior to the Closing, of each of the following conditions:

(a)            Accuracy of Representations.

(i)            Each of the representations and warranties of the Company set forth in Section 2.1, Section 2.2, the first sentence of Section 2.5(d), Section 2.6(b) and Section 2.28 shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date, as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date).

(ii)            The representations and warranties of the Company set forth in Section 2.9(a)(ii) shall be accurate in all respects as of the date of this Agreement.

(iii)            The representations and warranties of the Company set forth in Section 2.5(a) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific date, which shall have been accurate in all respects as of such date), except for inaccuracies in such representations and warranties that are de minimis relative to the total fully-diluted equity capitalization of the Company.

(iv)            Each of the representations and warranties of the Company set forth in Section 2 (other than Section 2.1, Section 2.2, Section 2.5(a), the first sentence of Section 2.5(d), Section 2.6(b), Section 2.9(a)(ii) and Section 2.28), without giving effect to any materiality qualifications set forth therein, shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), except where such inaccuracies, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)            Performance of Covenants. The Company shall have complied with and performed, in all material respects, each of the covenants and obligations required by this Agreement to be complied with or performed at or prior to the Closing.

(c)            Closing Certificate. Parent shall have received from the Company, a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(d) have been satisfied.

(d)            No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing, and no Effect shall have occurred or shall exist that, in combination with any other Effects in existence, would reasonably be expected to have or result in, a Company Material Adverse Effect.

5.3            Additional Conditions Precedent to the Company’s Obligations. The obligations of the Company to effect or otherwise consummate (or cause the consummation of) the Transactions are subject to the satisfaction or (to the extent permitted by applicable Laws) waiver in writing by the Company, at or prior to the Closing, of each of the following conditions:

(a)            Accuracy of Representations.

(i)            Each of the representations and warranties of Parent set forth in Section 3.1, Section 3.2 and Section 3.12 shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date).

(ii)            Each of the representations and warranties of Parent set forth in Section 3 (other than Section 3.1, Section 3.2 and Section 3.12), without giving effect to any materiality qualifications set forth therein, shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), except where any such inaccuracies would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or impair Parent or Merger Sub’s ability to perform or comply with its respective obligations under this Agreement or to consummate the Transactions.

(b)            Performance of Covenants. Parent, Merger Sub and the Preferred Equity Issuer shall have complied with and performed, in all material respects, the covenants and obligations required by this Agreement to be complied with or performed by such Person, at or prior to the Closing.

(c)            Closing Certificate. The Company shall have received a certificate executed by an executive officer of Parent confirming that the conditions set forth in Section 5.3(a) and Section 5.3(b) have been satisfied.

Section 6.     Termination

6.1            Termination. This Agreement may be terminated prior to the Closing:

(a)            by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company if the Closing has not occurred on or before the date that is nine months after the date of this Agreement (the “End Date”); provided, however, that if all of the conditions to Closing set forth in Section 5 have been satisfied or waived (or by their nature are to be satisfied at the Closing), except for the conditions set forth in Section 5.1(b), or Section 5.1(c), then the End Date shall be automatically extended to the date that is one year after the date of this Agreement, and if so extended, such date shall be the “End Date;” provided, further, that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to any Party whose breach of its obligations in this Agreement has contributed, in any material respect, to the failure to consummate the Transactions on or prior to the End Date (it being understood that for the purposes of this Section 6.1(b) any such breach by Merger Sub or the Preferred Equity Issuer shall be deemed such a breach by Parent).

(c)            by either Parent or the Company if the consummation of the Transactions would violate any final and nonappealable Legal Restraint; provided that no Party shall be permitted to terminate this Agreement pursuant to this Section 6.1(c) whose breach of any provision of this Agreement contributed, in any material respect, to the issuance or continued existence of such Legal Restraint (it being understood that for the purposes of this Section 6.1(c) any such breach by Merger Sub or the Preferred Equity Issuer shall be deemed such a breach by Parent);

(d)            by either Parent or the Company at any time prior to the Effective Time if (i) the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company stockholders shall have taken a final vote on a proposal to adopt this Agreement and (ii) the Company Stockholder Approval is not obtained at such Company Stockholder Meeting;

(e)            by Parent (at any time prior to the receipt of Company Stockholder Approval) if a Triggering Event shall have occurred;

(f)            by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate such that the conditions set forth in Section 5.2(a) would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 5.2(b) would not be satisfied; provided, however, that, for purposes of clauses (i) and (ii) above, if an inaccuracy in any of the Company’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by the Company is curable by the Company by the End Date, then Parent may not terminate this Agreement under this Section 6.1(f) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the End Date, the shorter of such periods, the “Company Breach Notice Period”) stating Parent’s intention to terminate this Agreement pursuant to this Section 6.1(f) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if (x) such breach has been cured within the Company Breach Notice Period (to the extent capable of being cured) or (y) the Company has the valid right to terminate this Agreement pursuant to Section 6.1(g);

(g)            by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate such that the conditions set forth in Section 5.3(a) would not be satisfied; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 5.3(b) would not be satisfied; provided, however, that, for purposes of clauses (i) and (ii) above, if an inaccuracy in any of Parent’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Parent is curable by Parent by the End Date, then the Company may not terminate this Agreement under this Section 6.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the End Date, the shorter of such periods, the “Parent Breach Notice Period”) stating the Company’s intention to terminate this Agreement pursuant to this Section 6.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if (x) such breach has been cured within the Parent Breach Notice Period (to the extent capable of being cured) or (y) Parent has the valid right to terminate this Agreement pursuant to Section 6.1(f);

(h)            by the Company if, prior to obtaining the Company Stockholder Approval, (i) the Company has received a Superior Proposal, (ii) the Company Board has complied in all material respects with Section 4.6(c) and (iii) in accordance with Section 4.6(c)(i), the Company Board enters into a definitive Contract providing for the consummation of such Superior Proposal; provided that substantially concurrently with such termination, the Company Termination Fee is paid pursuant to Section 6.3(b)(iii);

(i)            by the Company if (i) all of the conditions set forth in Section 5.1 and Section 5.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied if the Closing were to occur on the date of termination), (ii) Parent and Merger Sub fail to consummate the Closing by the date the Closing was required to have occurred pursuant to Section 1.2, (iii) the Company has irrevocably notified Parent in writing that the Company stands ready, willing and able to consummate the Closing, (iv) the Company shall have given Parent written notice at least three Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 6.1(i) and (v) the Closing shall not have been consummated by the end of such three Business Day period.

The Party desiring to terminate this Agreement pursuant to this Section 6.1 (other than pursuant to Section 6.1(a)) shall give written notice of such termination to the other Party setting forth in reasonable detail the provision of this Section 6.1 pursuant to which this Agreement is being terminated.

6.2            Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 6.1, this Agreement shall be of no further force or effect; provided, that: (a) Section 2.30, Section 3.13, Section 4.13(e), Section 4.17(d), this Section 6.2, Section 6.3 and Section 7 shall survive the termination of this Agreement; (b) the Confidentiality Agreement and the Guarantee shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their respective terms; (c) if the validity of any termination is challenged by the Company pursuant to a Legal Proceeding, nothing herein shall be deemed to impair the right of a Party to compel specific performance by the other Party of its obligations under this Agreement in accordance with, and subject to the limitations set forth in, Section 7.8; and (d) except as provided in Section 6.3(f) and Section 6.3(g), the termination of this Agreement shall not relieve any Party from any liability for any Willful Breach of this Agreement.

6.3            Expenses; Termination Fees.

(a)            Except as set forth in this Section 6.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Closing occurs; provided that Parent shall be solely responsible for all filing fees incurred in connection with the filings, notices, petitions, statements, registrations or submissions contemplated by Section 4.9, and the Company shall be solely responsible for all fees and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement, including any amendments or supplements thereto. Except as otherwise provided in Section 1.7(d), all transfer and other similar Taxes imposed with respect to the Merger and the other Transactions shall be paid by Parent, Merger Sub or the Company, and expressly shall not be a liability of stockholders of the Company.

(b)            Company Payments.

(i)            If this Agreement is validly terminated by Parent pursuant to Section 6.1(e), then the Company shall promptly (and in any event within two Business Days) pay (or cause to be paid) to Parent or its designee, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $124,500,000 (the “Company Termination Fee”).

(ii)            If this Agreement is validly terminated (A) by Parent or the Company pursuant to Section 6.1(b) or (B) by Parent or the Company pursuant to Section 6.1(d) and, in the case of each of clause (A) and (B), (1) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been publicly disclosed or announced (and with respect to termination pursuant to Section 6.1(d), publicly disclosed, announced or commenced), and such Acquisition Proposal shall not have been withdrawn; and (2) on or prior to the first anniversary of such termination of this Agreement (x) any Acquisition Transaction is consummated or (y) any Company Entity enters into a definitive Contract providing for any Acquisition Transaction (it being understood that, for purposes of this clause (2), each reference to “20%” in the definition of “Acquisition Transaction” shall be deemed to be a reference to “50%”) which is thereafter consummated, then the Company will pay (or cause to be paid) to Parent the Company Termination Fee.

(iii)            If this Agreement is validly terminated by the Company pursuant to Section 6.1(h), then the Company shall, prior to or concurrently with such termination, pay (or cause to be paid) to Parent or its designee the Company Termination Fee; provided that if the Company terminates this Agreement pursuant to Section 6.1(h) to enter into a definitive Contract providing for a Superior Proposal prior to the No Shop Period Start Date, then the “Company Termination Fee” shall mean an amount equal to $51,900,000 and, for the avoidance of doubt, Parent shall not be entitled to a Company Termination Fee pursuant to Section 6.3(b)(i) in such a circumstance.

(iv)            The Company Termination Fee shall be paid by wire transfer of immediately available funds as follows: (x) in the case of clause (i) of this Section 6.3(b), within two Business Days after receipt of notice of termination of this Agreement; (y) in the case of clause (ii) of this Section 6.3(b), upon the consummation of the Acquisition Transaction and (z) in the case of clause (iii) of this Section 6.3(b), prior to or concurrently with such termination.

(c)            Parent Payment. If this Agreement is validly terminated (i) by the Company pursuant to Section 6.1(g) or Section 6.1(i) or (ii) by Parent pursuant to Section 6.1(b) and, in the case of this clause (ii), at such time the Company would have been entitled to terminate this Agreement pursuant to Section 6.1(g) or Section 6.1(i), then Parent shall pay (or cause to be paid) to the Company, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $249,000,000 (the “Parent Termination Fee”). The Parent Termination Fee shall be paid by wire transfer of immediately available funds within two Business Days of such termination.

(d)            The Parties acknowledge and agree that (i) the fees and other provisions of this Section 6.3 are an integral part of the Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and the Company Termination Fee and Parent Termination Fee shall not constitute a penalty, but liquidated damages in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which the Company Termination Fee or Parent Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 6.3 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a Legal Proceeding that results in a judgment against the other party for the payment of any amount set forth in this Section 6.3 or any portion thereof, the payor Party shall pay the payee Party its reasonable and documented out-of-pocket fees, costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment or portion thereof was actually received, or such lesser rate as is the maximum permitted by applicable Laws (collectively, the “Enforcement Expenses”).

(e)            The Parties acknowledge and agree that in no event shall Parent or the Company, as applicable, be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not such termination fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. Nothing in this Section 6.3(e) shall limit the obligations of Parent or the Company, as the case may be, to pay any amounts required to be paid by such Party under Section 6.3(a) in addition to any nonrefundable fee required to be paid by such Party.

(f)            Each of the Parties hereto expressly acknowledges and agrees that if this Agreement is validly terminated pursuant to Section 6.1, Parent’s receipt of the Company Termination Fee, to the extent owed pursuant to Section 6.3(b), and Enforcement Expenses (if any) pursuant to Section 6.3(d), if paid shall constitute the sole and exclusive remedy of Parent, Merger Sub, the Sponsors, the Preferred Equity Issuer, any other Parent Related Parties and all other affected Persons against the Company Entities and any of their respective former, current or future general or limited partners, equityholders, members, managers, Affiliates or Representatives (collectively, the “Company Related Parties”) for all losses and damages in respect of this Agreement, the Transaction Documents, the Transactions, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of any breach, termination or failure, and upon payment of the Company Termination Fee to Parent pursuant to this Section 6.3, none of the Company Related Parties shall have any further liability or obligation to Parent or any other affected Person relating to or arising out of this Agreement, the Transaction Documents, the Transactions or the failure of the Merger or the other Transactions to be consummated (except that the Company shall continue to be obligated to Parent for Enforcement Expenses (if any) under Section 6.3(c)) and in such event, Parent and Merger Sub shall not seek to recover any monetary damages or obtain equitable relief from any of the Company Related Parties.

(g)            Each of the Parties hereto expressly acknowledges and agrees that if this Agreement is validly terminated pursuant to Section 6.1, the Company’s receipt of the Parent Termination Fee to the extent owed pursuant to Section 6.3(c), Enforcement Expenses (if any) pursuant to Section 6.3(d), reimbursements and amounts payable under Section 4.9(c) and Section 4.13, if paid shall constitute the sole and exclusive remedy of the Company, the other Company Entities, any other Company Related Parties and all other affected Persons against Parent, Merger Sub, the Sponsors, the Preferred Equity Issuer, the Debt/Preferred Equity Financing Entities and any of their respective former, current or future general or limited partners, equityholders, members, managers, Affiliates or Representatives (collectively, the “Parent Related Parties”) for all losses and damages in respect of this Agreement, the Transaction Documents, the Transactions, the Debt/Preferred Equity Financing, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any breach, termination or failure, and upon payment of the Parent Termination Fee to the Company pursuant to this Section 6.3, none of the Parent Related Parties shall have any further liability or obligation to the Company or any other affected Person relating to or arising out of this Agreement, the Transaction Documents, the Transactions, the Debt/Preferred Equity Financing or the failure of the Merger or the other Transactions to be consummated (except that Parent shall continue to be obligated to the Company for Enforcement Expenses (if any) under Section 6.3(d) and for any of its expense reimbursement and indemnification obligations contained in Section 4.13) and in such event, the Company shall not seek to recover any monetary damages or obtain equitable relief from any of the Parent Related Parties.

Section 7.     Miscellaneous Provisions

7.1            Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States of America return receipt requested, upon receipt; (b) if sent designated for overnight delivery by a nationally recognized overnight air courier (such as Federal Express), one Business Day after mailing; (c) if sent by electronic mail before 5:00 p.m. Denver, Colorado time on a Business Day, when transmitted; (d) if sent by electronic mail after 5:00 p.m. Denver, Colorado time on a Business Day, or on a day other than a Business Day, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any Party shall provide by like notice to the other Parties (it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address or email address of which no notice was given shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver):

if to Parent or Merger Sub:

c/o Advent International Corporation
160 Victoria Street
London SW1E 5LB
United Kingdom
Attention: Shonnel Malani
Email: smalani@AdventInternational.co.uk

and

c/o Advent International Corporation
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199
Attention: Stephen Hoffmeister and Amanda Morrison
Email: shoffmeister@AdventInternational.com;
amorrison@adventinternational.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, TX 75201-6950

Attention: James R. Griffin

Facsimile: (214) 746-7779

Email: james.griffin@weil.com

Weil, Gotshal & Manges LLP

110 Fetter Lane

London EC4A 1AY, United Kingdom

Attention: Jonathan Wood

Facsimile: +44 20 7903 0990

Email: jonathan.wood@weil.com

Weil, Gotshal & Manges LLP

100 Federal Street, Floor 34

Boston, MA 02110

Attention: Ramona Y. Nee

Facsimile: (617) 772-8333

Email:     ramona.nee@weil.com

if to the Company:

Maxar Technologies Inc.

1300 W. 120th Avenue

Westminster, Colorado 80234

Attention: James C. Lee

Email: jim.lee@maxar.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention: Adam O. Emmerich

John L. Robinson

Facsimile: (212) 403-2000

Email: AOEmmerich@wlrk.com

 JLRobinson@wlrk.com

7.2            Non-Recourse. Except for the liabilities and obligations of the parties to the Confidentiality Agreement, the Financing Commitments, the Guarantee and the other Transaction Documents under any of the foregoing Contracts to which they are expressly identified as parties, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Transactions, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as the parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future incorporator, member, partner, manager, director, officer, stockholder, equityholder, Affiliate, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future incorporator, member, partner, manager, director, officer, stockholder, equityholder, Affiliate, Representative or assignee of any of the foregoing and the Debt/Preferred Equity Financing Entities (collectively, the “Non-Recourse Party”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the Transactions or based on, in respect of, or by reason of this Agreement or the Transactions or the negotiation, execution, performance, or breach of this Agreement (other than, in each case, the liabilities and obligations of the parties to the Confidentiality Agreement, the Financing Commitments, the Guarantee and the other Transaction Documents under any of the foregoing Contracts to which they are expressly identified as parties), and, to the maximum extent permitted by applicable Laws, each Contracting Party, on behalf of itself and its Affiliates, hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Non-Recourse Party. Without limiting the foregoing, to the maximum extent permitted by applicable Laws, except as provided in the Confidentiality Agreement, the Financing Commitments, the Guarantee and the other Transaction Documents, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the Entity form of a Contracting Party or otherwise impute or extend the liability of a Contracting Party to any Non-Recourse Party, whether based on statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

7.3            Survival. None of the representations, warranties, covenants or agreements contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing (and there shall be no liability after the Closing in respect thereof except as expressly set forth in this Agreement); provided that Section 4.8, Section 4.13(e) and this Section 7.3 shall survive in accordance with their terms.

7.4            Amendment. Subject to applicable Laws and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Company Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Debt/Preferred Equity Financing Entities set forth in Section 4.9(g) (solely with respect to the Preferred Equity Investor Parties), Section 6.3(g), Section 7.2, this Section 7.4, Section 7.11 and Section 7.13 (and any provision of this Agreement to the extent an amendment, a modification, waiver or termination of such provision would modify the substance of the provisions relating to the Debt/Preferred Equity Financing Sources set forth in Section 4.9(g) (solely with respect to the Preferred Equity Investor Parties), Section 6.3(g), Section 7.2, this Section 7.4, Section 7.11 and Section 7.13 may not be amended, modified or altered in a manner adverse to any Debt/Preferred Equity Financing Entity without the prior written consent of the applicable Debt/Preferred Equity Financing Sources).

7.5            Waiver.

(a)            Subject to Section 7.5(b) and Section 7.5(c), at any time prior to the Effective Time, any Party may: (i) extend the time for the performance of any of the obligations or other acts of the other Parties; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other Party or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such Party contained in this Agreement; provided, that any such extension or waiver described in the foregoing clauses (i) through (iii) shall only be effective if made in a written instrument duly executed and delivered by the Party against whom such extension or waiver is to be effective. Any such waiver shall not be deemed to be an amendment of this Agreement subject to Section 7.4.

(b)            No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c)            No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party, and any such waiver shall not be applicable or have any effect, except in the specific instance in which it is given.

7.6            Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement, the Confidentiality Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Guarantee and the Financing Commitments, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided that, except as otherwise expressly set forth in this Agreement, the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

7.7            Applicable Laws; Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)            Each of the Parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware) in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transactions or the other Transactions; (ii) irrevocably waives and agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; (iii) agrees that it will not bring any such action or Legal Proceeding in any court other than the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (iv) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that any such Legal Proceeding (1) is brought in an inconvenient forum, (2) should be transferred or removed to any court other than one of the above-named courts, (3) should be stayed by reason of the pendency of some other proceeding in any court other than one of the above-named courts or (4) that this Agreement may not be enforced in or by the above-named courts; and (v) agrees that service of process upon such Party in any such Legal Proceeding will be effective if notice is given in accordance with Section 7.1.

(c)            EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. NO PARTY TO THIS AGREEMENT WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH OF THE PARTIES CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7 AND SECTION 7.13. NO PARTY TO THIS AGREEMENT HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 7.7 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

7.8            Specific Performance.

(a)            The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and, in any action for specific performance, each Party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity.

(b)            The Parties further agree that (i) by seeking the remedies provided for in this Section 7.8, a party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 7.8 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 7.8 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 7.8 prior or as a condition to exercising any termination right under Section 6 (and, subject to Section 6.3(f) and Section 6.3(g), pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 7.8 or anything set forth in this Section 7.8 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 6 or pursue any other remedies under this Agreement as are permitted by this Agreement.

(c)            Notwithstanding anything in this Agreement to the contrary, it is explicitly agreed that, subject to the limitations set forth in the next sentence, the Company shall be entitled to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Transactions (including to cause Parent to enforce its right to cause the Equity Financing to be funded in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letters) subject to the terms and conditions set forth therein and herein. Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be timely funded to fund a portion of the Required Financing Amount (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the requirements that: (i) all of the conditions in Section 5.1 and Section 5.2 have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are capable of being satisfied if the Closing were to occur at such time); (ii) the Company has confirmed in writing that, if specific performance is granted and the Equity Financing and the Debt/Preferred Equity Financing is funded (including any Alternative Debt/Preferred Equity Financing that has been obtained in accordance with, and satisfies the conditions of, Section 4.13(c)), the Company will take such actions that are required of it by this Agreement to consummate the Closing; and (iii) the Debt/Preferred Equity Financing (or, if applicable, the Alternative Debt/Preferred Equity Financing that has been obtained in accordance with, and satisfies the conditions of, Section 4.13(c)) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing. Notwithstanding any provision of this Agreement to the contrary, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to require Parent and Merger Sub to effect the Closing and a payment of the Parent Termination Fee.

(d)            Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. Each Party further agrees that it will use its reasonable best efforts to cooperate with the other Parties in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance.

7.9            Disclosure Schedules. Each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections set forth in this Agreement. For purposes of this Agreement any disclosure set forth in any particular Section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations, warranties, covenants, agreements or other provisions hereof of the respective Party that are contained in the corresponding Section or subsection of this Agreement, and (b) any other representations, warranties, covenants, agreements or other provisions hereof of the respective Party that are contained in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such representations, warranties, covenants, agreements and other provisions hereof, is reasonably apparent on the face of such disclosure. The Company Disclosure Schedule and Parent Disclosure Schedule shall each be delivered as of the date hereof, and no amendments or modifications thereto shall be made. Any purported update or modification to the Company Disclosure Schedule or the Parent Disclosure Schedule after the date hereof shall be disregarded.

7.10            Assignability. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) to any of their respective Affiliates; provided that such Affiliates are “United States persons” within the meaning of Section 7701(a)(30) of the Code or (b) to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the parties to the Equity Commitment Letters or any Guarantor pursuant to the Guarantee or (ii) impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Common Stock and Company Stock-Based Awards pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.

7.11            No Third-Party Beneficiaries. Except as set forth in Section 4.9(g) (solely with respect to the Debt/Preferred Equity Financing Entities providing the Preferred Equity Financing), Section 6.3(g), Section 7.2, Section 7.4, this Section 7.11 and Section 7.13 with respect to the Debt/Preferred Equity Financing Entities, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided that:

(a)            following the Effective Time, the provisions of Section 4.8 shall be enforceable by the Indemnified Parties as provided therein; and

(b)            following the Effective Time, the provisions of Section 1.5 or Section 1.6, as applicable, shall be enforceable by each holder of shares of Company Common Stock and Company Stock-Based Awards solely to the extent necessary for any such Person to receive the consideration to which it is entitled pursuant to Section 1.5 or Section 1.6, as applicable.

7.12            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.

7.13            Debt/Preferred Equity Financing Entities. Notwithstanding anything in this Agreement to the contrary, but in all cases subject to and without in any way limiting the rights and claims of Parent or its Affiliates under or pursuant to the Financing Commitments, the Company, on behalf of itself and the other Company Entities hereby:

(a)            agrees that any Legal Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt/Preferred Equity Financing Entities, arising out of or relating to, this Agreement, the Debt/Preferred Equity Financing or any of the agreements (including the Debt Commitment Letter or the Preferred Equity Commitment Letter) entered into in connection with the Debt/Preferred Equity Financing or any of the Transactions or transactions contemplated thereby or the performance of any agreements or services hereunder or thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court;

(b)            agrees that any such Legal Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or the Preferred Equity Commitment Letter;

(c)            agrees not to bring or support or permit any of its controlled Affiliates to bring or support any Legal Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt/Preferred Equity Financing Entity, in any way arising out of or relating to, this Agreement, the Debt/Preferred Equity Financing or any of the agreements (including the Debt Commitment Letter or the Preferred Equity Commitment Letter) entered into in connection with the Debt/Preferred Equity Financing or any of the Transactions or transactions contemplated thereby or the performance of any agreements or services hereunder or thereunder, in any forum other than any federal or state court in the Borough of Manhattan, New York, New York;

(d)            irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such court;

(e)            agrees that service of process upon the Company Entities in any such Legal Proceeding or proceeding shall be effective if notice is given in accordance with Section 7.1;

(f)            knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Laws trial by jury in any Legal Proceeding brought against any Debt/Preferred Equity Financing Entity in any way arising out of or relating to this Agreement, the Debt/Preferred Equity Financing or any of the agreements (including the Debt Commitment Letter or the Preferred Equity Commitment Letter) entered into in connection with the Debt/Preferred Equity Financing or any of the Transactions or transactions contemplated thereby or the performance of any agreements or services hereunder or thereunder;

(g)            agrees that none of the Debt/Preferred Equity Financing Entities shall have any liability to any Company Related Parties arising out of or relating to, this Agreement, the Debt/Preferred Equity Financing or any of the agreements (including the Debt Commitment Letter or the Preferred Equity Commitment Letter) entered into in connection with the Debt/Preferred Equity Financing or any of the Transactions or transactions contemplated thereby or the performance of any agreements or services hereunder or thereunder, whether in law or in equity, whether in contract or in tort or otherwise (the Company, on behalf of itself and the other Company Entities, hereby acknowledge that they have no recourse against, and hereby waive any rights or claims against, the Debt/Preferred Equity Financing Entities in connection therewith);

(h)            agrees that in no event will any Company Related Party be entitled to specific performance of any commitment letter or similar agreement entered into by Parent, the Preferred Equity Issuer or Merger Sub for any Debt/Preferred Equity Financing against the Debt/Preferred Equity Financing Sources providing such Debt/Preferred Equity Financing;

(i)            agrees that no Debt/Preferred Equity Financing Entities shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature;

(j)            agrees that the Debt/Preferred Equity Financing Entities are express third party beneficiaries of, and may enforce, any of the provisions of this Section 7.13; and

(k)            agrees that the provisions in this Section 7.13 and the definition of “Debt/Preferred Equity Financing Entities” shall not be amended in any way that is adverse to any Debt/Preferred Equity Financing Entity without the prior written consent of the relevant Debt/Preferred Equity Financing Sources party to the Debt Commitment Letter or the Preferred Equity Commitment Letter, as applicable.

For the avoidance of doubt, nothing in this Section 7.13 shall limit the rights of Parent, the Preferred Equity Issuer or Merger Sub (or, after the Closing, the Company or any of its Subsidiaries) against the Debt/Preferred Equity Financing Entities under any commitment letter or the agreements, if any, pertaining to the Debt Financing or the Preferred Equity Financing.

7.14            Construction.

(a)            For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)            Each of the Parties has participated in the drafting and negotiation of this Agreement. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

(c)            As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)            The term “or” is not exclusive.

(e)            The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”

(f)            All accounting terms not expressly defined in this Agreement shall have the meanings given to them under GAAP.

(g)            Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(h)            The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(i)            References to any statute, law or regulation shall be deemed to refer to such statute, law or regulation as amended from time to time and to any rules, regulations or requirements promulgated thereunder.

(j)               Unless otherwise specified in this Agreement, all references in this Agreement to “dollars” or “$” shall mean U.S. Dollars and all amounts in this Agreement shall be paid in U.S. Dollars, and if any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than U.S. Dollars, to the extent applicable, the U.S. Dollar equivalent for such costs, fees and expenses shall be determined by converting such other currency to U.S. Dollars at the foreign exchange rates published in The Wall Street Journal or, if not reported thereby, another authoritative source in effect at the time such amount, cost, fee or expense is incurred, and if the resulting conversion yields a number that extends beyond two decimal points, rounded to the nearest penny.

(k)            Unless otherwise specified in this Agreement, when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded. References to days shall refer to calendar days unless Business Days are specified.

[Remainder of page intentionally left blank]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

Galileo Topco, Inc.

By:	/s/ Amanda McGrady Morrison
Name:	Amanda McGrady Morrison
Title:	President

Galileo Parent, Inc.

By:	/s/ Amanda McGrady Morrison
Name:	Amanda McGrady Morrison
Title:	President

Galileo Bidco, Inc.

By:	/s/ Amanda McGrady Morrison
Name:	Amanda McGrady Morrison
Title:	President

Maxar Technologies Inc.

By:	/s/ Daniel L. Jablonsky
Name:	Daniel L. Jablonsky
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

“Acceptable Confidentiality Agreement” means a confidentiality agreement to which the Company is a party that is no less favorable in all material respects, in the aggregate, to the Company than the Confidentiality Agreement; provided, that shall not restrict compliance by the Company with the terms of this Agreement; provided further, that such confidentiality agreement need not contain any “standstill” or similar provisions. For the avoidance of doubt, (i) a joinder to an Acceptable Confidentiality Agreement pursuant to which a third party agrees to be bound by the confidentiality and use provisions of an Acceptable Confidentiality Agreement and (ii) clean team agreement entered into with respect to the treatment of competitively sensitive information of the Company shall each be an Acceptable Confidentiality Agreement.

“Acquisition Proposal” means any bona fide offer or proposal made by a person or group (other than an offer or proposal made or submitted by Parent) providing for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions (other than the Transactions) providing for:

(a)  any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which the Company or any of its Significant Subsidiaries is a constituent corporation and which would result in a Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Significant Subsidiaries; (ii) in which a Third Party or “group” (as defined in the Exchange Act) of Third Parties directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or any of its Significant Subsidiaries; or (iii) in which the Company or any of its Significant Subsidiaries issues to a Third Party securities representing more than 20% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries; or

(b)  any sale, lease, exchange, transfer, license, acquisition or disposition of any business or assets to a Third Party that constitute or account for 20% or more of the consolidated net revenues or consolidated net income (measured based on the twelve months prior to the date of determination) or consolidated assets (measured based on the twelve months prior to the date of determination) of the Company.

“Advent Sponsors” has the meaning set forth in the Recitals.

“Adverse Recommendation Change” has the meaning set forth in Section 4.6(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Alternative Debt/Preferred Equity Financing” has the meaning set forth in Section 4.13(c).

“Anti-Corruption Laws” means any Laws relating to, restricting or prohibiting bribery or corruption, including (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, (c) the Corruption of Foreign Public Officials Act (Canada) and (d) the Criminal Code (Canada).

“Anti-Money Laundering Laws” means the PATRIOT Act or any other similar Laws prohibiting money laundering or terrorism financing.

“Antitrust Laws” has the meaning set forth in Section 4.9(b).

“BCI Sponsor” has the meaning set forth in the Recitals.

“Book-Entry Shares” has the meaning set forth in Section 1.7(c).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by applicable Laws to close.

“Canadian Securities Authorities” means the Ontario Securities Commission and any other applicable securities commissions or securities regulatory authority of a province of Canada.

“Canadian Securities Laws” means the Securities Act (Ontario), and any other applicable Canadian provincial laws, rules and regulations and published policies thereunder.

“Cancelled Shares” has the meaning set forth in Section 1.5(b).

“Capitalization Date” has the meaning set forth in Section 2.5(a).

“Cause” means, (a) for an individual covered by an individual employment agreement that includes a definition of Cause, Cause, as defined in such employment agreement, (b) for an individual covered by the Company Change in Control Severance Plan, Cause, as defined in such plan, and (c) for all other employees of the Company and its Subsidiaries, Cause as defined in the U.S. Employee Severance Plan.

“Certificate” has the meaning set forth in Section 1.7(b).

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.

“CFIUS Approval” means (a) a written determination from CFIUS to the effect that the Transactions do not constitute a “covered transaction” pursuant to 31 C.F.R. § 800.213, (b) a written determination from CFIUS to the effect that review or investigation of the Transactions under the CFIUS Laws has been concluded and that a determination has been made that there are no unresolved national security concerns and all action under the CFIUS Laws has been concluded, or (c) following an investigation conducted by CFIUS pursuant to 31 C.F.R. § 800.507, CFIUS has reported the Transactions to the President of the United States and either (i) the President of the United States has made a decision not to suspend or prohibit such transaction pursuant to his authorities under Section 721 of the Defense Production Act of 1950, or (ii) the President of the United States has not taken any action within 15 days from the date he received the report from CFIUS.

“CFIUS Laws” means all Laws relating to CFIUS, including Section 721 of the Defense Production Act of 1950, as codified at 50 U.S.C. Section 4565 and 31 C.F.R. Part 800.

“CFIUS Notice” means a joint voluntary notice and all accompanying materials with respect to the Transactions prepared by the Parties and submitted to CFIUS in accordance with the requirements of Section 721 of the Defense Production Act of 1950.

“Closing” has the meaning set forth in Section 1.2(a).

“Closing Date” has the meaning set forth in Section 1.2(a).

“Closing Payments Letters” has the meaning set forth in Section 3.7(a).

“Code” means the United States Internal Revenue Code of 1986.

“Communications Act” means the Communications Act of 1934, as amended, and the implementing rules and regulations of the FCC.

“Communications Authorizations” has the meaning set forth in Section 2.19(a).

“Communications Laws” has the meaning set forth in Section 2.19(a).

“Company” has the meaning set forth in the Preamble.

“Company Associate” means any current or former officer, employee (full-time or part-time), independent contractor, consultant or director of or to any of the Company Entities.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2021, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

“Company Board” means the Company’s board of directors.

“Company Board Recommendation” has the meaning set forth in Section 2.2(b).

“Company Breach Notice Period” has the meaning set forth in Section 6.1(f).

“Company Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Disclosure Schedule” means the Company Disclosure Schedule that has been delivered by the Company to Parent on the date of the Agreement.

“Company DSU” means each deferred stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Company Earth Station” means telemetry, tracking and control and transmitting or receiving earth station facilities, in each case that is either owned or leased for use by a Company Entity.

“Company Entity” means (a) the Company and (b) each of the Company’s Subsidiaries.

“Company Entity Returns” has the meaning set forth in Section 2.21(a).

“Company Equity Plans” means the 2017 Long-Term Incentive Plan, the Omnibus Equity Incentive Plan, the 2019 Incentive Award Plan, the Deferred Stock Unit Plan, and the DigitalGlobe Employee Stock Option Plan.

“Company Financial Advisor” means J.P. Morgan Securities LLC.

“Company IP” means all Intellectual Property (i) owned or purported to be owned by any of the Company Entities, or (ii) otherwise used, practiced or held for use or practice by any Company Entity in the conduct and operations of their respective businesses as currently conducted.

“Company IT Systems” means all computer systems, networks, equipment, servers, Software, electronic data processing systems, information systems, record keeping systems, communications systems, platforms, peripherals and other computer hardware, in each case, owned, used, leased or licensed by any Company Entity.

“Company Material Adverse Effect” means any effect, change, claim, event or circumstance (each, an “Effect”) that is individually or in the aggregate with all other Effects, materially adverse to the business, financial condition or operations of the Company Entities, taken as a whole; provided that no Effect resulting or arising from any of the following matters, alone or in combination, shall be deemed to constitute or be taken into account in determining whether there has occurred a “Company Material Adverse Effect”: (i) changes or proposed changes in applicable Laws (or the interpretation thereof); (ii) changes in the financial, securities, currency, capital, credit or commodities markets (including changes in the prices of commodities) or in general economic, political or regulatory conditions in any jurisdiction in which the Company Entities operate; (iii) changes, developments or conditions generally affecting any industry in which the Company Entities operate or the industries to which the Company and its Subsidiaries sell their products, solutions and services; (iv) (A) geopolitical conditions, acts of God, war, sabotage, terrorism or disasters (including hurricanes, tornadoes, floods, fires, explosions, earthquakes, weather-related events and other natural or man-made disasters or other force majeure events or occurrences), cyber-attacks, data breaches, armed hostilities, acts of insurrection, political unrest, riots or any escalation or worsening thereof or (B) the geopolitical dispute between the Russian Federation and Ukraine and any evolution or worsening thereof; (v) epidemics, pandemics or disease outbreaks (including COVID-19) or worsening thereof, or applicable Laws (or the interpretation thereof) adopted in response thereto, including any COVID-19 Measures; (vi) the announcement, pendency or consummation of the Transactions or the identity of Parent, the Sponsors, the Debt/Preferred Equity Financing Sources or any of their respective Affiliates, or any facts or circumstances relating to Parent, including the effect of any of the foregoing on the relationships, contractual or otherwise, of the Company Entities with clients, customers, resellers, employees (including the departure or termination of any officer, director, employee or independent contractor of any Company Entity), suppliers, vendors, service providers, counterparties or Governmental Authorities; (vii) Effects relating to or arising from WorldView Legion, including any adverse Effect relating to or arising from the launch of any WorldView Legion satellite or the failure thereof or any damage to or the destruction of any satellite in connection therewith, any failure of any WorldView Legion satellite to deploy fully or any Effect relating to or arising from the post-launch functionality or performance of WorldView Legion, or the failure of WorldView Legion to perform as anticipated or at all (any such materially adverse Effect described in this clause (vii), a “WorldView Legion Event”); (viii) any decline in the stock price of the Company Common Stock or any failure to meet any internal or analysts’ projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts giving rise or contributing to such decline or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); (ix) any action taken (or omitted to be taken) by Parent, the Sponsors, the Debt/Preferred Equity Financing Sources or any of their respective Affiliates or at the request or with the consent of Parent, the Sponsors or any of their respective Affiliates, in each case following the date hereof or which action or omission is required by Law; (x) changes or proposed changes in GAAP (or the interpretation thereof); or (xi) any litigation relating to or resulting from this Agreement or the Transactions; except that, in the case of clauses (i), (ii), (iii), (iv)(A), (v) and (x) above to the extent such Effects that are not otherwise excluded from the definition hereof may be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent (but only to the extent) that they have disproportionate adverse impact on the Company Entities, taken as a whole, relative to other similarly situated companies in the industry or industries and in the geographic markets in which the Company Entities conduct their business after taking into account the size of the Company relative to such other companies.

“Company NOAA Authorizations” has the meaning set forth in Section 2.18(c).

“Company Pension Plan” means each (a) Company Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA or (b) other occupational pension plan, including any final salary or money purchase plan.

“Company Plan” means any plan, program, policy, practice, agreement or Contract providing for compensation, severance, termination pay, deferred compensation, incentive equity or equity-based, change in control, retention, performance awards, stock or stock-related awards, bonus, fringe benefits, health and welfare, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained, sponsored or contributed to, or required to be maintained, sponsored or contributed to, by any of the Company Entities for the benefit of any Company Associate; or (b) with respect to which any of the Company Entities has or may incur or become subject to any liability or obligation.

“Company Preferred Stock” means the Preferred Stock, $0.01 par value per share, of the Company.

“Company PSU” means each performance share unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Company Registered IP” means all issued Patents, pending Patent applications, Mark registrations, pending applications for registration of Marks, Copyright registrations, pending applications for registration of Copyrights, and Internet domain name registrations, in each case, owned or purported to be owned by any Company Entity.

“Company Related Parties” has the meaning set forth in Section 6.3(f).

“Company RSU” means each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Company SAR” means a right to purchase shares of Company Common Stock from the Company or to receive a cash payment from the Company equal to the difference between the fair market value of a share Company Common Stock and the exercise price of such stock right, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

v

“Company SEC Documents” has the meaning set forth in Section 2.7(a).

“Company Securities” has the meaning set forth in Section 2.5(d).

“Company Software” means all Software the Copyright in which is owned or purported to be owned by any Company Entity.

“Company Stock-Based Awards” means all Company SARs, Company RSUs, Company PSUs and Company DSUs.

“Company Stockholder Approval” has the meaning set forth in Section 2.2(a).

“Company Stockholder Meeting” has the meaning set forth in Section 4.6(a).

“Company Termination Fee” has the meaning set forth in Section 6.3(b)(i).

“Compliant” means with respect to the Required Information, that such Required Information does not contain any untrue statement of a material fact regarding any Company, or omit to state any material fact regarding any Company necessary in order to make such Required Information not materially misleading under the circumstances.

“Conditional Redemption Notice” has the meaning set forth in Section 4.11(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 19, 2022, between Advent International Corporation and the Company.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“Continuing Employees” means any employee of any Company Entity who continues employment with Parent or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) after the Effective Time.

“Contract” means any legally binding agreement, contract, subcontract, lease, note or any other similar obligation; provided, however, that Contract shall not include any Company Plan.

“Contracting Parties” has the meaning set forth in Section 7.2.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means (a) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar applicable Laws, directives, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act, or any other reasonable response to COVID-19 (including any such response undertaken by any similarly situated industry participants) and (b) the reversal or discontinuation of any of the foregoing.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of June 14, 2022, among Maxar Technologies Inc., as borrower, Royal Bank of Canada, as administrative agent and as collateral agent, and the lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time).

“D&O Policy” has the meaning set forth in Section 4.8(b).

“DCSA” means the Defense Counterintelligence and Security Agency.

“DCSA Approval” means a written acknowledgment by DCSA that it has accepted a proposed plan to mitigate any foreign ownership, control or influence with respect to how Parent intends to govern and operate the Company in accordance with the NISPOM Rule.

“DDTC” has the meaning set forth in Section 4.9(b).

“Debt Closing Payments Letter” has the meaning set forth in Section 3.7(a).

“Debt Commitment Letter” has the meaning set forth in Section 3.7(a).

“Debt Financing” has the meaning set forth in Section 3.7(a).

“Debt Financing Sources” means the Persons that have committed to provide or arrange or otherwise have entered into the Debt Commitment Letter, including any joinder agreements or credit agreements pursuant thereto or relating thereto, or any other agreements in connection with all or any part of the Debt Financing described therein (or any Alternative Debt/Preferred Equity Financing in respect thereof).

“Debt/Preferred Equity Financing” has the meaning set forth in Section 3.7(a).

“Debt/Preferred Equity Financing Entities” means the Debt/Preferred Equity Financing Sources, together with their Affiliates and their Affiliates’ current or future officers, directors, employees, agents, Representatives, stockholders, equityholders, controlling Persons, limited partners, managers, members or partners and their successors and assigns.

“Debt/Preferred Equity Financing Sources” means the Persons that have committed to provide or arrange or otherwise have entered into the Debt Commitment Letter (including the Debt Financing Sources) or the Preferred Equity Commitment Letter (including the Preferred Equity Investor Parties), as applicable, including any joinder agreements, credit agreements, purchase agreements, investor rights agreements, shareholder agreements or certificates of designation pursuant thereto or relating thereto, or any other agreements in connection with all or any part of the Debt/Preferred Equity Financing described therein (or any Alternative Debt/Preferred Equity Financing in respect thereof).

“Definitive Agreements” has the meaning set forth in Section 4.13(b).

“DGCL” means the Delaware General Corporation Law.

“Disability” means the absence of the employee from the employee’s duties with the Company and its Subsidiaries on a full-time basis for 180 consecutive Business Days as a result of incapacity due to mental or physical illness that is determined to be total and permanent.

“Dissenting Shares” has the meaning set forth in Section 1.10.

“DOL” means the United States Department of Labor.

“DTC” has the meaning set forth in Section 1.7(c).

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System.

“Effective Time” has the meaning set forth in Section 1.2(b).

“End Date” has the meaning set forth in Section 6.1(b).

“Enforcement Expenses” has the meaning set forth in Section 6.3(d).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any applicable Law concerning the protection of the environment or natural resources, pollution or the presence, handling, labeling, recycling, generation, use, storage, treatment, transportation, disposal, release or threatened release of, or exposure to Hazardous Materials.

“Equitable Exceptions” has the meaning set forth in Section 2.2(a).

“Equity Commitment Letter” has the meaning set forth in the Recitals.

“Equity Financing” has the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESPP” has the meaning set forth in Section 1.6(d).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Party” means any Person or group of Persons (a) from whom the Company or any of its Representatives receives an Acquisition Proposal during the Go-Shop Period; and (b) whose Acquisition Proposal the Company Board determines, during the Go-Shop Period, in good faith (after consultation with its independent financial advisor and outside legal counsel) constitutes or could reasonably be expected to lead to or result in, a Superior Proposal; provided that a Person or Persons shall cease to be an Excluded Party, upon the earliest to occur of: (i) such time as the Acquisition Proposal made by such Third Party is withdrawn, cancelled, terminated or otherwise expires and (ii) the time the Company Board determines in good faith (after consultation with its independent financial advisor and outside legal counsel) that such Acquisition Proposal could no longer reasonably be expected to lead to or result in, a Superior Proposal.

“Executive Leadership Team” means the individuals set forth on Section 1.1(a) of the Company Disclosure Schedule.

“FAR” has the meaning set forth in Section 2.17(c).

“FCC” means the Federal Communications Commission.

“FCC Authorizations” has the meaning set forth in Section 2.19(a).

“Financing” has the meaning set forth in Section 3.7(a).

“Financing Commitments” has the meaning set forth in Section 3.7(a).

“Foreign Investment Approvals” means, in relation to Required Regulatory Approvals under applicable Foreign Investment Laws as set forth in Section 5.1(b) of the Parent Disclosure Schedule and in each other jurisdiction where such an approval request is submitted (as required or agreed, or following a request from a Governmental Authority): (a) a written determination from the relevant Governmental Authority that the Transactions are not subject to and do not require clearance under local Foreign Investment Laws, (b) a written determination from the relevant Governmental Authority to the effect that the review or investigation of the Transactions under applicable local Foreign Investment Laws has been concluded and that a determination has been reached that there are no unresolved national security concerns or (c) the expiry or termination of an applicable waiting period (including any extensions thereto, agreed or imposed) under applicable local Foreign Investment Laws such that the Transactions may proceed (without restriction or prohibition under Foreign Investment Laws) with respect to that jurisdiction.

“Foreign Investment Laws” means all applicable Laws (other than Antitrust Laws) that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in or control over domestic equities, Entities, assets, land or other holdings for reasons that might harm national security or other public policy.

“Foreign Person” has the meaning set forth in Section 3.7(b)(viii).

“GAAP” means generally accepted accounting principles in the United States of America.

“Go-Shop Period” has the meaning set forth in Section 4.3.

“Good Reason” means, (a) for an individual covered by an individual employment agreement that includes a definition of Good Reason, Good Reason, as defined in such employment agreement, (b) for an individual covered by the Company Change in Control Severance Plan, Good Reason, as defined in such plan and (c) for all other employees of the Company and its Subsidiaries, Good Reason as defined in the U.S. Employee Severance Plan.

“Government Bid” means any offer, quotation, bid or proposal with any Governmental Authority or any prime contractor which, if accepted, would reasonably be expected to result in a Government Contract.

“Government Contract” means any Contract by or between any Company Entity, on the one hand, and any (a) Governmental Authority, (b) prime contractor of a Governmental Authority in its capacity as a prime contractor or (c) subcontractor with respect to any Contract of a type described in clauses (a) or (b), on the other hand. A task, purchase, delivery or work order under a Government Contract does not constitute a separate Government Contract, but is considered part of the Government Contract to which it relates.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal) or (d) self-regulatory organization (including NYSE and TSX).

“Guarantee” has the meaning set forth in the Recitals.

“Guarantor” has the meaning set forth in the Recitals.

“Hazardous Materials” means any material, substance or waste that is (a) defined, classified or otherwise characterized as “hazardous,” or “toxic,” or as a “pollutant,” a “contaminant,” or words of similar meaning and regulatory effect under Environmental Laws or (b) a radioactive material, petroleum or petroleum product, oil, poly and perfluoroalkyl substances, polychlorinated biphenyls or asbestos in any form.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“ICE” has the meaning set forth in Section 2.22(e).

“In-Orbit Company Satellite Reports” has the meaning set forth in Section 2.18(a).

“In-Orbit Satellite” means each satellite owned by a Company Entity that is in orbit, including GeoEye-1, WorldView-1, WorldView-2 and WorldView-3.

“Indebtedness” means, with respect to any Person and without duplication, any of the following monetary liabilities or obligations: (a) indebtedness for borrowed money (other than letters of credit, surety bonds or bank guarantees); (b) indebtedness evidenced by bonds, debentures, notes or other similar instruments or debt securities; (c) liabilities for reimbursement of any obligor on letters of credit, banker’s acceptances or similar instruments, in each case solely to the extent funds have been drawn and are payable thereunder; (d) liabilities pursuant to leases required to be capitalized under GAAP (other than any liabilities pursuant to leases which would not have been required to be capitalized under GAAP prior to the implementation of ASC 842); (e) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (f) any deferred acquisition purchase price or “earn-out” agreements related to past acquisitions; (g) securitization, factoring or other similar arrangements; (h) all guarantees of the obligations of other Persons of the type described in clauses (a) through (g) above and (i) all obligations of other Persons of the type described in clauses (a) through (h) above secured by any Lien on property of such Person; provided that Indebtedness shall not include (x) accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business and (y) liabilities or obligations solely between Company Entities.

“Indemnified Parties” has the meaning set forth in Section 4.8(a).

“Indentures” means, collectively, (a) the Indenture, dated as of June 14, 2022, by and between the Company and Wilmington Trust, National Association, as trustee and collateral agent and (b) the Indenture, dated as of June 25, 2020, by and between the Company and Wilmington Trust, National Association, as trustee and collateral agent, in each case as amended, restated, supplemented or otherwise modified from time to time;

“Indenture” means each of (a) and (b) individually.

“Intellectual Property” means all intellectual property and industrial property, and all corresponding rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction throughout the world or under any international convention, including all: (a) patents and patent applications, including all continuations, divisionals, continuations-in-part, provisionals and patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, product names, trade dress, slogans, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing. and all applications, registrations, renewals and extensions of any of the foregoing (collectively, “Marks”); (c) Internet domain names; (d) copyrights in works of authorship (including Software as a work of authorship), and all registrations, applications, renewals, extensions and reversions of any of the foregoing and all moral rights, however denominated (collectively, “Copyrights”); and (e) trade secret (as such term is defined under the Uniform Trade Secrets Act) (“Trade Secrets”).

x

“Intervening Event” means a material fact, event, change, development or set of circumstances that was not known or reasonably foreseeable to the Company Board as of the date hereof (or if known to the Company Board as of the date hereof, the consequences of which were not known or reasonably foreseeable to the Company Board as of the date hereof) and becomes known to the Company Board prior to the time the Company Stockholder Approval is obtained; provided that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (a) the receipt, existence of or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof; (b) changes in the market price or trading volume of the shares of Company Common Stock or the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period and (c) any material fact, event, change, development or set of circumstances relating to WorldView Legion, including the launch, deployment and post-launch functionality and performance of WorldView Legion.

“IRS” means the United States Internal Revenue Service.

“ITAR” means the U.S. International Traffic in Arms Regulations.

“Key Employee” has the meaning set forth in Section 4.1(b)(xv).

“Knowledge” of a Party means: (a) with respect to the Company, the actual knowledge of the individuals set forth on Section 1.1(b) of the Company Disclosure Schedule; and (b) with respect to Parent, Merger Sub or the Preferred Equity Issuer, the actual knowledge of the individuals set forth on Section 1.1(b) of the Parent Disclosure Schedule.

“Land Remote Sensing Policy Act” means the Land Remote Sensing Policy Act of 1992, as amended, together with all regulations promulgated thereunder, and the implementing rules and regulations of NOAA.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, Order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 2.13(b).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) or investigation by a Governmental Authority brought by or pending before any Governmental Authority or any arbitrator or arbitration panel.

“Legal Restraint” has the meaning set forth in Section 5.1(c).

“Lender Parties” has the meaning set forth in Section 3.7(a).

“Licensed IP” has the meaning set forth in Section 2.14(b).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Losses” has the meaning set forth in Section 4.13(e).

“Made Available” means, with respect to any information, document or other material, that such information, document or other material that: (a) is available on EDGAR as of the date hereof, (b) was posted in the virtual data room maintained by the Company with Intralinks in connection with the Transactions at least 24 hours prior to the execution of this Agreement (c) sent or provided to Parent’s counsel set forth in Section 7.1 prior to the execution of this Agreement.

“Material Contract” has the meaning set forth in Section 2.16(a).

“Material Customer” means the top 15 customers of the Company Entities determined based on the actual revenue received by the Company (on a consolidated basis) during the 12 months ended September 30, 2022.

“Material Supplier” means the top 10 suppliers of the Company Entities determined on the basis of the actual amounts paid for goods and services by the Company (on a consolidated basis) during the 12 months ended September 30, 2022.

“Maximum Annual Premium” has the meaning set forth in Section 4.8(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.5(a).

“Merger Sub” has the meaning set forth in the Preamble.

“MI 61-101” means Canadian Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“NISPOM Rule” means the National Industrial Security Program Operating Manual, as codified at 32 C.F.R. Part 117.

“No Shop Period Start Date” has the meaning set forth in Section 4.3.

“NOAA” means the National Oceanic and Atmospheric Administration, an agency of the U.S. Department of Commerce.

“Non-Recourse Party” has the meaning set forth in Section 7.2.

“Notes” means, collectively, (a) the 7.750% Senior Secured Notes due 2027 issued by the Company pursuant to the Indenture, dated as of June 14, 2022, by and between the Company and Wilmington Trust, National Association, as trustee and collateral agent and (b) the 7.54% Senior Secured Notes due 2027 issued by the Company pursuant to the Indenture, dated as of June 25, 2020, by and between the Company and Wilmington Trust, National Association, as trustee and collateral agent.

“Notice of Change” has the meaning set forth in Section 4.6(c)(i).

“Notice of Change Period” has the meaning set forth in Section 4.6(c)(i).

“Notice of Intervening Event” has the meaning set forth in Section 4.6(c)(ii).

“Notice of Intervening Event Period” has the meaning set forth in Section 4.6(c)(ii).

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any Software that is, or that is derived in any manner (in whole or in part) from any Software that is, licensed, provided, distributed or made available as “free software,” “open source software,” “copyleft software,” “freeware” or “shareware” or under similar licensing or distribution models, including Software licensed pursuant to the GNU General Public License, the GNU Library General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, any Creative Commons “sharealike” license, or any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative.

“Order” means any order, writ, injunction, judgment or decree.

“Owned IP” has the meaning set forth in Section 2.14(b).

“Owned Real Property” has the meaning set forth in Section 2.13(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Breach Notice Period” has the meaning set forth in Section 6.1(g).

“Parent Disclosure Schedule” means the Parent Disclosure Schedule that has been delivered by Parent to the Company on the date of the Agreement.

“Parent Plans” has the meaning set forth in Section 4.7(a).

“Parent Related Parties” has the meaning set forth in Section 6.3(g).

“Parent Termination Fee” has the meaning set forth in Section 6.3(c).

“Parties” has the meaning set forth in the Preamble.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Paying Agent” has the meaning set forth in Section 1.7(a).

“Payment Fund” has the meaning set forth in Section 1.7(a).

“Payoff Amount” has the meaning set forth in Section 4.12(a)(ii).

“Payoff Letter” has the meaning set forth in Section 4.12(a)(ii).

“PBGC” has the meaning set forth in Section 2.23(e).

“Permit” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, including Antitrust Laws, Foreign Investment Laws, Trade Control Laws and CFIUS Laws; or (b) right under any Contract with any Governmental Authority.

“Permitted Lien” means: (a) any Lien for current Taxes not yet due and payable, or being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Liens arising by operation of Law; (c) Liens that arise or are incurred in the ordinary course of business relating to obligations not yet due on the part of the Company Entities or secure a liquidated amount that is being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (d) pledges or deposits to secure obligations under workers’ compensation laws or similar laws or to secure public or statutory obligations; (e) pledges and deposits to secure the performance of bids, trade Contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (f) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (g) pledges or deposits to secure the obligations under existing Indebtedness of the Company Entities; (h) all Liens created or incurred by any owner, landlord, sublandlord or other person in title; (i) minor Liens that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Company Entities; (j) Liens securing the obligations under the Credit Agreement, Indentures and the Receivables Facility Agreement; (k) Liens described in Section 1.1(c) of the Company Disclosure Schedule; and (l) non-exclusive licenses or similar non-exclusive rights to Intellectual Property granted, in each case, in the ordinary course of business.

“Permitted Redactions” has the meaning set forth in Section 3.7(a).

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means all information in any form or media that identifies, could be used to identify or is otherwise related to an individual person or device (including any current, prospective or former customer, end user or employee), in addition to any definition for “personal information” or any similar term provided by applicable Law or by any Company Entity in any of its privacy policies, notices or Contracts (e.g., “personal data,” “personally identifiable information” or “PII”).

“Pre-Closing Period” has the meaning set forth in Section 4.1(a).

“Preferred Bidder Status” means a status as a small business concern, a small disadvantaged business, an 8(a) concern, a service-disabled veteran-owned small business concern, a veteran-owned small business concern, a historically underutilized business zone small business concern, a woman-owned small business concern or a “protégé” under a mentor-protégé agreement or program, or any other preferential status in connection with any Governmental Authority contracting program.

“Preferred Closing Payments Letter” has the meaning set forth in Section 3.7(a).

“Preferred Equity Commitment Letter” has the meaning set forth in Section 3.7(a).

“Preferred Equity Financing” has the meaning set forth in Section 3.7(a).

“Preferred Equity Investor Parties” has the meaning set forth in Section 3.7(a).

“Preferred Equity Issuer” has the meaning set forth in the Preamble.

“Privacy Requirements” means all applicable (a) Laws and the Payment Card Industry Data Security Standard, (b) public-facing privacy policies and (c) written Contractual obligations relating to the Processing of Personal Information.

“Process” or “Processing” means any operation or set of operations which is performed on any Personal Information, whether or not by automated means, such as, without limitation, the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, safeguarding, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Prohibited Modifications” has the meaning set forth in Section 4.13(a).

“Proxy Clearance Date” has the meaning set forth in Section 4.5(c).

“Proxy Statement” has the meaning set forth in Section 4.5(a).

“Qualifying Termination” means a termination by the Company without Cause, by the individual for Good Reason or due to death or Disability.

“Receivables Facility Agreement” means the Limited Recourse Receivables Purchase Agreement, dated as of September 16, 2016, among the Company and ING Bank N.V. (as amended, restated, supplemented or otherwise modified from time to time).

“Redemption Period” has the meaning set forth in Section 4.11(a).

“Representatives” means, with respect to a Person, any director, officer, employee, agent, attorney, accountant, investment banker, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), financing source or other advisor or representative of such Person, in each case acting in their capacity as such.

“Required Financing Amount” has the meaning set forth in Section 3.7(b)(v).

“Required Information” means all financial statements required by numbered paragraphs 6(a) and 6(b) of Exhibit C to the Debt Commitment Letter.

“Required Regulatory Approvals” has the meaning set forth in Section 2.4.

“Restricted Party List” means any list of designated parties maintained under Sanctions or Trade Control Laws, including the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the Entity List maintained by the Bureau of Industry and Security of the U.S. Department of Commerce.

“Rollover Portion” means, with respect to a 2023 Employee RSU, a number of shares of Company Common Stock equal to the excess of (a) the total number of shares of Company Common Stock covered by such 2023 Employee RSU minus (b) the Vesting Portion of such 2023 Employee RSU.

“Sanctioned Country” means any country, region or territory that is the subject of comprehensive Sanctions (as of the date of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).

“Sanctioned Person” means (a) any Person ordinarily located or resident in, or organized under the laws of any Sanctioned Country; (b) any Person named on any Restricted Party List; (c) any Governmental Authority of a Sanctioned Country or Venezuela; and (d) any Person, directly or, to the Knowledge of the Company, indirectly, owned fifty percent (50%) or more or, where applicable under Sanctions, controlled by one or more of any of the foregoing Persons.

“Sanctions” means any economic, trade or financial sanctions laws, regulations, rules or embargoes administered or enforced by the United States (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of Treasury and the U.S. Department of State), the European Union or any EU member state, His Majesty’s Treasury of the United Kingdom, Canada (including without limitation, Canada’s Global Affairs Department) or the United Nations Security Council.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Significant Subsidiary” with respect to an Entity, means any Subsidiary of such Entity that owns assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of such Entity and all of its Subsidiaries taken as a whole.

“Software” means all: (a) software or computer programs of any type, including all software implementations of algorithms, models and methodologies, whether in source code, object code or other form; (b) descriptions, flow-charts and other work product used to design, plan, organize or develop any of the foregoing; (c) screens, user interfaces, report formats, development tools, templates, menus, buttons, images, videos, models and icons; (d) data, databases and compilations of data, including all data and collections of data, whether machine readable or otherwise; and (e) documentation and other materials related to any of the foregoing, including user manuals and training materials.

“Solvent” means, with respect to any Entity, as of any date of determination, (a) the fair value of the assets of such Entity and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debt and liabilities, direct, subordinated, contingent or otherwise, of such Entity and its Subsidiaries on a consolidated basis; (b) the amount of the “fair saleable value” of the assets of such Entity and its Subsidiaries, taken as a whole, exceeds, as of such date, the amount that will be required to pay all “debts” of such Entity and its Subsidiaries, taken as a whole, including contingent liabilities, as such quoted terms are generally determined in accordance with applicable federal Law governing determinations of the insolvency of debtors; (c) such Entity will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged; and (d) such Entity will be able to pay its debts, including contingent liabilities, as they mature.

“Sponsors” has the meaning set forth in the Recitals.

“Stockholder Litigation” has the meaning set forth in Section 4.16.

“Subsidiary” means, with respect to a Person, any other Entity in which such Person: (a) directly or indirectly owns or purports to own, beneficially or of record: (i) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (ii) at least 50% of the outstanding equity, voting or financial interests in such Entity; or (b) any Entity to which such Person is a general partner or managing member (or equivalent).

“Superior Proposal” means a bona fide written offer by a Third Party, made after the date of this Agreement that: (a) did not result from a material breach of Section 4.4; (b) is for at least 50% of the outstanding shares of Company Stock or at least 50% of the consolidated assets of the Company Entities; and (c) is on terms and conditions that the Company Board, in its good faith judgment, after consulting with its independent financial advisor and outside legal counsel, determines to be more favorable from a financial point of view to the Company and the Company stockholders than the Merger, taking into account all relevant terms and conditions of such offer (including the certainty of the proposed financing sources (if financing is required), the certainty of value presented by the proposed transaction consideration, the regulatory approvals that would be required in connection with the consummation of such offer and the certainty that the transaction contemplated by such offer will be consummated in accordance with its terms).

“Surviving Corporation” has the meaning set forth in the Recitals.

“Tail Period” means six years from and after the Effective Time.

“Tax” means any federal, state, local, provincial or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, windfall profits, environmental, customs duties, franchise, withholding, property, sales, use, transfer, accumulated earnings, personal holding company, capital stock, profits, registration, premium, ad valorem, occupancy, occupation, social security, disability, unemployment, workers’ compensation, duty, value added, alternative or add-on minimum, estimated or other similar tax, charge or assessment imposed by a Governmental Authority, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or compliance with any Tax Law.

“Third Party” means any Person, including any “group” as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates or any “group” that includes Parent or any of its Affiliates.

“Trade Control Laws” means trade control aspects of the U.S. Export Administration Regulations, ITAR, U.S. customs regulations, and any other U.S. or non-U.S. applicable Laws pertaining to export and import controls, tariffs, safeguards, antidumping and countervailing duties, quotas, antiboycott, and foreign trade zones.

“Transaction Documents” means this Agreement, the Confidentiality Agreement, the Financing Commitments, the Guarantee and each other document, certificate, and instrument being delivered pursuant to this Agreement.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Treasury Regulations” means any regulations promulgated by the United States Department of the Treasury under the Code.

“Triggering Event” has the meaning set forth in Section 4.6(b).

“TSX” means the Toronto Stock Exchange.

“Vesting Portion” means, with respect to a 2023 Employee RSU, 33% of the number of shares of Company Common Stock (rounded down to the nearest whole share) covered by such 2023 Employee RSU.

“WARN Act” has the meaning set forth in Section 2.22(c).

“Willful Breach” means a material breach or material failure to perform that is the consequence of an act or omission of a Party, with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

“WorldView Legion” means the fleet of six satellites operated by the Company’s Earth Intelligence segment and referred to in the Company SEC Documents as the “WorldView Legion satellites,” “WorldView Legion constellation” or “WorldView Legion.”